    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1996


                                                      REGISTRATION NO. 333-10605

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
                             ---------------------

               FLORIDA                                 7373                               59-3389871
     (State or other jurisdiction          Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number               Identification No.)

                         101 SOUTHHALL LANE, SUITE 210
                            MAITLAND, FLORIDA 32751
                                 (407) 875-9991

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          MITCHEL J. LASKEY, PRESIDENT
                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
                         101 SOUTHHALL LANE, SUITE 210
                            MAITLAND, FLORIDA 32751
                                 (407) 875-9991

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

         RICHARD N. BERNSTEIN, ESQ. AND                            PAUL BERKOWITZ, ESQ. AND
              KAREN Z. ROSEN, ESQ.                                 JOSEPH A. MARINELLO, ESQ.
            COHEN, BERKE, BERNSTEIN,                             GREENBERG, TRAURIG, HOFFMAN,
              BRODIE & KONDELL, P.A.                             LIPOFF, ROSEN & QUENTEL, P.A.
      2601 SOUTH BAYSHORE DRIVE, SUITE 1900                          1221 BRICKELL AVENUE
              MIAMI, FLORIDA 33133                                   MIAMI, FLORIDA 33131
               TEL: (305) 854-5900                                    TEL: (305) 579-0500
               FAX: (305) 857-9322                                    FAX: (305) 579-0717

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                                 MAXIMUM AGGREGATE        AMOUNT OF
      TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          OFFERING PRICE      REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..................................   $30,187,500(1)(2)      $10,409.00
- ---------------------------------------------------------------------------------------------------------
Representatives' Warrants......................................      $1,575,000            $544.00
- ---------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(3)...............................          --                  (4)
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average high and low sales prices of the Company's Common Stock on
    August 19, 1996, as reported by Nasdaq.
(2) Includes 750,000 shares of Common Stock which may be purchased by the Underwriters pursuant to an over allotment option.
(3) Represents shares of Common Stock issuable upon exercise of the Representatives' Warrants together with such indeterminate number of securities as may be issuable by reason of the anti-dilution provisions contained therein.
(4) Pursuant to Rule 457(i), no fee is being paid.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

              REGISTRATION STATEMENT ITEM                      LOCATION IN PROSPECTUS
     ----------------------------------------------  ------------------------------------------
  1. Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus..............  Forepart of the Registration Statement and
                                                       Outside Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Page of
       Prospectus..................................  Inside Front and Outside Back Cover Pages
                                                       of Prospectus; Available Information
  3. Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges...................  Prospectus Summary; Risk Factors
  4. Use of Proceeds...............................  Use of Proceeds
  5. Determination of Offering Price...............  Outside Front Cover Page of Prospectus;
                                                       Underwriting
  6. Dilution......................................  Not Applicable
  7. Selling Security Holders......................  Principal and Selling Shareholders
  8. Plan of Distribution..........................  Outside Front Cover Page; Underwriting
  9. Description of Securities to be Registered....  Description of Capital Stock; Shares
                                                       Eligible for Future Sale; Dividend Policy
 10. Interest of Named Experts and Counsel.........  Legal Matters
 11. Information with Respect to the Registrant
     (a)  Description of Business..................  Prospectus Summary; Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations;
                                                       Business; Financial Statements
                                                       (including the Notes thereto)
     (b)  Description of Property..................  Business -- Facilities
     (c)  Legal Proceedings........................  Business -- Legal Proceedings
     (d)  Common Shares Price Range and Dividends..  Risk Factors; Underwriting; Dividend
                                                       Policy
     (e)  Financial Statements.....................  Financial Statements (including the Notes thereto)
     (f)  Selected Financial Data..................  Prospectus Summary -- Summary Consolidated
                                                       Financial Data; Selected Consolidated
                                                       Financial Data
     (g)  Supplemental Financial Information.......  Prospectus Summary -- Summary Consolidated
                                                       Financial Data
     (h)  Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations.............................  Management's Discussion and Analysis of
                                                       Financial Condition and Results of
                                                       Operations
     (i)  Changes in and disagreements with
            accountants............................  Not Applicable
     (j)  Directors and Officers of Registrant.....  Management
     (k)  Compensation of Directors and Officers...  Management -- Executive Compensation
     (l)  Security Ownership of Certain Beneficial
            Owners and Management..................  Principal and Selling Shareholders
     (m)  Interest of Management in Certain
            Transactions...........................  Management -- Certain Transactions
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS        SUBJECT TO COMPLETION DATED AUGUST 29, 1996


                                5,000,000 SHARES

                     DYNAMIC HEALTHCARE TECHNOLOGIES (LOGO)

                                  COMMON STOCK

                            ------------------------

     Of the 5,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), offered hereby, 4,000,000 shares are being issued and sold by Dynamic Healthcare Technologies, Inc. (the "Company") and 1,000,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."


     The Company has made an application to list the Common Stock on the Nasdaq National Market under the trading symbol "DHTI." The Common Stock is currently traded on the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the trading symbol "DHTI." On August 28, 1996 the last reported sales price for the Common Stock was $6.00.


                            ------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                                    UNDERWRITING                      PROCEEDS
                                      PRICE TO     DISCOUNTS AND    PROCEEDS TO      TO SELLING
                                       PUBLIC      COMMISSIONS(1)    COMPANY(2)   SHAREHOLDERS(3)
- --------------------------------------------------------------------------------------------------
  Per Share.......................        $              $               $               $
- --------------------------------------------------------------------------------------------------
  Total(3)........................        $              $               $               $
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) Does not include additional compensation to the Representatives of Representatives' Warrants entitling the Representatives to purchase up to 250,000 shares of Common Stock. The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $500,000.
(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to
    Company and Proceeds to Selling Shareholders will be $      , $      ,
    $      , and $      , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of the shares will be made on or about
            , 1996 at the offices of Raymond James & Associates, Inc., St. Petersburg, Florida.

RAYMOND JAMES & ASSOCIATES, INC.           VECTOR SECURITIES INTERNATIONAL, INC.

               The date of this Prospectus is             , 1996

                              [Color Photographs]

[The color photograph is of three screens appearing on a computer monitor using DynamicVision Clinical Workstation.]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     This Prospectus may contain trademarks and servicemarks of other parties.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information and share data in this Prospectus (i) have been adjusted to reflect the conversion of all outstanding shares of the Company's Series A Preferred Stock into 968,750 shares of Common Stock and all outstanding shares of the Company's Series B Preferred Stock into 3,750,000 shares of Common Stock concurrently with the consummation of this Offering, and (ii) assume no exercise of the Underwriters' over-allotment option. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Dynamic Healthcare Technologies, Inc. ("Dynamic" or the "Company") is a leading provider of enterprise-wide, patient-centered healthcare information systems. These systems enable hospitals, physician practice groups and integrated delivery networks to capture, store, archive and retrieve clinical, financial and administrative patient information. The Company's products enhance productivity, reduce costs and improve the quality of patient care by providing on-line access to patient information previously maintained on a variety of media, including paper, X-ray film, magnetic disk, and video and audio recordings. The Company's current product lines include clinical information systems for use in laboratory, radiology, anatomic pathology and anesthesiology applications, and imaging and electronic health record solutions. The Company provides support for all of its systems and provides systems integration and other consulting services.

     The Company currently serves over 250 customers in 44 states. Key customers include the University of California at Los Angeles Medical Center, University of Illinois at Chicago Medical Center, Methodist Hospital of Memphis, Memorial Sloan-Kettering Cancer Center, Ohio State University Hospital, Columbia/HCA, Greater Dayton Area Hospital Association, Advocate Health Care, Temple University Hospital, UniHealth and Orlando Regional Health System.

     Utilizing the Company's healthcare information experience, imaging technologies and customer input, the Company is focusing on a new product strategy for electronic health records. The Company's new electronic health record product, DynamicVision, provides connectivity and enabling technologies that integrate clinical and imaging information systems to create an open architecture, multi-media clinical workstation. DynamicVision provides prompt and simultaneous on-line access to information stored in various systems and data repositories located at multiple sites. This information can include documents, medical images such as X-rays, MRIs and CAT scans, and video and audio recordings. DynamicVision is currently being beta-tested and is scheduled for general availability by the end of 1996.

     The healthcare information industry is undergoing rapid and significant change. Cost containment pressures, industry consolidation, the movement toward managed care and rising standards of healthcare quality represent fundamental trends in today's healthcare operating environment. Increasingly, the key to effective cost control and quality management lies in the collection, availability and analysis of medical records in order to assess treatment patterns, resource utilization and outcomes. As a result, the information demands in the healthcare industry are rapidly increasing for caregivers, managers and third party payors. Total healthcare information technology spending in the United States was estimated to be $8.5 billion in 1994, and is projected to reach $13.0 billion by 1997 and $20.0 billion by 2000.

     The Company's new product development, including DynamicVision, employs technical designs based on open architecture at all levels of data capture, information management and workflow, application software and connectivity, which permits platform independence and plug and play capability. Dynamic's strategy to utilize open architecture leverages its own technology with capabilities of leading technology companies, enabling the Company to focus its research and development on healthcare software applications. The Company has entered into strategic relationships with several leading technology developers, including International Business Machines Corporation ("IBM"), Wang Laboratories, Inc. ("Wang") and others, to gain access to certain technologies that are integrated into the Company's systems. The Company's platform independent systems run on a variety of operating systems, including UNIX, Windows 95/NT, IBM AS/400 and other proprietary platforms. Dynamic's systems are developed using Internet/Intranet standards and protocols, are fully scaleable and preserve the customers' investment in existing systems. The Company believes its technical designs and strategic relationships enable it to respond more rapidly to changes in core technologies at a lower cost than companies utilizing proprietary information systems.

     The Company's objective is to be the leading provider of enterprise-wide, patient-centered healthcare information systems that enable the efficient capture, storage, archival and retrieval of electronic health information and the secure sharing of this information across the continuum of care throughout a patient's lifetime. To achieve this objective, the Company intends to employ the following strategies: (i) aggressively expand its position in the rapidly growing electronic health record market through the commercial availability of DynamicVision; (ii) focus on cross-selling additional applications and services to existing and new customers; (iii) provide solutions utilizing open architecture that offer cost-effective and flexible information solutions; (iv) maintain its technological advantage by investing in proprietary research and development for healthcare software applications while integrating state-of-the-art technology through strategic relationships with industry leading technology companies; and (v) acquire complementary businesses, products and technologies.

     The Company was originally incorporated in California in 1977, reincorporated in Nebraska in 1982 and subsequently reincorporated in Florida in 1996. The Company's executive offices are located at 101 Southhall Lane, Suite 210, Maitland, Florida 32751, its telephone number is (407) 875-9991 and its World Wide Web address is http://www.dht.com.

                                  THE OFFERING

Common Stock Offered by the Company.....................   4,000,000 shares
Common Stock Offered by the Selling Shareholders........   1,000,000 shares
Common Stock to be Outstanding after the Offering.......   15,400,536 shares(1)
Use of Proceeds.........................................   Repayment of indebtedness;
                                                           expansion of sales, marketing and
                                                           distribution; research and
                                                           development; general corporate
                                                           purposes, including working
                                                           capital; and potential
                                                           acquisitions. See "Use of
                                                           Proceeds."
Nasdaq Symbol...........................................   DHTI

- ---------------


(1) Does not include 1,908,190 shares issuable upon the exercise of outstanding options and warrants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                     YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                             ----------------------------------------   ---------------------------------
                                                        1995             1995              1996
                                                ---------------------   ------   ------------------------
                              1993    1994(1)   ACTUAL   PRO FORMA(2)   ACTUAL   ACTUAL(3)   PRO FORMA(2)
                             ------   -------   ------   ------------   ------   ---------   ------------
STATEMENT OF OPERATIONS
  DATA:
Total operating revenues...  $9,688    $6,987   $8,886     $ 14,150     $4,502    $ 6,317        $7,323
Operating income (loss)....     253    (3,559)    (162)        (219)      (503)      (417)       (1,537)
Net earnings (loss)........     246    (4,307)    (513)        (646)      (706)      (522)       (1,632)
Earnings (loss) per common
  share....................   $0.05    $(0.78)  $(0.08)      $(0.10)    $(0.11)   $ (0.08)       $(0.25)
Weighted average common
  shares outstanding.......   5,363     5,536    6,443        6,443      6,295      6,619         6,619


                                                                             JUNE 30, 1996
                                                                      ----------------------------
                                                                        ACTUAL      AS ADJUSTED(4)
                                                                      -----------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................       $771        $ 19,950
Working capital.....................................................        122          19,301
Total assets........................................................     11,040          30,219
Long-term obligations, net of current maturities....................      2,922             234
Series A preferred stock............................................         10              --
Series B preferred stock............................................         38              --
Total shareholders' equity..........................................      3,597          25,537


- ---------------

(1) Includes the operating results and related financial information since the acquisition of Dynamic Technical Resources, Inc. on August 23, 1994, accounted for by the purchase method.

(2) Gives effect to the acquisition of Dimensional Medicine, Inc. ("DMI") as if the acquisition occurred on January 1, 1995. See "Pro Forma Condensed Consolidated Statements of Operations."

(3) Includes the operating results and related financial information since the acquisition of DMI on May 1, 1996, accounted for by the purchase method.

(4) Adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company at an assumed offering price of $6.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this Prospectus before deciding to invest in the Common Stock offered hereby.

     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") which represent the Company's expectation or beliefs including, but not limited to, statements regarding growth in sales of the Company's products, profit margins and the sufficiency of the Company's cash flow for its future liquidity and capital resource needs. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, including those described below.

RECENT LOSSES; POTENTIAL NEED FOR ADDITIONAL FINANCING

     The Company has in recent periods incurred operating losses. The Company incurred a net loss of $513,000 for the year ended December 31, 1995 and a net loss of $522,000 for the six months ended June 30, 1996. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis or that it will be able to sustain or increase revenue growth. The Company believes that the net proceeds from this Offering, together with funds from operations, will be sufficient to finance the Company's foreseeable cash requirements for at least the next twelve months. If the Company requires additional funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The inability to obtain such financing, if necessary, could have a material adverse effect on the Company. If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF MARKET DEVELOPMENT, DELIVERY AND ACCEPTANCE OF THE COMPANY'S SYSTEMS

     The market for electronic health record systems and clinical information systems is relatively new and may not develop as the Company expects, which could have a material adverse effect on the Company. The Company's success is dependent upon market acceptance of its systems. The Company's future success and financial performance will depend in large part on the Company's ability to continue to meet the increasingly sophisticated needs of its customers through the timely development and successful introduction of enhanced versions of its existing systems, complementary systems and new systems. There can be no assurance that the Company will successfully complete, develop, introduce and market new systems or system enhancements, or that systems or system enhancements currently in development or that may be developed by the Company in the future will meet the requirements of healthcare providers and achieve market acceptance. The Company has experienced delays from time to time in completing the development of new or enhanced systems and may experience additional delays in the future. The inability of the Company to develop and deliver new systems on a timely basis could have a material adverse effect on the Company. Changing prices of computer hardware could have a material effect on the cost of products sold and the related selling price of software and hardware sales.

VARIABILITY OF QUARTERLY OPERATING RESULTS; EXTENDED SALES CYCLE

     The Company's revenues and operating results may vary significantly from quarter to quarter as a result of a number of factors, many of which are outside the Company's control. These factors include, among others, the magnitude of customer agreements; unpredictability in the number and timing of systems sales; length of the sales cycle; possible delays in the installation process; and changes in the customer's financial condition or budget. The Company's systems may be implemented in several phases, in some cases over several years. The decision by a healthcare provider to replace, substantially modify or upgrade its information systems involves a large capital commitment and an extended review and approval process. The sales cycle for the Company's systems is typically six to eighteen months from initial contact with a customer to execution of a master sales agreement with the Company. During this period, the Company may expend substantial time, effort and funds preparing proposals and negotiating a master sales agreement with no certainty of an agreement being reached.

     The Company's revenue recognition policies vary depending upon the source of revenue and recognition does not necessarily coincide with payment. As a result of many factors, including the timing of system sales and installations, there may be significant variations in operating results from quarter to quarter. In the past, customers have delayed installations from the originally scheduled installation date and have modified the original system configuration. There can be no assurance that customers will not cancel all or portions of master sales agreements in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON THIRD PARTIES

     The Company enters into strategic relationships for the non-exclusive use of information management technologies of leading technology developers. Among others, the Company has entered into agreements with IBM for its Medical RecordsPlus imaging software and with Wang for its Physician Workstation and OPEN/software products. There can be no assurance that these companies will continue these strategic relationships with the Company or that the Company will obtain rights to newly developed technologies of these companies or other technology developers. The Company's products are based upon industry adherence to open architecture systems. In the event that a non-open architecture standard is developed and widely accepted, the Company may need to change its interfaces or develop its own information management technology. There can be no assurance that the Company's efforts to develop such technology would be successful or that there would be adequate funds available for such effort. Furthermore, there can be no assurance that the Company's relationship with IBM, Wang or others will be successful or that any similar relationships will develop or be successful. See "Business -- Strategic Relationships" and "Business -- Competition."

ABILITY TO MANAGE GROWTH

     The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's service and support operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and anticipated customer base, the Company believes that it will have to increase its workforce substantially, which will require the Company to attract, train, motivate, manage and retain highly qualified employees. The Company's ability to manage its planned growth also will require the Company to continue to expand its operational, management and financial systems and controls, all of which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing growth that does occur, there could be a material adverse effect on the Company. See "Use of Proceeds" and "Business -- Strategy."

DEPENDENCE UPON KEY PERSONNEL

     The Company's business is dependent upon the performance of its senior executives. The loss of the services of one or more of those individuals or the Company's inability to attract, motivate and retain highly qualified employees in the future could have a material adverse effect on the Company. The Company maintains key man life insurance policies in the amount of $2.0 million on the lives of each of Mitchel J. Laskey and David M. Pomerance. See "Management."

COMPETITION; RAPID CHANGES IN TECHNOLOGY

     The market for information technology in the healthcare industry is intensely competitive. Many of the Company's competitors have significantly greater financial, research and development, technical and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services they offer. The Company's systems compete both with other technologies and with similar systems developed by other companies. Other major information management companies, including the companies with whom the Company has strategic relationships, may enter the markets in which the Company competes. Competitive pressures and other factors, such as new system introductions by the Company's competitors, may result in significant pricing pressures that could have a material adverse effect on the Company. In addition, in the professional and technical consulting segment, the Company competes with the consulting divisions of national accounting firms as well as national and regional healthcare specialty consulting firms.

     The computer and information systems industries are characterized by rapid technological advances in both software and hardware, frequent new product introductions and enhancements as well as changes in customer needs. New developments of software or hardware could have a material adverse effect on the Company's sales or render the Company's systems non-competitive or obsolete. To respond to rapidly changing technology, the Company will be required to make substantial continuing investments in research and development, and there can be no assurance that its efforts will be successful or that there will be adequate funds available for such efforts. During the period from January 1, 1994 through June 30, 1996, the Company spent $5.0 million on software development. The Company believes that to sustain its growth it must continue to devote substantial resources to its product development efforts, including DynamicVision, PACsPlus+ and Monitrax, and the maintenance and enhancement of its existing products. See "Business -- Strategy" and "Business -- Competition."

RESTATED FINANCIAL REPORTS

     In July 1994, David M. Pomerance, a non-employee director, was appointed Chief Executive Officer and President of the Company, and James Terrano, the former Chief Executive Officer and President of the Company, was appointed Executive Vice President. In August 1994, the Company merged with Dynamic Technical Resources, Inc. ("DTR"). Following the merger, Mitchel J. Laskey, the former chief executive officer and principal shareholder of DTR, was appointed the Company's President. In September 1994, the Company's Chief Financial Officer was dismissed and replaced by Paul S. Glover. In October 1994, Messrs. Laskey, Pomerance and Glover ("New Management") discovered possible misapplication and errors in the application of generally accepted accounting principles relating to the Company's method of income recognition in its previously issued financial statements. In November 1994, the Company's Audit Committee authorized an independent internal investigation which revealed that the Company's financial statements during certain periods prior to September 30, 1994 had improperly recognized income and recommended that the Company restate and amend its previously reported financial statements for the years ended December 31, 1992 and 1993 and for the quarters ended March 31, June 30, and September 30, 1994. Effective December 2, 1994, Mr. Terrano's employment was terminated and his resignation as a director was accepted. The Company no longer employs any of the 12 senior managers who held such positions in July 1994. Of the 90 employees of the Company in July 1994, 84 are no longer associated with the Company. In January 1995, restated financial statements were filed with the Securities and Exchange Commission ("SEC") and Nasdaq. Shortly thereafter, the Company's prior auditors were dismissed and its current auditors were retained. In April 1995, the SEC commenced an investigation related to the Company's previous revenue recognition practices. The Company has fully cooperated with the SEC's investigation, has not received any substantive correspondence from the SEC with respect to the investigation since December 1995 and does not believe that it or New Management is the target of any SEC proceeding. There can be no assurances, however, that an SEC proceeding will not be commenced against the Company, New Management or prior management, or, if commenced, will not result in substantial fines and penalties that could have a material adverse effect on the Company. In addition, while the Company has received no notification of any claims arising from the financial statements discussed above, and while the Company believes that the statute of limitations has expired with respect to any material potential claims, there can be no assurances that actions will not be brought and that such actions, if determined adversely to the Company, would not have a material adverse effect on the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     The Company's stock price has experienced significant volatility over the past several years. Moreover, the stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, which may be unrelated to the operating performance of particular companies. Market fluctuations and factors, such as announcements of technological innovations or new products by the Company, its competitors or third parties, as well as market conditions in the computer software or hardware industries and healthcare reform measures, may have a significant effect on the market price of the Company's Common Stock. Since the Company recognizes revenues for certain products upon the completion of identified milestone conditions, delays in meeting such conditions could result in the shift of revenue recognition from one quarter to another. Any such shift could adversely impact the results of operations for a particular quarter, which in turn could cause fluctuations in the Company's stock price. See "Price Range of Common Stock."

DEPENDENCE UPON PROPRIETARY SOFTWARE

     The Company's healthcare information systems consist primarily of the Company's software integrated with third party hardware and software. The Company does not hold any patents nor has it filed copyrights with respect to any of its software systems. To protect its proprietary rights, the Company primarily relies upon trade secrets, copyright laws and confidentiality agreements with employees and customers. These safeguards provide only limited protection, and competitors may imitate the Company's systems and attempt to integrate the same or similar third party systems into systems competitive with those licensed by the Company. Furthermore, there can be no assurance that others will not independently develop systems similar or superior to those of the Company. There has been substantial litigation regarding intellectual property rights in the computer industry. Although no such litigation is pending or threatened against the Company, there can be no assurance that third parties will not assert infringement claims against the Company in the future. Moreover, the Company may need to initiate litigation from time to time to enforce or protect the Company's intellectual property rights and to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company. See "Business -- Intellectual Property."

UNCERTAINTY RELATED TO ACQUISITIONS

     The Company may pursue the acquisition of complementary businesses, products or technologies. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, or that any acquired operations will be successfully integrated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Strategy."

UNCERTAINTY IN HEALTHCARE INDUSTRY; GOVERNMENT REGULATION

     The healthcare industry is undergoing significant and rapid changes, including the consolidation of hospitals and other healthcare providers to form integrated delivery networks as well as market-driven and government initiatives to reform healthcare, which the Company anticipates will affect the operation and procurement process of healthcare providers. The increased bargaining power of such combined enterprises and their focus on cost containment could force the Company to reduce prices for its systems, which could have a material adverse effect on the Company. As the number of hospitals and other healthcare providers decreases due to further industry consolidation, each potential sale of the Company's systems becomes more significant and competition for each sale will be greater. Such consolidation also creates the possibility that the Company's customers could cancel their master sales agreements if the other healthcare information providers involved in the consolidation have installed or selected a competing or potentially incompatible information system. Further, healthcare providers may react to proposed federal and state reform measures and cost containment pressures by curtailing or delaying investments, including those for the Company's systems and related services. Although the effects of federal and state initiatives for healthcare reform are unknown, the Company believes that competitive factors in the healthcare industry will continue to drive reform of healthcare delivery. The Company cannot predict with any certainty what impact, if any, such market and government initiatives might have on the Company.


     The United States Food and Drug Administration ("FDA") has issued a draft guidance document addressing the regulation of certain computer products as devices under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). To the extent that computer software is classified as a device under the applicable regulations, the manufacturers of such products could be required, depending upon the product, to: (i) register and list their products with the FDA; (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or (iii) obtain FDA clearance by filing a pre-market application that establishes the safety and effectiveness of the product. Compliance with these requirements can be burdensome, time consuming and expensive and there can be no assurance that the Company will ultimately be able to obtain the required FDA clearances to market its products. The Company has two products considered devices under the FFDCA. Failure to obtain or maintain compliance with FDA regulations could result in withdrawal of the products from the market, which could have a material adverse effect on the Company. See "Business -- Government Regulation."


POTENTIAL LIABILITY TO CUSTOMERS OR THIRD PARTIES

     Certain of the Company's systems provide access to patient information used by physicians and other medical personnel in providing medical care. The medical care provided by physicians and other medical personnel is subject to numerous medical malpractice risks and other claims. The Company may be subject to claims by parties who may seek damages from any or all persons or entities connected to the process of delivering patient care. Although the Company maintains liability insurance to protect against certain claims associated with the use of its systems, there can be no assurance that the Company will not be subject to product liability or other claims and that its insurance coverage and the contractual limitations on liability typically contained in master sales agreements will provide adequate protection. A successful claim brought against the Company, or unsuccessful claims causing a substantial expenditure of funds and a diversion of management's time and resources, could have a material adverse effect on the Company. While the Company has been able to obtain liability insurance, there can be no assurance that the Company will be able to maintain such insurance or that it will continue to be available on terms acceptable to the Company or at all.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of shares of Common Stock in the public market after this Offering or the perception that such sales could occur may adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have 15,400,536 shares of Common Stock outstanding. All 5,000,000 shares offered hereby will be freely tradeable. In a registration statement which is intended to become effective concurrently with the registration statement of which this Prospectus is a part, 6,278,746 shares of Common Stock are being registered by certain shareholders of the Company, which will result in all of the shares of Common Stock outstanding and underlying options and warrants being registered. The holders of substantially all the shares of Common Stock being offered in the concurrent offering have agreed with the Underwriters not to sell or otherwise dispose of any of such shares for a period of 180 days after the closing of the Offering. Of the shares of Common Stock outstanding and underlying options and warrants, 4,979,596 shares are held by persons deemed "affiliates" of the Company as such term is defined in Rule 144 and are subject to the "manner of sale" restrictions under Rule 144. See "Principal and Selling Shareholders," "Description of Capital
Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

EFFECTS OF AUTHORIZED BUT UNISSUED STOCK AND CERTAIN ANTI-TAKEOVER
CONSIDERATIONS

     The Company's Board of Directors has the authority to issue 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. There are 1,055,938 shares of Series A Preferred Stock authorized, of which 968,750 shares are outstanding and 4,384,375 shares of Series B Preferred Stock authorized, of which 3,750,000 shares are outstanding. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are being mandatorily converted to shares of Common Stock on a one-to-one basis concurrently with the consummation of this Offering. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, as well as certain provisions of the Company's Articles of Incorporation and By-laws and of Florida law, could have the effect of delaying, deferring or preventing a change in control of the Company or removal of management and may limit the price certain investors may be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock."

BROAD DISCRETION IN USE OF PROCEEDS

     The Company intends to use the net proceeds of this Offering to finance the expansion of the Company's sales and marketing force, for research and development, to repay outstanding indebtedness and for other general corporate purposes, including working capital. A portion of the net proceeds may also be used for acquisitions of complementary businesses, products and technologies, although the Company currently has no agreements or commitments with respect to any such transactions. Accordingly, the Company will have broad discretion as to the application of such proceeds. An investor will not have the opportunity to evaluate the economic, financial and other relevant information which will be utilized by the Company in determining the application of such proceeds. See "Use of Proceeds."

NO DIVIDENDS

     The Company intends to retain future earnings for use in its business and does not anticipate paying any cash dividends on shares of its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses, assuming a public offering price of $6.00 per share, are estimated to be $21.9 million (approximately $25.3 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds to expand its sales, marketing and distribution channels by hiring additional sales and marketing personnel, to expand research and development, to repay outstanding indebtedness and for general corporate purposes, including working capital. The indebtedness intended to be repaid consists of the principal amount and accrued interest outstanding under (i) a $2.8 million promissory note (the "Bank Note") and (ii) unsecured promissory notes ("Unsecured Notes") in the aggregate amount of $1.0 million payable to certain officers, directors and other parties affiliated with the Company. The Bank Note bears interest at the lender's prime rate plus two percent per annum and matures on March 31, 1998. As of July 31, 1996, the rate of interest on the Bank Note was 10 1/4% per annum. The Unsecured Notes bear interest at a rate of 13% per annum and mature upon the earlier of the completion of this Offering or November 14, 1996. See "Certain Transactions." A portion of the net proceeds may also be used for acquisitions of complementary businesses, products and technologies, although the Company currently has no agreements or commitments with respect to such transactions.


     Pending application of the net proceeds to the Company from this Offering, the Company intends to invest in United States government securities, United States government guaranteed obligations, short-term certificates of deposit or other investment grade securities.


     The expected use of the net proceeds from this Offering is subject to change based upon factors such as competing technologies, market developments and the cost of sales and marketing. The Company believes that the net proceeds of this Offering, in addition to operating cash flow, will be sufficient to finance the Company's planned growth and cash requirements for at least the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Company will not receive any proceeds from the sale of the 1,000,000 shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                 CAPITALIZATION


     The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company which reflects the conversion of the Company's Series A Preferred Stock and Series B Preferred Stock into Common Stock upon consummation of this Offering, and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of 4,000,000 shares of Common Stock by the Company (at an assumed offering price of $6.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                          JUNE 30, 1996
                                                               ------------------------------------
                                                                          (IN THOUSANDS)
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED(2)
                                                               -------   ---------   --------------
Long-term obligations........................................   $2,922     $2,922           $234
                                                               --------    ------        --------
Shareholders' equity:
  Series A preferred stock, $0.01 par value (liquidating
     preference of $792,438); 1,055,938 shares authorized;
     968,750 shares outstanding actual; none outstanding, pro
     forma and pro forma as adjusted.........................       10         --             --
  Series B preferred stock, $0.01 par value (liquidating
     preference of $3,067,500); 4,384,375 shares authorized;
     3,750,000 shares outstanding actual; none outstanding,
     pro forma and pro forma as adjusted.....................       37         --             --
  Common stock, $0.01 par value, 20,000,000 shares
     authorized; 6,681,886 shares outstanding actual;
     11,400,536 pro forma and 15,400,536 pro forma as
     adjusted(1).............................................       67        114            154
  Additional paid-in capital.................................   12,955     12,955         34,855
  Deficit....................................................   (9,472)    (9,472)        (9,472)
                                                               --------    ------        --------

       Total shareholders' equity............................    3,597      3,597         25,537
                                                               --------    ------        --------

            Total capitalization.............................   $6,519     $6,519        $25,771
                                                               ========    ======        =======


- ---------------


(1) Excludes approximately 1,908,190 shares issuable upon the exercise of stock options to be outstanding upon consummation of this Offering.


(2) Adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company at an assumed offering price of $6.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                          PRICE RANGE OF COMMON STOCK


     The Common Stock is quoted on the Nasdaq SmallCap Market under the trading symbol "DHTI." The following table sets forth the range of quarterly high and low bid quotations per share for the Common Stock for the periods indicated, as reported by Nasdaq. The Company has made an application to list the Common Stock on the Nasdaq National Market under the trading symbol "DHTI."



                                                                                COMMON STOCK
                                                                               ---------------
                                                                                HIGH     LOW
                                                                               ------   ------
1996:
  Third Quarter (through August 28)..........................................  $6.375   $3.750
  Second Quarter.............................................................   7.375    2.250
  First Quarter..............................................................   2.375    1.625
1995:
  Fourth Quarter.............................................................  $2.313   $1.000
  Third Quarter..............................................................   1.125    0.625
  Second Quarter.............................................................   1.000    0.875
  First Quarter..............................................................   1.375    0.875
1994:
  Fourth Quarter.............................................................  $2.000   $1.000
  Third Quarter..............................................................   1.875    1.500
  Second Quarter.............................................................   2.125    1.750
  First Quarter..............................................................   2.750    2.000



     The latest reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market on August 28, 1996 was $6.00 per share. The number of registered record holders of Common Stock at August 5, 1996 was 453. The Company believes that there are in excess of 1,500 beneficial owners of the Common Stock.


                                DIVIDEND POLICY

     No cash dividends have been paid on Common Stock to date, and none are anticipated in the foreseeable future. Any future determination concerning the payment of cash dividends will depend upon the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Company's Board of Directors. In addition, the loan agreement between the Company and its primary lender prohibits the payment of dividends under certain conditions.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     Except for the pro forma information, the following selected consolidated financial data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 was derived from the financial statements of the Company which have been audited by the Company's independent auditors. The following selected consolidated financial data for the six months ended June 30, 1995 and 1996, have been derived from the unaudited consolidated financial statements of the Company, which in the Company's opinion include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Financial Statements and Notes thereto.



                                               YEAR ENDED DECEMBER 31,                         SIX MONTHS ENDED JUNE 30,
                             -----------------------------------------------------------   ---------------------------------
                                                                           1995             1995              1996
                                                                   ---------------------   ------   ------------------------
                              1991     1992      1993    1994(1)   ACTUAL   PRO FORMA(2)   ACTUAL   ACTUAL(3)   PRO FORMA(2)
                             ------   -------   ------   -------   ------   ------------   ------   ---------   ------------
STATEMENT OF OPERATIONS
  DATA:
Operating revenues:
  Computer system equipment
    sales and support....... $4,472    $3,712   $3,961   $1,873   $1,101        $2,619      $742      $1,592        $2,037
  Application software
    licenses................  2,828     3,066    3,578    1,849    2,429         4,477     1,547       1,306         1,339
  Software support..........  1,387     1,633    2,149    2,550    3,731         4,898     1,696       2,295         2,728
  Services and other........     --        --       --      715    1,625         2,156       516       1,124         1,217
                             ------    ------   ------   ------    ------       ------     ------     ------        ------
        Total operating
          revenues..........  8,687     8,411    9,688    6,987    8,886        14,150     4,501       6,317         7,321
                             ------    ------   ------   ------    ------       ------     ------     ------        ------
Costs and expenses:
  Cost of products sold.....  3,181     2,850    3,159    1,547      881         1,887       659       1,359         1,738
  Client services
    expenses................    852     1,236    1,437    2,601    2,825         4,386     1,365       2,003         2,567
  Software development
    costs...................  1,043     1,388    1,425    1,775    1,643         3,024       915         827         1,242
  Sales and marketing.......  1,450     1,655    2,032    1,718    1,931         2,689     1,118       1,536         1,744
  General and
    administrative..........  1,084     1,358    1,382    2,219    1,768         2,383       948       1,009         1,568
  Loss from discontinuance
    of product line(4)......     --     2,000       --       --       --            --        --          --            --
  Restructuring costs(5)....     --        --       --      686       --            --        --          --            --
                             ------    ------   ------   ------    ------       ------     ------     ------        ------
        Total costs and
          expenses..........  7,610    10,487    9,435   10,546    9,048        14,369     5,005       6,734         8,859
                             ------    ------   ------   ------    ------       ------     ------     ------        ------
Operating income (loss).....  1,077    (2,076)     253   (3,559 )   (162 )        (219)     (504 )      (417)       (1,538)
Other income (expense)......     (7)      (42)      (7)    (748 )   (351 )        (427)     (203 )      (105)          (95)
                             ------    ------   ------   ------    ------       ------     ------     ------        ------
Net earnings (loss)......... $1,070   $(2,118)    $246  $(4,307)   $(513 )       $(646)    $(707 )     $(522)      $(1,633)
                             ======    ======   ======   ======    ======       ======     ======     ======        ======
Earnings (loss) per common
  share.....................  $0.22    $(0.40)   $0.05   $(0.78 ) $(0.08)       $(0.10)   $(0.11)     $(0.08)       $(0.25)
                             ======    ======   ======   ======    ======       ======     ======     ======        ======
Weighted average common
  shares outstanding........  4,882     5,266    5,363    5,536    6,443         6,443     6,295       6,619         6,619

- ---------------

(1) Includes the operating results and related financial information since the acquisition of Dynamic Technical Resources, Inc. on August 23, 1994, accounted for by the purchase method.
(2) Gives pro forma effect to acquisition of DMI assuming such transaction occurred on January 1, 1995. See "Pro Forma Condensed Consolidated Statement of Operations."

(3) Includes the operating results and related financial information since the acquisition of DMI on May 1, 1996, accounted for by the purchase method.


(4) The Company recorded a one time charge of $2.0 million relating to the estimated losses and write-downs associated with the discontinuance of a product line operating on the Prime computer platform, which was no longer commercially available.

(5) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note F of the December 31, 1995 financial statements included herein.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RECENT HISTORY


     During the period from July 1994 through December 1994, the Company underwent a significant management restructuring which included a change in all senior management personnel. During this process, the Company retained a new senior management team comprised of Messrs. David M. Pomerance, Mitchel J. Laskey and Paul S. Glover ("New Management"). During the year ended December 31, 1995, the Company completed a restructuring plan (the "Restructuring Plan") begun during 1994 and developed and executed a refinancing plan (the "Refinancing Plan"). In addition, the Company changed its name to Dynamic Healthcare Technologies, Inc. and re-engineered its product strategy to provide the healthcare industry with a comprehensive electronic health record solution which included the announcement of its new DynamicVision product.


     The Restructuring Plan resulted in the closing of the Company's Lincoln, Nebraska facility, the relocation of sales, marketing, accounting and administrative personnel to Orlando, Florida and the organization of a national support center based in Orlando, Florida. Throughout the restructuring process, New Management maintained a commitment to preserving its customer base by improving customer satisfaction. The Restructuring Plan included a re-engineering of the Company's laboratory product line, enhancement of product quality control processes and standards, the timely delivery of scheduled installations and a commitment to meeting all outstanding customer contract obligations. During the restructuring process, New Management determined that additional financing was required. The Company was in default of certain financial covenants contained in the loan agreement with its primary lender, and was delisted from the Nasdaq stock market system for failing to meet the continuing maintenance requirements of such listing.

     In July 1995, the Company completed the private placement of Subordinated Convertible Notes (the "Notes"), with detachable warrants, for an aggregate consideration of $775,000. In November 1995, the Notes were converted into an aggregate of 968,750 shares of the Company's newly designated Series A Preferred Stock. In December 1995, the Company completed the private placement of 3,750,000 shares of Series B Preferred Stock for an aggregate consideration of $3,025,000. The final phase of the Refinancing Plan included the restructuring of the Company's $3,500,000 demand line of credit into a long-term $2,800,000 note, payable in monthly installments, based upon a 17 1/2 year amortization and a balloon payment in March 1998. The Company subsequently regained listing on the Nasdaq SmallCap Market in December 1995.

     Following the completion of the Restructuring Plan and the Refinancing Plan, the Company shifted its focus to new product development. Utilizing the Company's healthcare information experience, document imaging technologies and customer input, the Company focused on a new product strategy for electronic health records. The Company's new electronic health record product, DynamicVision, provides connectivity and enabling technologies that integrate clinical and imaging information systems to create an open architecture, multi-media clinical workstation. In February 1996, the Company demonstrated DynamicVision at a major industry trade show. As a direct result of that demonstration, the Company signed a beta-site agreement with an existing customer. The beta-site installation commenced in July 1996.

     In May 1996, the Company completed the acquisition of Dimensional Medicine, Inc. ("DMI") in order to strategically expand its customer base as well as the Company's clinical information systems product offerings. The DMI office in Minnetonka, Minnesota was subsequently converted into the Company's radiology technology center.

     On June 10, 1996, the Company announced the appointment of Nikhil A. Bhatt as Senior Vice President and Chief Technical Officer. In addition, David M. Pomerance was named Chairman of the Board and Mitchel J. Laskey was named Chief Executive Officer in addition to retaining his positions as President and Treasurer.

OVERVIEW

     The Company's revenues are derived from (i) computer equipment sales and support, (ii) application software licenses, (iii) software support and (iv) services and other revenues. The Company generally recognizes revenues from computer equipment sales at the time the products are shipped. Computer system equipment sales and support revenues include hardware support contracts for a specific period from which revenue is recognized ratably over the corresponding contract period. Application software license revenues are recognized when application software is delivered to the customer. Installation and training service revenues, included with application software licenses, are recognized as the services are performed. Software support revenues principally include contracts for remote dial-up problem diagnosis, maintenance and corrective support services, each of which covers a specified period for which revenue is recognized ratably over the corresponding contract period. Services and other revenues include project management, training, consulting, custom programming services, post-contract support obligations and other services, which are provided under separate contract and are recognized as services are performed. Revenues from professional services and maintenance and support services typically increase as the number of installed systems increases.

     Cost of products sold includes the cost of hardware sold, costs of third party software licenses and hardware support subcontracts. Client service expense includes the direct and indirect costs associated with implementation and support personnel. Software development costs include the direct and indirect salaries and wages of software research and development personnel, direct research and development expenses, and software amortization expense, reduced by capitalized software development costs. Software development costs are expensed until such time as technological feasibility is established and then are capitalized in compliance with Statement of Financial Accounting Standards No. 86 "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Sales and marketing costs include direct and indirect salaries, commissions, joint marketing costs, advertising, trade show costs, user group costs and travel and entertainment expenses related to the sale and marketing of the Company's products and services. General and administrative expenses include salaries and expenses for corporate administration, financial, legal and human resources.

     The sales cycle for the Company's systems is typically six to eighteen months from initial contact to contract signing. The product delivery cycle is variable. Based on the customer's implementation plan, product delivery may take two or more years, particularly with enterprise-wide electronic healthcare record solutions involving significant and continuing customer service requirements. Accordingly, the product delivery cycle depends upon the combination of products purchased and the implementation plan defined by the customer in the master sales agreement. Each customer contract is separately negotiated. The installation schedule for a clinical information systems, or departmental electronic healthcare record implementations, typically require six to twelve months. Under its standard master sales agreement, the Company generally receives a partial payment upon execution of the agreement, a hardware installment payment upon delivery of hardware, installation progress payments upon the completion of defined milestones and final payment, which may vary with each contract.

RESULTS OF OPERATIONS

     The following table sets forth, for each of the periods indicated, certain selected statement of operations data expressed as a percentage of revenues:

                                                                                 SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                 -------------------------     ---------------
                                                 1993      1994      1995      1995      1996
                                                 -----     -----     -----     -----     -----
    Operating revenues:
      Computer system equipment sales and
         support...............................   40.9%     26.8%     12.4%     16.5%     25.2%
      Application software licenses............   36.9      26.5      27.3      34.4      20.7
      Software support.........................   22.2      36.5      42.0      37.7      36.3
      Services and other.......................     --      10.2      18.3      11.4      17.8
                                                 -----     -----     -----     -----     -----
              Total operating revenues.........  100.0     100.0     100.0     100.0     100.0
                                                 -----     -----     -----     -----     -----
    Costs and expenses:
      Cost of products sold....................   32.6      22.1       9.9      14.7      21.5
      Client services expenses.................   14.8      37.2      31.8      30.3      31.7
      Software development costs...............   14.7      25.4      18.5      20.3      13.1
      Sales and marketing......................   21.0      24.6      21.7      24.8      24.3
      General and administrative...............   14.3      31.8      19.9      21.1      16.0
      Restructuring costs......................     --       9.8        --        --        --
                                                 -----     -----     -----     -----     -----
              Total costs and expenses.........   97.4     150.9     101.8     111.2     106.6
                                                 -----     -----     -----     -----     -----
    Operating income (loss)....................    2.6     (50.9)     (1.8)    (11.2)     (6.6)
    Other income (expense).....................   (0.1)    (10.7)     (4.0)     (4.5)     (1.7)
                                                 -----     -----     -----     -----     -----
    Net earnings (loss)........................    2.5%    (61.6)%    (5.8)%   (15.7)%    (8.3)%
                                                 =====     =====     =====     =====     =====

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Operating Revenues. The Company's total consolidated operating revenues were $6,317,000 for the first six months of 1996, as compared to $4,502,000 for the corresponding period in 1995, representing an increase of $1,815,000 or 40.3%. This increase was primarily attributable to the inclusion of $1,380,000 in revenues for the two months ended June 30, 1996 resulting from the May 1996 acquisition of DMI. The balance of this increase was primarily attributable to growth in laboratory system sales and upgrades, new imaging systems sales and increased services and software support revenues.

     Computer system equipment and sales support revenues were $1,592,000 for the first six months of 1996, as compared to $742,000 for the corresponding period in 1995, representing an increase of $850,000 or 114.6%. This increase was primarily due to systems sales for laboratory migrations, imaging and radiology.

     Application software license revenues were $1,306,000 for the first six months of 1996, as compared to $1,547,000 for the corresponding period in 1995, representing a decrease of $241,000 or 15.6%. The Company had no new LabPro 2000 system sales during the first six months of 1996. LabPro 2000 installations during the first six months of 1996 consisted solely of migrations converting from the Prime computer platform to the IBM AS/400 platform, for which the Company did not charge any application license fees. However, during the first six months of 1996, $527,000 of radiology system application license revenues were recognized and $343,000 of imaging software revenues were recognized, with no such corresponding revenues recognized for the corresponding period in 1995.

     Software support revenues were $2,295,000 for the first six months of 1996, as compared to $1,696,000 for the corresponding period in 1995, representing an increase of $599,000 or 35.3%. This increase was primarily due to radiology systems support revenues attributable to DMI, LabPro 2000 support revenues from the completion of system deliveries and revenues from the software support of imaging and health information systems.

     Services and other revenues for the first six months of 1996 were $1,124,000, as compared to $516,000 for the corresponding period in 1995, representing an increase of $608,000 or 117.8%. This increase was primarily attributable to a shift of resources to billable professional services from non-billable customer support stabilization undertaken as part of the Restructuring Plan, as well as additional revenues from professional services efforts related to complex systems integrations and implementations.

     Cost of Products Sold. The cost of products sold was $1,359,000 for the first six months of 1996, as compared to $659,000 for the corresponding period in 1995, representing an increase of $700,000 or 106.2%. This increase was primarily attributable to a higher percentage of revenues associated with hardware sales and the payment of licensing fees to IBM with respect to the imaging software licenses.

     Client Services Expenses. Client services expenses were $2,003,000 for the first six months of 1996, as compared to $1,365,000 for the corresponding period in 1995, representing an increase of $638,000 or 46.7%. This increase was largely attributable to DMI and its client services expenses for the two months ended June 30, 1996, as well as increased professional staffing in anticipation of professional services requirements associated with the DMI consolidation and the general availability of DynamicVision and PACsPlus+.

     Software Development Costs. Software development costs were $827,000 for the first six months of 1996, as compared to $915,000 for the corresponding period in 1995, representing a decrease of $88,000 or 9.6%. This decrease was primarily attributable to an increase in capitalized software development costs during 1996. During the first six months of 1996, $604,000 of software development costs were capitalized, as compared to $447,000 of software development costs capitalized during the first six months of 1995.

     Sales and Marketing Expenses. The Company's sales and marketing expenses were $1,536,000 for the first six months of 1996, as compared to $1,118,000 for the corresponding period in 1995, representing an increase of $418,000 or 37.4%. This increase was primarily attributable to additional sales and marketing personnel hired or employed in anticipation of the general availability of DynamicVision, PACsPlus+ and imaging products. This increase was also attributable to sales and marketing expenses related to DMI.

     General and Administrative Expenses. General and administrative expenses were $1,009,000 for the first six months of 1996, as compared to $948,000 for the corresponding period in 1995, representing an increase of $61,000 or 6.4%. As a percentage of total revenues, general and administrative expenses were 16.0% for the six months ended June 30, 1996, as compared to 21.1% for the six months ended June 30, 1995.

     Other Income (Expense). The Company's total other expense for the first six months of 1996 was $105,000, as compared to $203,000 for the corresponding period in 1995, representing a decrease of $98,000 or 48.3%. This decrease was primarily attributable to a decrease in interest expense and financing charges resulting from the restructuring of the Company's demand line of credit into a long-term note.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Operating Revenues. The Company's total operating revenues for 1995 were $8,886,000, as compared to $6,987,000 for 1994, representing an increase of $1,899,000 or 27.2%. Computer system equipment sales and support revenues for 1995 were $1,101,000, as compared to $1,873,000 for 1994, representing a decrease of $772,000 or 41.2%. Application software license revenues for 1995 were $2,429,000, as compared to $1,849,000 for 1994, representing an increase of $580,000 or 31.4%. Although the Company had fewer system placements of its laboratory product line during 1995, these variances were primarily the result of an increased focus on installing software sales contracted for in 1994 which were completed during 1995. Software support revenues for 1995 were $3,731,000, as compared to $2,550,000 for 1994, representing an increase of $1,181,000 or 46.3%. The increase was principally attributed to increased laboratory system installations, the acquisition in August 1994 of Dynamic Technical Resources, Inc. ("DTR") and revenues associated with a contract with IBM for support of Medical RecordsPlus software installations. Services and other revenues for 1995 were $1,625,000, as compared to $715,000 for 1994, representing an increase of $910,000 or 127.3%. This increase was primarily attributable to the acquisition of DTR, which expanded the Company's custom programming, technical consulting and other professional services revenues.

     Cost of Products Sold. The cost of products sold during 1995 was $881,000, as compared to $1,547,000 during 1994, representing a decrease of $666,000 or 43.1%. This decrease was primarily attributable to a decrease in hardware sales.

     Client Services Expenses. Client services expenses for 1995 were $2,825,000, as compared to $2,601,000 for 1994, representing an increase of $224,000 or 8.6%. This increase was primarily attributable to the inclusion of a full year of related client services expenses for 1995 following the acquisition of DTR in August 1994.

     Software Development Costs. Software development costs for 1995 were $1,643,000, as compared to $1,775,000 for 1994, representing a decrease of $132,000 or 7.4%. This decrease was principally attributable the effects of restructuring and the reassignment of the Company's technical personnel to product delivery and support installation activities. Capitalized software development activities initially slowed during the restructuring process in early 1995, but increased at the end of 1995 as a result of development work on LabPro 2000, Monitrax and DynamicVision. Capitalized software expenses were $796,000 for 1995, as compared to $854,000 for 1994. Software amortization expenses were $563,000 for 1995, as compared to $506,000 for 1994, reflecting the inclusion of DTR for the full year.

     Sales and Marketing Expenses. Sales and marketing expenses were $1,931,000 for 1995, as compared to $1,717,000 for 1994, representing an increase of $214,000 or 12.5%. This increase was principally attributable to an increase in sales and marketing personnel and associated costs. This increase began in the fourth quarter of 1995 as a result of the Company's new product introductions. In addition, during 1995, the Company changed its corporate name and incurred expenses in developing sales and marketing materials involving its new corporate image.

     General and Administrative Expenses. General and administrative expenses for 1995 were $1,768,000, as compared to $2,219,000 for 1994, representing a decrease of $451,000 or 20.3%. This decrease resulted from the centralization of administrative functions after the DTR merger and a reduction in executive and administrative salaries and personnel expenses. Amortization of goodwill increased from $55,000 in 1994 to $155,000 in 1995 in direct proportion to the periods of amortization occurring each year. As a percentage of total revenues, general and administrative expenses were 19.9% for 1995, as compared to 31.7% for 1994.

     Restructuring Costs. During 1994, $686,000 of restructuring costs were incurred, as compared to no restructuring costs in 1995. These expenses resulted from consolidation of sales, marketing, accounting, administration and national support functions to Orlando, Florida, from Lincoln, Nebraska, as well as the re-engineering of the laboratory product line. These expenses were recognized in order to write down assets to net realizable value and to record costs associated with the Company's Restructuring Plan.

     Other Income (Expense). The Company's total other expense for 1995 was $351,000, as compared to $748,000 for 1994, representing a decrease of $397,000 or 53.1%. The decrease was attributable to a $610,000 charge to operations in 1994 as a result of the issuance of an additional 610,000 shares of Common Stock, with a market value of $1.00 per share, as an adjustment to the consideration paid to former DTR shareholders pursuant to the DTR merger which the Company's Board of Directors determined was required due to breaches by the Company of representations and warranties (the "Acquisition Contingency"). Notwithstanding this decrease, interest expense and financing charges for 1995 were $378,000, as compared to $143,000 for 1994, representing an increase of $235,000 or 164.3%. This increase was primarily attributable to debt financing required to fund the Restructuring Plan and pay interest on the Notes.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Operating Revenues. The Company's total operating revenues for 1994 were $6,987,000, as compared to $9,688,000 for 1993, representing a decrease of $2,701,000 or 27.9%. This reduction was primarily attributable to significantly lower revenues from the sale of computer systems equipment and support as well as the reduction in application software licenses. During 1994, the Company sold significantly fewer laboratory information systems, as compared to 1993, and a significant percentage of customers purchased hardware from sources other than the Company. Computer system equipment sales and support revenues for 1994 were

$1,873,000, as compared to $3,961,000 for 1993, representing a decrease of $2,088,000 or 52.7%. This was the result of fewer customer sales of new systems and an increase in customers who purchased computer systems directly from IBM or an IBM authorized dealer. Application software license revenues for 1994 were $1,849,000, as compared to $3,578,000 for 1993, representing a decrease of $1,729,000 or 48.3%. This decrease was primarily attributable to fewer new customer sales and increased customer discounts. Software support revenues for 1994 were $2,550,000, as compared to $2,149,000 for 1993, representing an increase of $401,000 or 18.7%. This increase was primarily attributable to customers having completed the installation process and thereupon commencing support and maintenance services. Services and other revenues for 1994 were $715,000, as compared to no corresponding revenues for 1993. The services revenues increase was related solely to the acquisition of DTR in August 1994.

     Cost of Products Sold. The cost of products sold during 1994 was $1,547,000, as compared to $3,159,000 during 1993, representing a decrease of $1,612,000 or 51.0%. This decrease was attributable to a decrease in computer system equipment sales. This, in part, reflected the competitive marketplace for hardware systems, as well as competitive pricing as a result of re-marketer sales.

     Client Services Expenses. Client services expenses for 1994 were $2,601,000, as compared to $1,437,000 for 1993, representing an increase of $1,164,000 or 81.0%. This increase was primarily attributable to two factors. First, the inclusion of client services expenses attributable to DTR reflected $415,000 for the four months during 1994 following the Company's merger with DTR. Second, and more significantly, personnel costs and operational inefficiencies that existed in the Company's laboratory product line required extensive resources during the latter part of 1994 to effect product re-engineering and restructuring.

     Software Development Costs. Software development costs for 1994 were $1,775,000, as compared to $1,425,000 for 1993, representing an increase of $350,000 or 24.6%. The cost of producing software product masters subsequent to establishing technological feasibility was capitalized whereas all other development and research costs were expensed. Capitalized software development costs were amortized primarily over a five-year estimated economic life, and $854,000 was capitalized in 1994, as compared to $887,000 capitalized in 1993. In addition, during 1994, and as part of the Restructuring Plan, New Management took a charge to operations of approximately $122,000 for the carrying value of certain software products after a determination of net realizable value.

     Sales and Marketing Expenses. Sales and marketing expenses for 1994 were $1,717,000, as compared to $2,032,000 for 1993, representing a decrease of $315,000 or 15.5%. This decrease was primarily the result of reduced joint marketing costs due to the Company directly marketing to its customers and not relying upon former business partners to market its systems. These actions were caused primarily as a result of two of the Company's largest business partners being merged into other companies and the joint marketing agreements with the Company being terminated.

     General and Administrative Expenses. General and administrative expenses for 1994 were $2,219,000, as compared to $1,382,000 for 1993, representing an increase of $837,000 or 60.6%. This increase was primarily attributable to the replacement of the entire management and the retention of New Management during the third and fourth quarters of 1994, the merger of DTR and the inclusion of related consolidated costs, including amortization of goodwill, and increased legal and accounting costs, as well as expenses attributable to the restatement of prior period financial statements. As a percentage of total revenues, general and administrative expenses were 31.7% for 1994, as compared to 14.3% for 1993.

     Other Income (Expense). The Company's total other expense for 1994 was $748,000, as compared to $7,000 for 1993, representing an increase of $741,000. This increase was attributable to a $610,000 charge to operations resulting from the Acquisition Contingency. This increase was also attributable to increased interest expense and financing charges resulting from increases in the Company's line of credit to effect borrowings necessary to implement the Restructuring Plan and to continue operations.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain quarterly financial data for the four quarters during the fiscal year ended December 31, 1995, and the two quarters ended March 31, 1996 and June 30, 1996. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all normally recurring adjustments necessary for fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results of any future period. See "Risk
Factors -- Variability of Quarterly Operating Results; Extended Sales Cycle."

                                                            1995                                   1996
                                      -------------------------------------------------   -----------------------
                                        FIRST        SECOND       THIRD        FOURTH       FIRST        SECOND
                                       QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                      ----------   ----------   ----------   ----------   ----------   ----------
Total operating revenues............  $2,234,190   $2,267,300   $2,213,396   $2,171,450   $2,309,838   $4,007,551
Operating income (loss).............    (366,291)    (136,478)     251,646       89,825     (323,458)     (93,066)
Net earnings (loss).................    (443,037)    (262,402)     148,313       44,502     (366,911)    (155,208)
Earnings (loss) per common share....      $(0.07)      $(0.04)       $0.02        $0.01       $(0.06)      $(0.02)
Weighted average common shares
  outstanding.......................   6,003,871    6,582,883    6,589,071    6,589,316    6,611,646    6,626,733

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $772,000 for the six months ended June 30, 1996. Net cash used in investment activities was $2,234,000 for the six months ended June 30, 1996, principally as a result of the DMI acquisition. Net cash used in financing activities for the six months ended June 30, 1996 was $57,000, reduced principally as a result of $110,000 paid as dividends on preferred stock, repayments under bank indebtedness and lease obligations, offset by proceeds of stock sales and the exercise of stock options in the amount of $165,000.

     Net cash used in operating activities for the twelve months ended December 31, 1995 was $25,000, principally attributable to increases in accounts receivable, and offset by decreases in unbilled receivables and decreases in accounts payables. Net cash used in investing activities was $1,102,000 for the twelve months ended December 31, 1995, principally as a result of capitalization of software development costs, purchases of property and equipment, and a restricted cash deposit associated with the DMI acquisition. Net cash received from financing activities for the twelve months ended December 31, 1995 was $3,407,000, principally the result of the proceeds from the sale of Series B Preferred Stock, warrants and the conversion of convertible notes into Series A Preferred Stock.

     The Company currently has a long-term promissory note payable to a bank in the original principal amount of $2.8 million, with interest at the lender's prime rate plus 2% per annum. As of July 31, 1996, the rate of interest on this note was 10.25% per annum. This note is payable on a 17.5 year amortization schedule, matures on March 31, 1998 and is secured by substantially all of the assets of the Company. The Company does not currently have an available working capital line of credit facility. On August 16, 1996, the Company executed unsecured notes in an aggregate amount of $1.0 million payable to certain officers, directors and other parties affiliated with the Company. These notes provide for payment, in full, at the earlier of the completion of this Offering or November 14, 1996, together with interest at a rate of 13% per annum. See "Certain Transactions."

     As of December 31, 1995 the Company had net operating loss carryforwards for federal income tax purposes of approximately $9.8 million, which can be used to offset taxable income in future years. Future equity offerings combined with sales of the Company's equity during the preceding years may cause changes in ownership under Section 382 of the Internal Revenue Code of 1986, as amended, which will limit the use of the Company's net operating loss carryforward existing as of the date of the ownership change. In the event the Company has taxable income in the future, a change of ownership under Section 382 may result in the application of such limitations and could have a material adverse effect on the Company.

     Due primarily to the DMI acquisition in May 1996, the Company has recently experienced a depletion in its working capital. The Company's future capital needs will include requirements for office facilities and office equipment as personnel increases for sales, marketing and research and development. Short-term borrowings, a restructured credit facility or modification of the terms of the Unsecured Notes will be required to meet necessary liquidity needs in the event that this Offering is not completed.



     The Company believes that the net proceeds of the Offering, in addition to operating cash flow, will be sufficient to finance the Company's planned growth and cash requirements for at least the next twelve months. The Company's ability to meet its cash obligations on a long-term basis will depend upon, among other factors, achieving profitable operations and the consistent and timely collection of accounts receivable.


INFLATION

     The Company believes that the general state of the economy and inflationary trends have only a limited effect on its business. Historically, inflation has not had a material effect on the Company. Changing prices of computer hardware could have a material effect on the cost of materials sold and the related selling price of software and hardware sales.

                                    BUSINESS

GENERAL

     The Company is a leading provider of enterprise-wide, patient-centered healthcare information systems. These systems enable hospitals, physician practice groups and integrated delivery networks to capture, store, archive and retrieve clinical, financial and administrative patient information. The Company's products enhance productivity, reduce costs and improve the quality of patient care by providing on-line access to patient information previously maintained on a variety of media, including paper, X-ray film, magnetic disk and video and audio recordings. The Company's current product lines include clinical information systems for use in laboratory, radiology, anatomic pathology and anesthesiology applications, and imaging and electronic health record solutions. The Company provides support for all of its systems and provides systems integration and other consulting services.

     The Company currently serves over 250 customers in 44 states. Key customers include the University of California at Los Angeles Medical Center, University of Illinois at Chicago Medical Center, Methodist Hospital of Memphis, Memorial Sloan-Kettering Cancer Center, Ohio State University Hospital, Columbia/HCA, Greater Dayton Area Hospital Association, Advocate Health Care, Temple University Hospital, UniHealth and Orlando Regional Health System.

     Utilizing the Company's healthcare information experience, imaging technologies and customer input, the Company is focusing on a new product strategy for electronic health records. The Company's new electronic health record product, DynamicVision, provides connectivity and enabling technologies that integrate clinical and imaging information systems to create an open architecture, multi-media clinical workstation. DynamicVision provides prompt and simultaneous on-line access to information stored in various systems and data repositories located at multiple sites. This information can include documents, medical images such as X-rays, MRIs and CAT scans, and video and audio recordings. DynamicVision is currently being beta-tested and is scheduled for general availability by the end of 1996.

INDUSTRY

     The healthcare information industry is undergoing rapid and significant change. Cost containment pressures, industry consolidation, the movement toward managed care and rising standards of healthcare quality represent fundamental trends in today's healthcare operating environment. Increasingly, the key to effective cost control and quality management lies in the collection, availability and analysis of medical records in order to assess treatment patterns, resource utilization and outcomes. As a result, the information demands in the healthcare industry are rapidly increasing for caregivers, managers and third party payors. Total healthcare information technology spending in the United States was estimated to be $8.5 billion in 1994, and is projected to reach $13.0 billion by 1997 and $20.0 billion by 2000.

     Cost containment and quality management efforts in the healthcare industry have historically been hampered by a lack of integrated clinical and financial information and the fact that a large amount of healthcare information exists on paper and is not accessible by computer. The paper based storage of patient information creates costly information management problems including: (i) delays in accessing information; (ii) space and personnel costs to store paper-based records; (iii) lost and misfiled documents; (iv) single user access to relevant data; and (v) errors in entering and reading information. As reimbursement is shifting more toward risk sharing and capitation, providers and payors need to better manage risk by controlling costs, demonstrating quality, measuring outcomes and influencing utilization.

     Healthcare providers have recently begun to view information systems technology as a viable alternative for increasing productivity and efficiency, measuring and managing costs, and improving the quality of services delivered. The 1996 Annual Healthcare Information Management and Systems Society ("HIMSS")/ Hewlett Packard Leadership Survey showed that 63% of its respondents indicated that their healthcare information systems budgets will increase by 20% or more over the next two years. In addition, 45% of respondents indicated that the most important advantage of computer technology for healthcare providers is the ability to access current patient information across the enterprise.

     As the need for readily accessible information throughout the healthcare enterprise continues to grow, hospitals, providers and payors of all sizes are faced with the challenge of implementing healthcare information management systems that are scaleable, capable of working with existing multiple legacy information systems and flexible to adapt to changes in the healthcare marketplace. Also, such systems must be patient-centered, integrating all aspects of managing the healthcare process, such as clinical care, financial management and administrative decision support.

     Industry changes are resulting in fewer but larger healthcare entities and the emerging organizational model is the integrated delivery network ("IDN"). An IDN is a network of healthcare organizations that assumes and manages healthcare risk, provides coordinated care and is held financially and clinically accountable for the health of the population it serves. The 1996 HIMSS/Hewlett Packard Leadership Survey indicated that 83% of the respondents are now or will soon be part of an IDN.

     IDNs require innovative information systems infrastructure to support their multi-entity, multi-site environments. Their information systems must contribute to making the delivery of healthcare services more efficient and effective across the continuum of care. They must deliver tangible cost reductions and measurable productivity and quality improvements, making the availability of complete, timely and cost-effective patient-centered information essential.

     The Company believes that one of the most significant changes in healthcare information needs will be the development and implementation of the electronic health record. Electronically capturing, storing, indexing, archiving and disseminating information enables physicians, health information managers, clinicians, claims processors and others across an entire healthcare enterprise to share centralized comprehensive patient information. The Company believes that the electronic health record will be an essential part of information systems that support IDNs.

STRATEGY

     The Company's objective is to be the leading provider of enterprise-wide, patient-centered healthcare information systems that enable the efficient capture, storage, archival and retrieval of electronic patient health information and the secure sharing of this information across the continuum of care throughout a patient's lifetime. To achieve this objective, the Company intends to employ the following strategies:

          AGGRESSIVELY EXPAND ITS POSITION IN THE ELECTRONIC HEALTH RECORD MARKET. The Company believes the rapidly growing electronic health record market represents a significant growth opportunity. The Company believes DynamicVision, its new electronic health record product, provides an opportunity to capture a significant share of this emerging and potentially large market. As such, the Company plans to aggressively market DynamicVision to existing and new customers through a combination of direct sales, strategic relationships, trade shows and other forums.


          FOCUS ON CROSS-SELLING TO EXISTING AND NEW CUSTOMERS. The Company believes its customer relationships with key decision makers, many of whom may have only purchased systems for one department, provide it with a significant opportunity to sell additional systems and services. Furthermore, the addition of new products, such as DynamicVision, better leverages the Company's sales and marketing expenditures. Accordingly, the Company intends to focus its sales and marketing efforts on increased penetration of existing customers and broad penetration of new accounts.



          PROVIDE SOLUTIONS UTILIZING OPEN ARCHITECTURE. The Company's technical strategy is to continue to develop systems utilizing open, client/server architecture. The Company believes that this strategy provides distinct advantages over competitive product offerings in the marketplace. The Company's new product development, including DynamicVision, employs technical designs based on open architecture at all levels of data capture, information management and workflow, application software and connectivity, which permits platform independence and plug and play capability. This capability is critical to customers because it protects their investment in existing information systems. In addition, the Company's use of open architecture provides its customers with the flexibility to acquire incrementally, or upgrade to, new state-of-the-art information solutions as they become available without incurring the substantial expenses that may be required with closed or "proprietary" systems.



          MAINTAIN TECHNOLOGICAL ADVANTAGE BY LEVERAGING TECHNOLOGY OF INDUSTRY LEADERS. The Company's commitment to open architecture leverages its own technology with capabilities of leading technology companies, enabling the Company to invest in research and development for its healthcare software applications. The Company has entered into strategic relationships with industry leaders, including IBM, Wang and others. The Company believes its technical designs and strategic relationships enable it to respond more rapidly to changes in core technologies at a lower cost than companies utilizing proprietary information systems.



          ACQUIRE COMPLEMENTARY BUSINESSES, PRODUCTS AND TECHNOLOGIES. The Company believes it is well positioned to capitalize on the significant consolidation opportunities that exist in the healthcare information systems industry. For example, the Company recently completed its acquisition of DMI, a radiological information and imaging software company that is now a wholly-owned subsidiary of the Company. The Company will continue to evaluate potential acquisitions and strategic relationships which are consistent with its business strategy, complementary to its product line or that incorporate new technologies.

PRODUCTS AND SERVICES

     The Company has a broad offering of products and services that are based upon a strategic mix of applications and technologies that support the restructuring of healthcare delivery information systems backed by implementation and support services. The Company's products are organized into two areas: electronic health record and imaging solutions, and clinical information systems.



                                                                    SITES/
                PRODUCT                   TYPE OF SOLUTION        STATUS(1)                     DESCRIPTION
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
                                          ELECTRONIC HEALTH RECORD AND IMAGING SOLUTIONS
    DynamicVision..................   Electronic Health Record    Beta Site   An enterprise-wide multi-media electronic
                                               System                         health records clinical workstation and system
    Medical RecordsPlus............   Enterprise-wide Document        45      Based on IBM's ImagePlus/400 image processing
                                           Imaging System                     system, enables authorized caregivers to access
                                                                              centralized repositories of document images
    Professional Access
    Facility(2)....................    OS/2 based Workstation         22      Enables authorized caregivers to review and
                                                                              complete charts
    Open Image Server..............   Enterprise-wide Document    Available   Based on Wang's OPEN/software, enables
                                           Imaging System         First Half  authorized caregivers to access centralized
                                                                     1997     repositories of document images
    Maxiview.......................  Diagnostic Image Graphics        20      An advanced imaging and graphic workstation
                                            Workstation                       that enables two- and three-dimensional image
                                                                              processing
    PACsPlus+...................... Diagnostic Image Management   Beta Site   Enables physicians and caregivers to access and
                                      and Distribution System                 review images from local and remote locations
- -----------------------------------------------------------------------------------------------------------------------
                                                   CLINICAL INFORMATION SYSTEMS
    LabPro 2000....................    Laboratory Information         92      Manages clerical and administrative functions
                                               System                         in the laboratory including monitoring and
                                                                              controlling specimens, ordering, tracking, and
                                                                              results reporting
    Transfusion Service
    Manager(3).....................      Blood Bank System            33      Manages specialized result entry, blood
                                                                              storage, patient history storage, and product
                                                                              inventory
    Maxifile....................... Radiology Information System      63      Manages clerical and administrative functions
                                                                              of radiology department including patient
                                                                              scheduling and film tracking
    OPTIMA(4)......................    Radiology Mammography          21      Manages clerical and administrative functions
                                              Manager                         for mammography services
    ANSIRS.........................  Anatomic Pathology System        27      Manages clerical and administrative functions
                                                                              of cytology/pathology department
    Monitrax.......................  Perioperative Information    Available   Facilitates the collection and presentation of
                                               System            Second Half  vital patient, surgical and anesthesia data
                                                                     1997     through the perioperative process
    Physician's Workstation........    Point-of-Care Patient      Available   A Wang product that facilitates real time data
                                           Record System          First Half  capture of patient information which the
                                                                     1997     Company intends to incorporate into its systems
                                                                              solutions
    ---------------
    (1) As of June 30, 1996.
    (2) Professional Access Facility is an add-on component which may be used only in conjunction with Medical RecordsPlus.
    (3) Transfusion Service Manager is an add-on component which may be used only in conjunction with LabPro 2000.
    (4) OPTIMA is an add-on component which may be used only in conjunction with Maxifile.
- ------------------------------------------------------------------------------------------------------------------------

     ELECTRONIC HEALTH RECORD AND IMAGING SOLUTIONS

     DynamicVision, the Company's electronic health record, is a universal, clinical workstation which provides enterprise-wide connectivity through a master patient index to systems and data repositories existing in the healthcare environment, giving physicians, caregivers and other authorized individuals prompt and simultaneous access to both current and historical health information. DynamicVision enables physicians, clinicians and other technical professionals to: (i) view records, report results and worklist assignments;
(ii) display and manipulate document and diagnostic images; (iii) handle the analysis and assignment of chart deficiencies and electronically sign records;
(iv) play video and audio recordings; and (v) participate in video consultations. DynamicVision provides business process and workflow automation that streamlines the flow of tasks and information throughout an enterprise. In addition, system administration capabilities include security profiling and specific permissions for the enterprise. DynamicVision provides the connectivity and enabling technologies that integrate Dynamic's imaging and clinical information systems, as well as those from other companies, into a virtual healthcare information systems environment. DynamicVision is currently being beta-tested and is scheduled for general availability by the end of 1996.

     Medical RecordsPlus is an industry leading, enterprise-wide document imaging solution based on IBM's ImagePlus/400 image processing system. Medical RecordsPlus gathers information from scanned or faxed paper documents or directly from existing provider systems which enables physicians, medical records personnel and other authorized individuals to access centralized electronic health record information operating on IBM AS/400.

     Professional Access Facility is an OS/2 based clinical workstation which is used with Medical RecordsPlus to enable physicians, clinicians and other technical professionals to view records and worklist assignments, display and manipulate document images, handle the analysis and assignment of record deficiencies and electronically sign records.


     Open Image Server is an open architecture, platform independent, enterprise-wide document imaging solution based on Wang's Enterprise Work Management software (OPEN/workflow, OPEN/image and OPEN/COLD) and is available for both UNIX and Windows NT environments. Open Image Server enables physicians, medical records personnel and other authorized individuals to access centralized electronic health records information. Open Image Server gathers information from scanned or faxed paper documents or directly from existing provider systems.


     Maxiview is an advanced imaging and graphics workstation which accommodates two- and three-dimensional image processing and is compatible with imaging equipment from all major manufacturers. It enables a physician to observe interrelationships of soft tissue and bone, precisely locate lesions and tumors and perform a variety of measurements. See " -- Government Regulation."

     PACsPlus+ is an enterprise-wide, diagnostic image management and distribution system. It provides physicians and caregivers local and remote access to review quality or diagnostic quality images from cost effective, standard workstations. PACsPlus+ provides remote access to diagnostic images across a network already functioning at the customer's location.

     CLINICAL INFORMATION SYSTEMS

     LabPro 2000 is a clerical and administrative laboratory information system that allows the laboratory to monitor and control the flow of specimens through the department. It computerizes the process of ordering, tracking and reporting results of procedures performed by the clinical laboratory. Patient and management reporting capabilities provide support for diagnostic and therapeutic decision making. Multiple LabPro 2000 laboratory systems may be linked, providing economies of scale through specialized testing stations.

     Transfusion Service Manager is a blood bank system which manages specialized blood test result entries, blood product inventory, blood storage and patient transfusion histories. Transfusion Service Manager may be used only in conjunction with LabPro 2000. In addition, management reports enable the department to evaluate the effectiveness of transfusion services provided. Transfusion Service Manager is an FDA regulated product for which approval is pending. See "-- Government Regulation."

     Maxifile is a radiology information system that computerizes the clerical and administrative functions of the radiology department. Modular in design, Maxifile applications include patient scheduling and tracking, film management, statistical reporting, quality control and patient billing. Maxifile schedules patient appointments and automatically generates documents which are available when the patient arrives. The system monitors the patient throughout the radiology process and offers time and status reports. Film management tracks film movement among departments, film libraries, clinics and off-site locations. Diagnostic reports can be approved electronically and then printed, communicated via a network or automatically faxed through Maxifile's AutoFAX capability. Primary markets include hospitals, clinics and independent diagnostic imaging centers.

     OPTIMA is a radiology mammography manager which performs clerical and administrative functions for mammography services, including American College of Radiology compliance. OPTIMA may be used only in conjunction with Maxifile. OPTIMA displays an on-line patient history, including breast diagrams.

     ANSIRS is an anatomic pathology system that functions independently, or with LabPro 2000, to manage clerical and administrative functions within cytology/pathology departments. ANSIRS provides on-line workstation access for cytologists/histologists, medical secretaries and pathologists. Major functional areas include report transcription and word processing, quality assurance, regulatory requirements and on-line access to patient history.

     Monitrax is designed to be a point-of-care clinical information system that will allow the collection and presentation of vital patient, surgical and anesthesia data through each phase of the perioperative process. The portable hardware platform will allow for entry of vital signs, drugs, fluids and notes from any location. Monitrax will capture the data collected during the perioperative process, organize it, and display it in real-time to facilitate both clinical and management decision making. The anesthesia record will be available to become a part of the patient electronic health record. The data elements are designed to be stored in a repository of clinical information available for query and outcome reporting.

     Physician's Workstation, a Wang product, is a scaleable, point-of-care patient record application designed by physicians and intended to be incorporated into the Company's systems solutions. Physician's Workstation communicates with existing information systems to provide for the real-time capture of clinical and administrative information and build a comprehensive electronic health record. Information can be scanned, received by fax or updated by the physician during the delivery of care.

     CONSULTING, SYSTEMS INTEGRATION AND OTHER SERVICES

     The Company provides a full range of professional consulting services including project management, implementation planning, training and education. The Company's technical services include network design, implementation and support, custom software development, interfaces and modifications and systems integration. The Company also provides support services including 24 hour telephone support, and software maintenance and enhancements.

RESEARCH AND DEVELOPMENT

     The Company's research and development program is designed to extend the capabilities of existing products and develop new healthcare software applications. The Company believes that a substantial and sustained commitment to product development is important to the long term success of its business. As of July 31, 1996, 23 professional employees were engaged in research and development activities. During the years ended December 31, 1993, 1994 and 1995, the Company spent $1,984,000, $2,068,000 and $1,862,000, respectively, on research and development. The Company's research and development is influenced by customer input and user group forums. Currently, the Company's research and development efforts are primarily focused on the DynamicVision, PACsPlus+ and Monitrax product lines.

SALES AND MARKETING

     As of July 31, 1996, the Company had five sales representatives focusing on new business development reporting to the Vice President -- New Business Sales and four account executives focusing on existing customers reporting to the Vice President -- Customer Sales. New business sales and existing customer sales are supported by six product specialists who cover the entire United States. The compensation of the Company's sales employees is substantially dependent on the achievement of individual sales targets. In addition, a ten person sales support group provides telemarketing, proposal development, demonstration coordination and administrative support. The Company's marketing department consists of four individuals who develop product competitive analyses, sales collateral, audio and video products and coordinate trade shows, advertising and public relations activities.

     The Company's sales cycle is typically six to eighteen months and includes several steps: (i) initial contact and qualification; (ii) development of proposal in response to request for a proposal or direct sales lead; (iii) business problem requirements definition; (iv) product demonstrations; (v) site visits; and (vi) contract preparation and negotiations. Members of the Company's professional services, product management and sales support departments, and members of executive management assist the sales force in completing the proposal, conducting demonstrations and analyzing the requirements. In support of the sales efforts, the Company advertises in trade journals, participates in trade shows, publishes articles and provides speakers for industry shows and conferences. In addition, the Company receives qualified leads as well as support in proposal development, demonstrations and site visits from its strategic business partners, which include IBM, Wang and others.

STRATEGIC RELATIONSHIPS

     The Company has entered into strategic relationships with several leading technology developers, including IBM, Wang and others, to gain access to certain technologies that are integrated into the Company's systems. In addition, through these strategic relationships the Company is able to cross-market its internally developed or acquired technologies to customers of its business partners.

     In November 1994, the Company signed a non-exclusive agreement with IBM to market, support and enhance Medical RecordsPlus. The Company is responsible for providing maintenance, support, product shipment and product enhancements and offers customers a wide range of additional services including telephone and remote diagnostic assistance, problem resolution, implementation, training and consulting services. A fee based on IBM's then current list price, less certain allowances, is paid to IBM by the Company for licenses sold by the Company. IBM has retained the right to market the product and, pursuant to the terms of the Agreement, pays a license fee to the Company for sales of the product by IBM.

     In March 1996, the Company signed non-exclusive agreements with Wang. This relationship provides open systems, core imaging technology and business process automation capabilities to the Company through Wang's suite of OPEN/software products which includes OPEN/image, OPEN/workflow, and OPEN/ COLDplus. In addition, Physician's Workstation provides the Company with a scaleable, point-of-care patient record application which facilitates the real-time capture of clinical and administrative information and the construction of a comprehensive patient health record. The agreements also provide for the mutual sharing of technology and permits the Company to market these products, for which the Company pays a fee to Wang.

CUSTOMERS

     The Company currently supports over 250 customers in 44 states. The Company generates revenues almost exclusively through sales to the healthcare industry located in the United States. Due to this concentration, substantially all receivables of the Company are from healthcare institutions which may be similarly affected by changes in economic, regulatory or other industry related conditions. Key customers include the University of California at Los Angeles Medical Center, University of Illinois at Chicago Medical Center, Methodist Hospital of Memphis, Memorial Sloan-Kettering Cancer Center, Ohio State University Hospital, Columbia/HCA, Greater Dayton Area Hospital Association, Advocate Health Care, Temple University Hospital, UniHealth Hospital and Orlando Regional Health System.

COMPETITION

     The market for information technology in the healthcare industry is intensely competitive. Many of the Company's competitors have significantly greater financial, research and development, technical and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services they offer. The Company's systems compete both with other technologies and with similar systems developed by other companies. Other major information management companies, including the companies with whom the Company has strategic relationships, may enter the markets in which the Company competes. Competitive pressures and other factors, such as new system introductions by the Company's competitors, may result in significant pricing pressures that could have a material adverse effect on the Company. In addition, in the professional and technical consulting segment, the Company competes with the consulting divisions of national accounting firms as well as national and regional healthcare specialty consulting firms.

GOVERNMENT REGULATION

     The FDA has issued a draft guidance document addressing the regulation of certain computer products as devices under the FFDCA. To the extent that computer software is classified as a device under applicable regulations, the manufacturers of such products could be required, depending upon the product, to: (i) register and list their products with the FDA, (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products or (iii) obtain FDA clearance by filing a pre-market application that establishes the safety and effectiveness of the product. The Company has two products considered devices under the FFDCA: Maxiview and Transfusion Service Manager. As a result of the characterization of certain of the Company's products as devices, the Company's manufacturing facilities are registered with the FDA and its manufacturing operations regarding devices are required to be in compliance with the FDA's rules and regulations. The FDA conducted on-site inspections at the Maitland facility in May 1996 and at the Minnetonka facility in June 1996. Both inspections were concluded without incident. There can be no assurance that the Company will ultimately be able to obtain or maintain required FDA approvals to market its products. Of the Company's two regulated products, Maxiview cleared as substantially equivalent to a predicate device by the FDA in December 1995 and the 510(k) submission to demonstrate substantial equivalence for the Transfusion Service Manager was submitted to the FDA in March 1996 and is pending.

INTELLECTUAL PROPERTY

     The Company primarily relies upon trade secrets, copyright laws and confidentiality agreements with employees and customers to protect its rights in its software technology. The Company does not hold any patents nor has it filed copyrights with respect to any of its software technology. Due to the rapid pace of innovation within the software industry, the Company believes that patent, trade secret and copyright protection are less significant than the Company's ability to further develop, enhance and modify its current products and other clinical information systems through the technological and creative skills of its personnel. To minimize the possibility of third parties imitating the Company's systems, the Company only licenses object code and does not license or otherwise distribute source code.

     The Company's employees are required to enter into confidentiality agreements which prohibit the disclosure of confidential information and require employees to report and assign to the Company all concepts, developments, discoveries and inventions conceived during their employment.

     The Company has federal trademark registration for Maxifile(R) and has applied for federal trademark registration for DynamicVision, Monitrax, PACSPlus+, ASAP, OPTIMA and Maxiview.

     There can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies or services. The Company does not believe that its operations or products infringe on the intellectual property rights of others. There can be no assurance that others will not assert infringement or trade secret claims against the Company with respect to its current or future products or that the Company will be successful in defending any such claim.

EMPLOYEES


     As of July 31, 1996, the Company had 135 full time employees, of which 23 were employed in research and development, 72 in client services, 18 in general and administrative and 22 in sales and marketing. None of the Company's employees is represented by a labor union or subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.


LEGAL PROCEEDINGS

     In February 1996, the Company instituted an action against James A. Terrano, the Company's former President and Chief Executive Officer, in the District Court of Lancaster County, Nebraska, alleging that Mr. Terrano (i) made fraudulent and negligent representations to the Company's Board of Directors, which resulted in the Company's acceptance of a handwritten memorandum modifying Terrano's employment agreement, (ii) breached his fiduciary duty to the Company and (iii) breached his obligations under his employment agreement with the Company. The Company is seeking to recover damages in the amount of at least $50,000 in addition to the declaratory judgment determining that no severance pay is due Mr. Terrano and that the handwritten memorandum is invalid and unenforceable and does not modify the employment agreement. Mr. Terrano has counter-claimed that he has been defamed by the Company. The Company is a defendant in an action in which Mr. Terrano has a demand for $280,000 in severance pay together with two years worth of benefits unquantified to include the use of an automobile, club dues and insurance policies. The Company is vigorously contesting this case.

     The Company is a defendant in an action filed by a former Vice-President in March, 1995 in the District Court of Lancaster County, Nebraska, alleging that the Company did not lawfully terminate her for cause, and, therefore, breached her employment agreement. The former employee is seeking severance payment. The Company is vigorously contesting this case.

     The Company is a defendant in a claim by a customer for $250,000 for compensatory damages and unspecified punitive damages alleging that the Company breached express and implied warranties and committed fraud in connection with the sale of a laboratory information system. The Company intends to vigorously contest the allegations. The Company continues to provide software support services on an ongoing basis to this customer.

     The above cases are in the early stages of discovery and the Company believes that it is not possible to evaluate the likelihood of a favorable or unfavorable outcome of either case at this time. As of the date hereof, there are no other material legal proceedings pending against the Company.

FACILITIES

     The Company's corporate headquarters are located at 101 Southhall Lane, Suite 210, in Maitland, Florida 32751. The Maitland location consists of approximately 20,000 square feet of office space under a lease which expires March 31, 1999. The Company also maintains an office at 10901 Bren Road East, Minnetonka, Minnesota 55343 (the former DMI facility) as the Company's radiology technology center. The Minnetonka location consists of approximately 13,000 square feet under lease which expires on July 31, 1999. The Company considers its existing facilities to be adequate for its foreseeable needs.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Certain information is set forth below concerning the directors and executive officers of the Company:

                NAME              AGE                            POSITION
    ----------------------------  ---   -----------------------------------------------------------
    David M. Pomerance..........  51    Chairman of the Board and Secretary
    Mitchel J. Laskey...........  46    President, Chief Executive Officer, Treasurer and Director
    Nikhil A. Bhatt.............  43    Senior Vice President and Chief Technical Officer
    Paul S. Glover..............  37    Vice President -- Finance and Chief Financial Officer
    Jerry L. Carson.............  55    Director
    Thomas J. Martinson.........  46    Director
    Bret R. Maxwell.............  37    Director
    Daniel Raynor...............  36    Director
    Richard W. Truelick.........  55    Director

     Certain information is set forth below concerning additional key employees of the Company:

                NAME              AGE                            POSITION
    ----------------------------  ---   -----------------------------------------------------------
    Steven J. Akerson...........  46    Vice President -- Clinical Products
    Philip R. Kneeland..........  39    Vice President -- Technical Operations
    Mary Lu Lander..............  55    Vice President -- Marketing
    Matthew P. Lawton...........  52    Vice President -- Customer Sales
    Linda A. Moline.............  40    Vice President -- Professional Services
    Bruce B. Sherr..............  57    Vice President -- Sales

     DAVID M. POMERANCE has been Chairman of the Board of Directors since May 1996, Secretary of the Company since August 1994 and a director since 1991. Mr. Pomerance served as Chief Executive Officer of the Company from July 1994 to May 1996 and was President from July 1994 through August 1994. He is the managing general partner of Martin Magnetic Imaging, Ltd., a magnetic resonance imaging
(MRI) facility in Stuart, Florida. From 1990 through 1994, and from 1985 through 1989, Mr. Pomerance was a principal in various private businesses. During 1989 and 1990, Mr. Pomerance was the president of the Healthcare Systems Division of UNISYS Corporation. From 1983 through 1985, Mr. Pomerance was the president of the Dynamic Control Division of Baxter International. From 1974 until its sale to Baxter International in 1983, he was the president and controlling shareholder of Dynamic Control Corporation, a healthcare information systems company which he founded.


     MITCHEL J. LASKEY has been Chief Executive Officer since May 1996, President, Chief Operating Officer and Treasurer since August 1994 and a director since December 1994. From 1992 to 1994, Mr. Laskey was chairman and chief executive officer of DTR, which was acquired by the Company in August 1994. From 1985 through 1991, Mr. Laskey was a principal or managing partner in various entrepreneurial investments and also acted as a volunteer officer for a not-for-profit social agency. From 1983 through 1985, Mr. Laskey was executive vice president of the Dynamic Control Division of Baxter International and, from 1980 until its sale to Baxter International in 1983, was the executive vice president of Dynamic Control Corporation, a healthcare information systems company. Mr. Laskey has been a licensed certified public accountant since 1974 and is a member of the American and Florida Institutes of Certified Public Accountants.


     NIKHIL A. BHATT has been Senior Vice President and Chief Technical Officer of the Company since June 1996. From January 1989 to May 1996, Mr. Bhatt was senior vice president and chief technical officer of IMNET Systems, Inc. Mr. Bhatt has more than 20 years experience in the image processing industry, specializing in software development, engineering and research and development. Mr. Bhatt was directly responsible for the design and development of the IMNET MegaSAR(R) Microfilm Jukebox and personally holds numerous patents, including 15 in image processing and seven in biomedical engineering.

     PAUL S. GLOVER has been Vice President -- Finance and Chief Financial Officer of the Company since December 1994 and was Director of Financial Operations from August 1994 through December 1994. Mr. Glover was the executive vice president of Uniprompt Microsystems, Inc. and president of its wholly owned subsidiary, Unisoft, Inc., from August 1990 through July 1994. Mr. Glover served as a certified public accountant with the national accounting firms of Main Hurdman and Company (now part of KPMG Peat Marwick LLP) and Deloitte, Haskins and Sells (now part of Deloitte & Touche LLP).

     JERRY L. CARSON has been a director of the Company since January 1993. Mr. Carson has been executive vice president and chief financial officer of Evans Enterprises, a property management and real estate development firm in Bedford, New Hampshire, since 1990. Mr. Carson was executive vice president and chief financial officer of Playboy Enterprises, Inc. from 1988 to 1990 and held the positions of vice president of corporate development and treasurer of Baxter International from 1980 to 1986.

     THOMAS J. MARTINSON has been a director of the Company since 1986. He also was the Company's Chairman of the Board from 1986 until 1996 and Secretary from 1986 until 1994. Mr. Martinson has been president of Martinson & Company, Ltd. of Wayzata, Minnesota, an investment banking firm, since 1985. In March 1996, Mr. Martinson became the chairman of the board of directors of Interventional Innovations Corporation of St. Paul, Minnesota.

     BRET R. MAXWELL has been a director of the Company since May 1996. Mr. Maxwell is a managing director of First Analysis Corporation, a securities investment firm which he joined in 1982. Mr. Maxwell is also a director of Continental Waste Industries, Inc. and numerous privately held companies.


     DANIEL RAYNOR has been a director of the Company since May 1996. Mr. Raynor has been the president of a general partner of The Argentum Group, a private investment firm, since November, 1987, and chairman of the general partner of Argentum Capital Partners, L.P., a small business investment company, since its organization in February 1990.


     RICHARD W. TRUELICK has been a director of the Company since May 1996. Mr. Truelick is the sole owner of Truelick Associates, a merger consulting and investment firm, where he has been employed since 1988. From 1979 through 1988, Mr. Truelick was a partner in Adler-Truelick Associates, also a merger consulting and investment firm. Mr. Truelick was vice president corporate development for Beatrice Foods Company from 1968 through 1979.

     STEVEN J. AKERSON has been Vice President -- Clinical Products of the Company since March 1996. Mr. Akerson was the Company's Director of Product Development from 1994 until March 1996. From 1983 to 1994, Mr. Akerson was employed by IBAX Healthcare Systems in various management and director level positions in the product development area.

     PHILIP R. KNEELAND has been Vice President -- Technical Operations of the Company since August 1994. From 1992 to 1994 Mr. Kneeland was vice president of development of DTR. From 1983 to 1992, Mr. Kneeland was employed by IBAX Healthcare Systems in capacities related to healthcare data processing consulting and facilities management with emphasis in developing and implementing new service products. Mr. Kneeland is married to Ms. Moline.

     MARY LU LANDER has been Vice President -- Marketing of the Company since September 1994. From 1991 to 1994 Ms. Lander was president of Health Practice Services, a re-marketer of physician practice management systems. Prior to 1991, Ms. Lander was director of marketing services for Unisys Corporation, Healthcare Systems Division.

     MATTHEW P. LAWTON has been Vice President -- Customer Sales of the Company since August 1994. Mr. Lawton was Director of Sales and Marketing for DTR from 1992 to 1994. He has significant healthcare systems experience with multiple healthcare information system vendors, including IBAX Healthcare Systems, where he held the position of vice president of product development.

     LINDA A. MOLINE has been Vice President -- Professional Services of the Company since August 1994. From 1992 to 1994 Ms. Moline held the position of director of customer services for DTR. Ms. Moline, who is a registered records administrator, was development manager of application design for IBAX Healthcare Systems, where she was employed from 1985 to 1992. Ms. Moline is married to Mr. Kneeland.

     BRUCE B. SHERR has been Vice President -- Sales of the Company since October 1995. Prior to joining the Company in 1995 and during 1994, Mr. Sherr was vice president of sales and marketing for Biovation, a laboratory information systems company. During 1993 and 1994, Mr. Sherr was vice president of sales for the Western Division of First Data Corporation, Health System Group. Mr. Sherr was vice president of sales for Micro Health Systems during 1992 and 1993, and was director of sales for Critikon, a division of Johnson & Johnson, from 1990 to 1992.

     Officers of the Company serve at the pleasure of the Board of Directors, subject to the terms of any employment agreements with the Company. The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when their successor is duly elected and qualified. Other than Mr. Kneeland and Ms. Moline, there are no family relationships among any of the Company's officers and directors. See "Management -- Employment Agreements."

COMPENSATION OF DIRECTORS

     Non-employee directors are compensated at the rate of $500 plus expenses for each Board meeting attended in person and receive a five-year warrant for 25,500 shares of Common Stock upon their election to the Board of Directors. The exercise price of the warrant is equal to the average of the closing bid and ask prices of Common Stock on the date of issuance. Prior to June 14, 1995, these warrants vested one-third upon issuance and one-third upon each of the first and second anniversaries of issuance. After June 13, 1995, these warrants were issued to vest 40% upon issuance and 20% on each of the next three anniversaries. In addition, warrants to purchase 5,000 shares of Common Stock are issued annually to non-employee directors starting at the beginning of that director's third consecutive term in office. Each warrant has a five year term and an exercise price equal to the average of the closing bid and ask prices of Common Stock on the date of issuance. Prior to June 14, 1995, these warrants vested fully upon issuance. After June 13, 1995 these warrants were issued to vest 40% upon issuance and 20% on each of the next three anniversaries. With certain exceptions, all outside director warrants expire upon the termination of that director's service to the Company as a director. See "-- Director and Management Stock Warrant and Option Plan."

     No director receives any additional compensation for services as a member of any committee of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table is a summary of the annual, long-term and other compensation of the Company's Chief Executive Officer and each other corporate officer whose total salary and bonus during the fiscal year ended December 31, 1995 exceeded $100,000 (collectively, the "Named Officers.")

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                     --------------------
                                            ANNUAL COMPENSATION
                                          ------------------------    AWARDS      PAYOUTS
                                                     OTHER ANNUAL    --------     -------    ALL OTHER
            NAME AND                                 COMPENSATION    OPTIONS/      LTIP     COMPENSATION
       PRINCIPAL POSITION          YEAR    SALARY         (1)          SARS       PAYOUTS       (2)
       ------------------          ----   --------   -------------   --------     -------   ------------
David M. Pomerance...............  1995   $151,750      $ 7,800            --          --      $2,772
  Chairman of the Board            1994     73,365        2,600       250,000(3)       --         804
  and Secretary
Mitchel J. Laskey................  1995    151,750        7,800            --     $50,000       2,772
  President, Chief Executive       1994     50,000        2,600       250,000(3)   20,833(4)      924
  Officer and Treasurer
Philip R. Kneeland...............  1995    100,000        7,800        25,000(5)       --       2,772
  Vice President -- Technical      1994     33,333        2,600            --          --         920
  Operations
Matthew P. Lawton................  1995    100,000           --        10,000(5)       --          --
  Vice President -- Customer       1994     31,667           --            --          --          --
  Sales

- ---------------

(1) Includes amounts paid as car allowances.
(2) Includes Company contributions to the individual employee's 401(k) Retirement Plan.
(3) Options awarded during 1994 to Messrs. Pomerance and Laskey were in addition to compensation paid under their respective employment agreements.
(4) Represents amounts paid under a deferred compensation agreement with Mitchel
     J. Laskey assumed in connection with the acquisition of DTR which is payable in monthly installments of $4,167. As of July 31, 1996, $50,004 was owed to Mr. Laskey under this agreement.
(5) Options awarded under the 1993 Incentive Stock Option Plan.

STOCK OPTION INFORMATION

     The following table sets forth information relative to stock options granted to the Named Officers. The Company has not granted any stock appreciation rights.

                           OPTION GRANTS DURING 1995

                                                                                              POTENTIAL
                                                                                             REALIZABLE
                                                       INDIVIDUAL GRANTS                        VALUE
                                        -----------------------------------------------   AT ASSUMED ANNUAL
                                                    PERCENT OF                             RATES OF STOCK
                                        NUMBER OF     TOTAL                                     PRICE
                                        SECURITIES   OPTIONS                                APPRECIATION
                                        UNDERLYING  GRANTED TO   EXERCISE                 FOR OPTION TERMS
                                         OPTIONS    EMPLOYEES      PRICE     EXPIRATION   -----------------
                 NAME                    GRANTED     IN 1995     PER SHARE      DATE        5%        10%
- --------------------------------------  ---------   ----------   ---------   ----------   -------   -------
Mitchel J. Laskey.....................   250,000(1)    38.00%      $1.00       8/23/99    $15,131   $68,524
David M. Pomerance....................   250,000(2)    38.00        1.00       7/06/99     13,484    64,737
Philip R. Kneeland....................    25,000(2)     3.80        1.00       6/13/05     13,177    35,791
Matthew P. Lawton.....................    10,000(3)     1.52        1.00       6/13/05      5,271    14,316

- ---------------

(1) Represents previously granted employment contract options covering 250,000 shares as to which the option price was reduced to $1.00 from $1.6875 per share of Common Stock on September 13, 1995.
(2) Represents previously granted employment contract options covering 250,000 shares as to which the option price was reduced to $1.00 from $1.875 per share of Common Stock on September 13, 1995.
(3) Options awarded under the 1993 Incentive Stock Option Plan.

     The following table sets forth information relative to stock options exercised by the Named Officers and values of stock options held by those officers that were outstanding at year end. No options were exercised by any executive officer of the Company during 1995.

             AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

                                                                                  VALUE OF UNEXERCISED
                                         NUMBER OF SECURITIES UNDERLYING              IN-THE-MONEY
                                         UNEXERCISED OPTIONS AT YEAR END          OPTIONS AT YEAR END
                                         --------------------------------   --------------------------------
                 NAME                    EXERCISABLE        UNEXERCISABLE   EXERCISABLE        UNEXERCISABLE
- ---------------------------------------  -----------        -------------   -----------        -------------
David M. Pomerance.....................    180,500             100,000       $ 213,282           $ 140,625
Mitchel J. Laskey......................    180,500             100,000         210,938             140,625
Philip R. Kneeland.....................         --              25,000              --              35,156
Matthew P. Lawton......................         --              10,000              --              14,063

EMPLOYMENT AGREEMENTS

     In August 1994, the Company entered into an employment agreement with Mitchel J. Laskey to serve as the Company's President and Chief Operating Officer. The agreement is for a term of three years, which automatically renews for two successive one-year periods, unless terminated by either party not less than 60 days prior to end of the initial, or renewal term, as the case may be. The agreement provides for an annual base salary of $150,000, which is to be reviewed annually by the Board of Directors. In March 1996, the Board of Directors approved an increase in the base salary of Mr. Laskey to $187,500, effective March 1, 1996. If the employment agreement is terminated without cause, one year of Mr. Laskey's annual base salary as of the date of termination, in addition to all other benefits and other compensation, if any, shall accrue and be paid. The agreement contains a covenant not to compete for two years after termination.

     In June 1996, the Company entered into an employment agreement with Nikhil
A. Bhatt to serve as the Company's Senior Vice President and Chief Technical Officer. The agreement is for a term of three years, which automatically renews for three successive one-year periods, unless terminated by the Company not less than 60 days prior to the commencement of any renewal period. The agreement provides for an annual base salary of $155,000, which is to be reviewed annually by the Board of Directors and is subject to increases based on the Consumer Price Index. If the employment agreement is terminated without cause, the Company fails to renew the contract or Mr. Bhatt elects to terminate for "good reason," Mr. Bhatt is to receive on the termination date a lump sum cash payment equal to one year of Mr. Bhatt's annual base salary, in addition to all other benefits and other compensation to which he would be entitled if he were an employee during the one-year period. The agreement contains a covenant not to compete for a period of 18 months after termination.

     In August 1994, the Company entered into an employment agreement with David
M. Pomerance, which was amended effective August 1, 1996. Pursuant to the amended agreement, Mr. Pomerance serves as Chairman of the Board and a part-time consultant to the Company. The agreement, as amended, is for a term of one year commencing August 1, 1996 and automatically renews for successive one-year periods unless terminated by written notice from either party within 60 days prior to the commencement of any renewal term. The agreement provides for a one-time payment of approximately $10,000 on August 1, 1996, monthly payments of $1,500 for his services as Chairman of the Board and per diem payments of $2,500, with a non-cumulative minimum of five days per month, for his part-time services as a consultant. The agreement, as amended, also provides that Mr. Pomerance shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties. Mr. Pomerance has waived participation in the MIC Plan and in all vacation and sick day benefit programs. In consideration for Mr. Pomerance entering into the amendment, the Company agreed (i) to pay Mr. Pomerance a bonus of $12,500 per quarter for four calendar quarters commencing August 1, 1996, and (ii) that certain unvested options held by Mr. Pomerance to purchase an aggregate of 50,000 shares of Common Stock be deemed vested as of August 1, 1996.

MANAGEMENT INCENTIVE COMPENSATION PLAN

     The Company has a Management Incentive Compensation ("MIC") Plan pursuant to which cash distributions may be made annually based on the Company's earnings growth and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors, annually as a percentage of targeted increases in net earnings. Individual distributions from the pool are determined by the Compensation Committee based on recommendations from the Company's President and Chief Executive Officer. With respect to 1996, the Board of Directors has established $1,000,000 as the target of pre-tax net income before any amount is paid pursuant to the MIC Plan. Maximum bonuses to be paid for 1996 will not be greater than 20% of pre-tax net income. No amounts were accrued or paid under the MIC Plan based on the Company's operating results in 1995.

1983 INCENTIVE STOCK OPTION PLAN

     The Company had an incentive stock option plan which expired March 1993 ("1983 Plan"). Under the 1983 Plan as of July 31, 1996, there are 9,000 shares of Common Stock underlying unexpired outstanding incentive options. Options may be exercised for periods up to ten years from date of grant or, in the case of holders of ten percent or more of the Company's Common Stock five years from date of grant. The expiration of the 1983 Plan does not effect the right of the holders to exercise unexpired options under such plan.

1993 INCENTIVE STOCK OPTION PLAN

     The Company adopted an incentive stock option plan in 1993 ("1993 Plan"). As of July 31, 1996, there were 392,190 shares of Common Stock underlying unexpired outstanding options granted under the 1993 Plan. The exercise price of the options granted under the Plan may not be less than 100% of the fair market value of the Company's Common Stock on the grant date or, in the case of holders of ten percent or more of the Company's Common Stock, 110% of the fair market value of the Company's Common Stock at grant date. Options may be exercised to acquire 40% of the shares underlying the option after one year, 30% after two years and 30% after three years. The terms and vesting schedule of options granted under both the 1983 Plan and 1993 Plan are the same. All full-time permanent Company employees have been eligible to participate under both plans. Options may be exercised either by payment of cash or, at the discretion of the Compensation Committee, delivery of shares of Common Stock.

DIRECTOR AND MANAGEMENT STOCK WARRANT AND OPTION PLAN

     The Company adopted the director and management stock warrant and option plan in 1993 ("D&M Plan") for the issuance of stock purchase warrants and stock options to directors, officers and key management employees of the Company. Grants under this plan are made under the direction of the Company's Compensation Committee. The purpose of the plan is to attract and retain talented directors, officers and key management employees of the Company.

     The Company has reserved 250,000 shares of its Common Stock for issuance upon the exercise of warrants and options granted under the D&M Plan. As of July 31, 1996, there were 157,000 shares of Common Stock underlying unexpired outstanding warrants granted under the D&M Plan. Under the D&M Plan, warrants to directors are to be issued with an exercise price equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance. Options to employees and officers are to be issued with an exercise price of no less than 85% of the fair market value of the Company's Common Stock on the date of issuance.

EMPLOYEE STOCK PURCHASE PLAN

     The Company adopted the Employee Stock Purchase Plan in 1993 for the purpose of encouraging full-time employees to become shareholders in the Company. The Company has reserved 200,000 shares of its Common Stock for issuance pursuant to purchases under this plan. As of July 31, 1996, 50,666 shares have been issued under the Employee Stock Purchase Plan.

     The price for stock purchased under the Employee Stock Purchase Plan is the lesser of 85% of the average bid and ask prices of the Company's Common Stock at the beginning of and at the end of each six month purchase period. Employees pay for the shares through payroll deductions. This Plan qualifies for favorable tax treatment to employees under Sections 421 and 423 of the Internal Revenue Code.

                              CERTAIN TRANSACTIONS


     During 1993, 1994 and 1995, the Company incurred $0, $55,000 and $65,000, respectively, of airline transportation charges from DDK Enterprises LLC ("DDK") on terms which management believes approximate fair market value. DDK is majority owned by Mr. Pomerance. Effective August 1, 1996 the Company will no longer incur such expenses.



     In each of 1993, 1994 and 1995, Mr. Martinson received $12,000 plus reimbursement of expenses for his services as the Company's Chairman of the Board. In addition, Martinson & Company, Ltd., which is wholly-owned by Mr. Martinson, provides financial, consulting and advisory services to the Company. The Company incurred $18,500 plus expenses to Martinson & Company, Ltd. for these services in 1995. The Company has not paid Martinson & Company, Ltd. for financial consulting and advisory services in 1996 and does not anticipate incurring fees for such services in the future.



     In connection with the private placement offering of subordinated convertible notes in June 1995, Messrs. Pomerance, Laskey and Martinson purchased notes in the principal amount of $100,000, $100,000 and $50,000, respectively, and received warrants to purchase 20,000, 20,000 and 10,000 shares of Common Stock, respectively. See "Description of Securities -- Warrants." These notes were converted into Series A Preferred Stock on November 28, 1995 at $0.80 per share.



     In December 1995, in connection with the private placement of Series B Preferred Stock, The Argentum Group was paid a financial consulting fee of $175,000 and purchased warrants to purchase 210,000 shares of Common Stock for $25,000. Mr. Raynor is the president of a general partner of The Argentum Group.


     On August 16, 1996, Messrs. Pomerance, Laskey, Maxwell and certain other shareholders of the Company made unsecured loans to the Company in an aggregate amount of $1,000,000, pursuant to which the Company executed the Unsecured Notes. The Unsecured Notes provide for payment, in full, at the earlier of the completion of this Offering or November 14, 1996, together with interest at a rate of 13% per annum.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information concerning the beneficial ownership of Common Stock as of July 31, 1996 by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock, (ii) each director and current executive officer, (iii) the Selling Shareholders, and (iv) all executive officers and directors of the Company as a group.


                                       SHARES BENEFICIALLY
                                         OWNED PRIOR TO                             SHARES BENEFICIALLY
                                           OFFERING(2)                            OWNED AFTER OFFERING(3)
                                     -----------------------   NUMBER OF SHARES   -----------------------
              NAME(1)                 NUMBER         PERCENT    BEING OFFERED      NUMBER         PERCENT
- -----------------------------------  ---------       -------   ----------------   ---------       -------
Mitchel J. Laskey(4)...............    938,255          8.1%             --         938,255          6.0%
David M. Pomerance(5)..............    437,900          3.8              --         437,900          2.8
Nikhil A. Bhatt(6).................     60,000            *              --          60,000            *
Paul S. Glover(7)..................     10,000            *              --          10,000            *
Daniel Raynor(8)...................  2,186,450         18.9           5,000       1,866,450         12.0
Bret R. Maxwell(9).................  2,103,950         18.4           5,000       1,768,950         11.5
Thomas J. Martinson(10)............    177,500          1.6          15,000         162,500          1.1
Richard W. Truelick(11)............    102,700            *          10,000          92,700            *
Jerry L. Carson(12)................     40,500            *              --          40,500            *
Philip R. Kneeland(13).............    349,401          3.1          25,000         321,901          2.1
Linda Ann Moline(14)...............    349,401          3.1           2,500         321,901          2.1
Matthew P. Lawton(15)..............     67,690            *           5,000          62,690            *
Walter Barandiaran(16).............  2,245,000         19.7          16,000       1,914,000         12.4
First Analysis Corporation(17).....  2,062,500         18.1              --       1,732,500         11.2
Oliver Nicklin(18).................  2,062,500         18.1              --       1,732,500         11.2
Environmental Private Equity Fund
  II, L.P.(19).....................  1,031,250          9.0         165,000         866,250          5.6
The Productivity Fund, III,
  L.P.(20).........................  1,031,250          9.0         165,000         866,250          5.6
Argentum Capital Partners,
  L.P.(21).........................    938,750          8.2         150,000         788,750          5.1
Okabena Partnership, K(22).........    500,000          4.4          43,950         456,050          3.0
First Bank System, Inc. ...........    499,600          4.4              --         499,600          3.2
Charles Richard Johnson(23)........    255,120          2.2          75,000         180,120          1.2
Advisors Trust(24).................     93,750            *          15,000          78,750            *
Robert Goldstein(25)...............     93,750            *          15,000          78,750            *
Joseph Cooper(26)..................     82,500            *          10,000          72,500            *
Ronald J. Adams(27)................     72,500            *          62,500          10,000            *
Charles Farrow(28).................     72,500            *          62,500          10,000            *
David Moore(29)....................     72,500            *          62,500          10,000            *
Don Aron(30).......................     62,500            *          10,000          52,500            *
Mathers Associates, L.P.(31).......     62,500            *          10,000          52,500            *
Edward M. Sellian(32)..............     62,500            *          10,000          52,500            *
Robert L. Frome(33)................     43,750            *           7,000          36,750            *
Sherman Family Trust(34)...........     36,250            *          36,250              --            *
Arnold and Sandra Raynor(35).......     31,250            *           5,000          26,250            *
Richard Fields(36).................     30,000            *           4,800          25,200            *
Benjamin M. Fishman(37)............     27,500            *           2,000          25,200            *
Steven Wolosky(38).................     18,750            *           3,000          15,750            *
Robert Grossman(39)................     12,500            *           2,000          10,500            *
All executive officers and
  directors as a group (nine
  persons).........................  5,026,005         41.2         515,000       4,511,005         27.9


- ---------------

  *  Less than 1.0%

 (1) The address for each of the officers and directors is 101 Southhall Lane, Suite 210, Maitland, Florida 32751. The other addresses are as follows: Mr. Raynor, c/o The Argentum Group, 405 Lexington Avenue, 54th Floor, New York, NY 10174; Mr. Maxwell, c/o First Analysis Corporation, The Sears Tower, Suite 9500, 233 South Wacker Drive, Chicago, IL 60606; Mr. Carson, Venetian Tower Place, PH 302, 2971 Gulf Shore Boulevard N., Naples, FL 33940, Mr. Martinson, c/o Martinson & Company, 140 Barry Avenue North, Wayzata, MN 55391; Mr. Truelick, c/o Truelick Associates, 167 Regatta Drive, Jupiter, FL 33477; The Productivity Fund, III, L.P., 233 South Wacker Drive, Suite 9500, Chicago, IL 60606; Environmental Private Equity Fund II, L.P., 233 South Wacker Drive, Suite 9500, Chicago, IL 60606; Argentum Capital Partners, L.P., 405 Lexington Avenue, 54th Floor, New York, NY 10174; First Analysis Corporation, 233 South Wacker Drive, Suite 9500, Chicago, IL 60606; Mr. Barandiaran, 245 East 93rd Street, Apt. 26D, New York, NY 10128; Mr. Nicklin, 233 South Wacker Drive, Suite 9500, Chicago, IL 60606; Okabena Partnership, K, 5140 Norwest Center, Minneapolis, MN 55402; First Bank System, Inc., 601 Second Avenue South, Minneapolis, MN 55402; Mr. Moore, 2814 S.E. Dune Drive, #2211, Stuart, FL 34996; Mr. Farrow, 47 North River Road, Stuart, FL 34996; Mr. Adams, 395 Golf Brook Circle, #111, Longwood, FL 32779; Sherwin Family Trust, 17166 Pocato Way, San Diego, CA 92128; Mr. Fishman, c/o The Argentum Group, 405 Lexington Avenue, 54th Floor, New York, NY 10174; Mr. Grossman, 420 East 70th Street, Apt. 8Q, New York, NY 10021; Advisors Trust, c/o Mr. Tessler, c/o Fusion Systems Corp., 7600 Standish Place, Rockville, MD 20855; Mr. Goldstein, c/o Equity Group Profit Sharing Plan & Trust, 919 Third Avenue, 18th Floor, New York, NY 10022; Mathers Associates, L.P., 160 East 65th Street, Apt. 23F, New York, NY 10021; Mr. Cooper, 415 Northern Boulevard, Great Neck, NY 10021; Mr. Sellian, 6794 S.E. Isle Way, Stuart, FL 34996; Mr. Fields, c/o Allen & Company, 711 Fifth Avenue, 9th Floor, New York, NY 10022; Mr. Frome, c/o Olshan, Grundman, Frome & Rosenweig, 505 Park Avenue, 16th Floor, New York, NY 10022-1170; Mr. Wolosky, c/o Olshan, Grundman, Frome & Rosenweig, 505 Park Avenue, 16th Floor, New York, New York 10022-1170; Mr. and Mrs. Raynor, c/o Shapiro & Lobel, 111 West 40th Street, New York, NY 10018; Mr. Aron, c/o The Aron Companies, 1400 Post Oak Blvd., Suite 500, Houston, TX 77056 and Mr. Johnson, 124 Meadow Boulevard, Sanford, FL 32771.
 (2) Shares not actually outstanding are deemed to be beneficially owned by an individual and outstanding if such individual has the right to acquire the shares within 60 days.

 (3) Excludes an aggregate of 150,000 shares of Common Stock subject to the Underwriters' over-allotment option.


 (4) Includes 125,000 shares of Series A Preferred Stock and 220,000 shares of Common Stock that Mr. Laskey may acquire within 60 days upon the exercise of stock purchase warrants. Does not reflect the occurrence of the following events that took place after July 31, 1996: (i) on August 15, 1996, Mr. Laskey transferred 125,000 shares of Series A Preferred Stock to the Laskey Family Irrevocable Trust, with respect to which he exercises no control and disclaims any beneficial ownership interest; and (ii) on August 15, 1996, the Board of Directors granted Mr. Laskey options to purchase 50,000 shares of Common Stock at an exercise price equal to the offering price set forth on the cover of this Prospectus, 40% of which vested on the date of the grant, and 20% of which will vest on each of three successive anniversaries thereafter.


 (5) Includes 125,000 shares of Series A Preferred Stock and 225,000 shares of Common Stock that Mr. Pomerance may acquire within 60 days upon the exercise of stock purchase warrants.


 (6) Includes 60,000 shares of Common Stock that Mr. Bhatt may acquire within 60 days upon the exercise of stock options.


 (7) Includes 10,000 shares of Common Stock that Mr. Glover may acquire within 60 days upon the exercise of stock purchase warrants.


 (8) Includes 31,250 shares of Series B Preferred Stock owned by Mr. Raynor. In addition, by reason of Mr. Raynor's status as controlling person of Argentum Capital Partners, L.P. ("ACP"), The Argentum Group ("TAG") and the general partner of Environmental Private Equity Fund II, L.P. ("EPEF"), Mr. Raynor may be deemed to be the indirect beneficial owner of 1,970,000 shares of Series B Preferred Stock owned by ACP and EPEF, and 175,000 additional shares of Common Stock which may be acquired by TAG within 60 days upon the exercise of stock purchase warrants.


 (9) Includes 2,062,500 shares of Series B Preferred Stock owned by The Productivity Fund III, L.P. ("PFIII") and EPEF. By reason of his status as the ultimate general partner, Mr. Maxwell may be deemed to be the indirect beneficial owner of PFIII and EPEF.


(10) Includes 10,000 shares attributed to him through ownership by Joan Martinson, his spouse. Also includes 62,500 shares of Series A Preferred Stock and 30,000 shares of Common Stock that Mr. Martinson may acquire within 60 days upon exercise of stock purchase warrants.


(11) Includes 62,500 shares of Series A Preferred Stock and 20,200 shares of Common Stock that Mr. Truelick may acquire within 60 days upon the exercise of stock purchase warrants.


(12) Includes 35,500 shares of Common Stock that Mr. Carson may acquire within 60 days upon the exercise stock purchase warrants.


(13) Includes 33,590 shares of Common Stock attributed to him through ownership by Ms. Moline, his spouse. Also, includes 10,000 shares of Common Stock that Ms. Moline may acquire, and 10,000 shares that Mr. Kneeland may acquire, within 60 days upon the exercise of stock purchase warrants.


(14) Includes 295,811 shares of Common Stock attributed to her through ownership by Mr. Kneeland, her spouse. Additionally, includes 10,000 shares of Common Stock that Mr. Kneeland may acquire, and 10,000 shares of Common Stock that Ms. Moline may acquire, within 60 days upon the exercise of stock purchase warrants.


(15) Includes 4,000 shares of Common Stock that Mr. Lawton may acquire within 60 days upon the exercise of stock purchase warrants.


(16) Includes 50,000 shares of Series B Preferred Stock owned by Mr. Barandiaran through his individual retirement account and 50,000 shares of Series B Preferred Stock held by an individual retirement account for the benefit of his spouse and controlled by Mr. Barandiaran pursuant to a power of attorney. In addition, by reason of Mr. Barandiaran's status as a controlling person of ACP, TAG and a general partner of EPEF, includes 1,031,250 shares of Series B Preferred Stock owned by EPEF, 938,570 shares of Series B Preferred Stock owned by ACP and 175,000 shares of Common Stock which may be acquired by TAG within 60 days upon the exercise of stock purchase warrants.


(17) Includes 1,031,250 shares of Series B Preferred Stock owned by EPEF and 1,031,250 shares of Series B Preferred Stock owned by PFIII. By reason of First Analysis Corporation's ("FAC") status as a general partner of PFIII and EPEF, FAC may be deemed to be the indirect beneficial owner of PFIII and EPEF.

(18) Includes 1,031,250 shares of Series B Preferred Stock owned by EPEF and 1,031,250 shares of Series B Preferred Stock owned by PFIII. By reason of Mr. Nicklin's status as the majority shareholder of FAC, the ultimate general partner of PFIII and EPEF, Mr. Nicklin may be deemed to be the indirect beneficial owner of PFIII and EPEF.


(19) Includes 1,031,250 shares of Series B Preferred Stock.


(20) Includes 1,031,250 shares of Series B Preferred Stock.


(21) Includes 938,750 shares of Series B Preferred Stock.


(22) Includes 125,000 shares of Series A Preferred Stock and 20,000 shares of Common Stock that Okabena Partnership, K may acquire within 60 days upon the exercise of stock purchase warrants.


(23) Includes 400 shares of Common Stock that Mr. Johnson may acquire within 60 days upon the exercise of stock purchase warrants.


(24) Includes 93,750 shares of Series B Preferred Stock.


(25) Includes 93,750 shares of Series B Preferred Stock.


(26) Includes 62,500 shares of Series B Preferred Stock and 20,000 shares of Common Stock that Mr. Cooper may acquire within 60 days upon the exercise of stock purchase warrants.


(27) Includes 62,500 shares of Series A Preferred Stock and 10,000 shares of Common Stock that Mr. Adams may acquire within 60 days upon exercise of stock purchase warrants.


(28) Includes 62,500 shares of Series A Preferred Stock and 10,000 shares of Common Stock that Mr. Farrow may acquire within 60 days upon exercise of stock purchase warrants.


(29) Includes 62,500 shares of Series A Preferred Stock and 10,000 shares of Common Stock that Mr. Moore may acquire within 60 days upon exercise of stock purchase warrants.


(30) Includes 62,500 shares of Series B Preferred Stock.


(31) Includes 62,500 shares of Series B Preferred Stock.


(32) Includes 62,500 shares of Series B Preferred Stock.


(33) Includes 43,750 shares of Series B Preferred Stock.


(34) Includes 31,250 shares of Series A Preferred Stock and 5,000 shares of Common Stock that the Sherwin Family Trust may acquire within 60 days upon exercise of stock purchase warrants.


(35) Includes 31,250 shares of Series B Preferred Stock.


(36) Includes 30,000 shares of Series B Preferred Stock.


(37) Includes 5,625 shares of Series B Preferred Stock owned by Mr. Fishman through his individual retirement account and 6,875 shares of Series B Preferred Stock owned by Mr. Fishman. Also includes 15,000 shares of Common Stock that Mr. Fishman may acquire within 60 days upon exercise of stock purchase warrants.


(38) Includes 18,750 shares of Series B Preferred Stock.


(39) Includes 5,625 shares of Series B Preferred Stock owned by Mr. Grossman through his individual retirement account and 6,875 shares of Series B Preferred Stock owned by Mr. Grossman.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $0.01 per share. The holders of Common Stock have the following rights: (i) to share ratably in the distribution of dividends as and when declared by the Board of Directors out of funds legally available therefor; (ii) to cast one vote per share on all matters voted on by shareholders, generally; and (iii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The shares of Common Stock are not redeemable and do not carry any preemptive rights to subscribe for or purchase any additional shares of any class of stock.

PREFERRED STOCK


     Under the Company's Articles of Incorporation, the Board of Directors of the Company has the authority to divide the 10,000,000 authorized shares of preferred stock, $0.01 par value, into series and to fix the rights and preferences of any series so established. Variations between different series may be created by the Board of Directors with respect to such matters as voting rights, if any, the rate of dividend, the priority of payment thereof, and the right to cumulation thereof, if any, redemption terms and conditions, and the right of conversion, if any. The holders of preferred stock have no preemptive right to subscribe to any additional securities which may be issued by the Company, except as provided below.


     The Board of Directors has adopted a Certificate of Designation of the 9% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock") and the 9% Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"). The 968,750 outstanding shares of Series A Preferred Stock and 3,750,000 outstanding shares of Series B Preferred Stock will be automatically converted into shares of Common Stock on a one-to-one basis on the effectiveness of the Registration Statement of which this Prospectus is a part. Series A Preferred Stock and Series B Preferred Stock have certain dividend, liquidation, redemption, voting, conversion and pre-emptive rights. See Note E to the December 31, 1995 financial statements included herein.

     The following summary of the terms and provisions of the Series A Preferred Stock and Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Certificate of Designation, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

WARRANTS

     The Company has outstanding the following warrants as of June 30, 1996: (i) warrants to purchase up to 155,000 shares of Common Stock exercisable at a price of $1.00 per share at any time prior to July 31, 2000; (ii) warrants to purchase up to 210,000 shares of Common Stock exercisable at a price of $1.00 per share at any time prior to December 4, 2002; (iii) warrants to purchase up to 35,000 shares of Common Stock exercisable at a price of $4.32 per share at any time prior to December 12, 1996; and (iv) warrants to purchase 157,000 shares of Common Stock at exercise prices ranging from $1.00 to $6.025 issued pursuant to the D&M Plan. See "Management."

REGISTRATION RIGHTS


     An aggregate of 7,059,246 shares of the Common Stock outstanding or issuable upon exercise of certain warrants and options or upon conversion of the Series A Preferred Stock and Series B Preferred Stock have certain registration rights. All of such shares of Common Stock are either being offered hereby or registered in a registration statement being filed concurrently with the registration statement of which this Prospectus is a part.

CERTAIN FLORIDA LEGISLATION

     The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super-majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than ten percent of the outstanding voting shares of the corporation (or their affiliates).

     Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, Florida law and the Company's Articles of Incorporation presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties, and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. The Company may also indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of such corporation (or is or was serving at the request of such corporation in such a position for another entity) against liability if he acted in good faith and in a manner he reasonably believed to be in the best interests of such corporation and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

     The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and may thereby protect the continuity of the Company's management.

TRANSFER AGENT

     The Company's transfer agent is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 15,400,536 shares of Common Stock outstanding. All 5,000,000 shares offered hereby will be freely tradeable. In a registration statement which is intended to become effective concurrently with the registration statement of which this Prospectus is a part, 6,278,746 shares of Common Stock are being registered by certain shareholders of the Company, which will result in all of the shares of Common Stock outstanding and underlying options and warrants being registered. The holders of substantially all the shares of Common Stock being offered in the concurrent offering have agreed with the Underwriters not to sell or otherwise dispose of any of such shares for a period of 180 days after the closing of the Offering. Of the shares of Common Stock outstanding and underlying options and warrants 4,979,596 shares are held by persons deemed "affiliates" of the Company as such term is defined in Rule 144 and are subject to the "manner of sale" restrictions under Rule 144.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, Raymond James & Associates, Inc. and Vector Securities International, Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Raymond James & Associates, Inc. .........................................
    Vector Securities International, Inc. ....................................

                                                                                 -------
              TOTAL...........................................................
                                                                                 =======

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

     The Underwriters through the Representatives, propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain
dealers at a price which represents a concession not in excess of $       per
share under the public offering price. The Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $       per share to certain
other dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Certain of the Underwriters and the selling group members that currently act as market makers for the Common Stock of the Company may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with the Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 10b-6A permits, upon satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making activity when Rule 10b-6A would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or affecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution of the Common Stock. Each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the Registration Statement of which this Prospectus forms a part.

     The Company and the Selling Shareholders have granted the Underwriters options exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 750,000 additional shares of Common Stock, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Of the shares subject to this option, 600,000 shares will be sold by the Company and 150,000 shares will be sold by the Selling Shareholders. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Company and the Selling Shareholders will be obligated, pursuant to the options, to sell such shares to the Underwriters. The Underwriters may exercise their options only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain civil liabilities, including liabilities under the Securities Act.

     The Company, each of its officers and directors and certain shareholders have agreed not to sell without the consent of the Representatives any shares of Common Stock to the public, other than shares offered hereby, for a period 180 days following the closing of this Offering. This restriction does not apply to certain issuances of Common Stock by the Company pursuant to its stock option plans. See "Shares Eligible for Future Sale."


     The Company has agreed to sell to the Representatives or their designees, for an aggregate of $100, warrants (the "Representatives' Warrants") to purchase up to 250,000 shares of Common Stock for a period of three years commencing one year from the date of this Prospectus (the "Warrant Exercise Term") at 120% of the public offering price. The Representatives' Warrants may not be transferred for one year from the date of the Prospectus, except to the officers, employees and shareholders of the Representatives. During the Warrant Exercise Term, the holders of the Representatives' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. Any profit realized by the Representatives on the sale of the Representatives' Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation.


     The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company has applied for the Common Stock to be listed on the Nasdaq National Market under the symbol DHTI.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cohen, Berke, Bernstein, Brodie & Kondell, P.A., Miami, Florida. Certain legal matters in connection with the underwriting will be passed upon by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida, counsel for the Underwriters. Mr. Richard N. Bernstein, a principal in the law firm of Cohen, Berke, Bernstein, Brodie & Kondell, P.A. is the trustee of the Laskey Family Irrevocable Trust, which is the owner of 125,000 shares of Series A Preferred Stock.

                                    EXPERTS

     The financial statements and schedule of Dynamic Healthcare Technologies, Inc. as of December 31, 1994 and 1995, and for each of the years then ended, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended June 30, 1995 and 1996, included herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, the separate report included herein for the six months ended June 30, 1995 and 1996, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The financial statements of Terrano Corporation, the previous corporate name of the Company, for the year ended December 31, 1993 included in this Prospectus and the related financial statement schedule for the year ended December 31, 1993 included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of DMI as of March 31, 1995 and 1996 and for each of the years then ended included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files, reports, proxy statements and other information with the SEC. These materials can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 25049 at prescribed rates. The Company's Common Stock is quoted on Nasdaq. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

     A Registration Statement on Form S-1 relating to the Common Stock offered hereby has been filed by the Company with the SEC in Washington, DC. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge and may be obtained at prescribed rates from the SEC at the Public Reference Section of the SEC maintained at its principal office located at 450 Fifth Street, N.W., Washington, DC 25049, the New York Regional Office located at 75 Park Place, Room 1228, New York, New York 10007, or the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or Internet Address: http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
  Independent Auditors' Report -- KPMG Peat Marwick LLP...............................   F-2
  Independent Auditors' Report -- Deloitte & Touche LLP...............................   F-3
  Balance Sheets as of December 31, 1994 and 1995.....................................   F-4
  Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995.......   F-5
  Statements of Shareholders' Equity for the Years Ended December 31, 1993, 1994 and
     1995.............................................................................   F-6
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995.......   F-7
  Notes to Financial Statements.......................................................   F-8
  Independent Auditors' Review Report -- KPMG Peat Marwick LLP........................  F-19
  Condensed Consolidated Balance Sheet as of June 30, 1996 (Unaudited)................  F-20
  Condensed Consolidated Statement of Operations for the Six Months Ended
     June 30, 1995 and 1996 (Unaudited)...............................................  F-21
  Condensed Consolidated Statement of Cash Flows for the Six Months Ended
     June 30, 1995 and 1996 (Unaudited)...............................................  F-22
  Notes to Condensed Consolidated Financial Statements (Unaudited)....................  F-23
DIMENSIONAL MEDICINE, INC.
  Independent Auditors' Report -- Ernst & Young LLP...................................  F-27
  Balance Sheets as of March 31, 1995 and 1996........................................  F-28
  Statements of Operations for the Years Ended March 31, 1995 and 1996................  F-29
  Statements of Shareholders' Equity for the Years Ended March 31, 1995 and 1996......  F-30
  Statements of Cash Flows for the Years Ended March 31, 1995 and 1996................  F-31
  Notes to Financial Statements.......................................................  F-32
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  Basis of Presentation...............................................................  F-38
  Pro Forma Condensed Consolidated Statements of Operations...........................  F-38
  Notes to Pro Forma Condensed Consolidated Statements of Operations..................  F-39

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Dynamic Healthcare Technologies, Inc.:

     We have audited the accompanying balance sheets of Dynamic Healthcare Technologies, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1994 and 1995 financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Healthcare Technologies, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/  KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                          KPMG PEAT MARWICK LLP

Orlando, Florida
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Terrano Corporation:

     We have audited the statements of operations, shareholders' equity, and cash flows of Terrano Corporation for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1993 financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Terrano Corporation for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

     The accompanying financial statements for the year ended December 31, 1993 have been restated.

                                          /s/  DELOITTE & TOUCHE LLP
                                          --------------------------------------
                                          DELOITTE & TOUCHE LLP

Orlando, Florida
March 16, 1994
(January 11, 1995 as to the 1993 restated financial statements)

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                                   1994          1995
                                                                                -----------   -----------
                                                 ASSETS
Current assets:
  Cash and cash equivalents...................................................  $    10,173   $ 2,290,366
  Restricted cash (Note K)....................................................           --        50,000
  Accounts receivable, net of allowance for doubtful accounts of $250,000 and
    $140,837 in 1994 and 1995, respectively...................................    2,166,813     2,811,711
  Unbilled receivables........................................................      528,372       307,693
  Other current assets........................................................      199,651       141,569
                                                                                -----------   -----------
         Total current assets.................................................    2,905,009     5,601,339
Property and equipment, net (Notes B and C)...................................    1,212,969     1,119,278
Capitalized software development costs, net of accumulated amortization of
  $1,273,095 and $1,835,701 in 1994 and 1995, respectively (Note A)...........    1,821,917     2,040,727
Goodwill, net of accumulated amortization of $54,787 and $209,479 at December
  31, 1994 and 1995, respectively (Note A)....................................    1,028,050       873,358
Other assets..................................................................       32,171        24,408
                                                                                -----------   -----------
                                                                                $ 7,000,116   $ 9,659,110
                                                                                ============  ============
                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit (Note C)....................................  $ 2,788,401   $        --
  Accounts payable and accrued expenses (Note F)..............................    1,182,450       852,515
  Deferred revenue............................................................    1,452,895     1,818,871
  Advance billings............................................................      351,835        80,260
  Bank note payable -- current maturities.....................................           --        73,285
                                                                                -----------   -----------
         Total current liabilities............................................    5,775,581     2,824,931
Bank note payable (Note C)....................................................           --     2,726,715
Accrued liability -- Acquisition contingency (Note G).........................      610,000            --
Other (Note J)................................................................      112,569        43,053
                                                                                -----------   -----------
    Total liabilities.........................................................    6,498,150     5,594,699
                                                                                -----------   -----------
Shareholders' equity (Note E):
  Series A preferred stock, $0.01 par value (liquidation preference of
    $782,992); authorized 1,055,938 shares; issued and outstanding 968,750
    shares as of December 31, 1995............................................           --         9,688
  Series B preferred stock, $0.01 par value (liquidation preference of
    $3,023,062); authorized 4,384,375 shares; issued and outstanding 3,750,000
    shares as of December 31, 1995............................................           --        37,500
  Common stock, $0.01 par value, authorized 20,000,000 shares; issued and outstanding 5,967,819 and 6,611,646 shares in 1994 and 1995,
    respectively..............................................................       59,678        66,116
  Additional paid-in capital..................................................    8,879,296    12,900,738
  Deficit.....................................................................   (8,437,008)   (8,949,631)
                                                                                -----------   -----------
         Total shareholders' equity...........................................      501,966     4,064,411
                                                                                -----------   -----------
                                                                                $ 7,000,116   $ 9,659,110
                                                                                ============  ============

                       See notes to financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                             1993          1994           1995
                                                          ----------    -----------    ----------
Operating revenues (Note A):
  Computer system equipment sales
     and support........................................  $3,961,164    $ 1,873,393    $1,101,017
  Application software licenses.........................   3,577,868      1,848,522     2,428,928
  Software support......................................   2,148,675      2,549,761     3,731,149
  Services and other....................................          --        715,466     1,625,242
                                                          ----------    -----------    ----------
          Total operating revenues......................   9,687,707      6,987,142     8,886,336
Costs and expenses:
  Cost of products sold.................................   3,158,671      1,547,453       880,639
  Client services expense...............................   1,437,204      2,600,913     2,824,987
  Software development costs............................   1,425,083      1,774,897     1,642,825
  Sales and marketing...................................   2,031,869      1,717,973     1,931,178
  General and administrative............................   1,381,973      2,218,807     1,768,005
  Restructuring costs (Note F)..........................          --        686,439            --
                                                          ----------    -----------    ----------
          Total costs and expenses......................   9,434,800     10,546,482     9,047,634
                                                          ----------    -----------    ----------
          Operating income (loss).......................     252,907     (3,559,340)     (161,298)
                                                          ----------    -----------    ----------
Other income (expense):
  Acquisition contingency (Note G)......................          --       (610,000)           --
  Interest expense and financing costs..................     (18,615)      (143,412)     (378,043)
  Miscellaneous.........................................      11,392          5,252        26,718
                                                          ----------    -----------    ----------
          Total other expense...........................      (7,223)      (748,160)     (351,325)
                                                          ----------    -----------    ----------
Earnings (loss) before income taxes.....................     245,684     (4,307,500)     (512,623)
Income taxes (Note H)...................................          --             --            --
                                                          ----------    -----------    ----------
Net earnings (loss).....................................  $  245,684    $(4,307,500)   $ (512,623)
                                                          ==========    ===========    ==========
Earnings (loss) per common share........................  $    (0.05)   $     (0.78)   $    (0.08)
                                                          ==========    ===========    ==========
Weighted average common shares outstanding..............   5,362,625      5,536,202     6,443,294

                       See notes to financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                              ADDITIONAL
                                            SERIES A    SERIES B    COMMON      PAID-IN
                                            PREFERRED   PREFERRED    STOCK      CAPITAL       DEFICIT
                                            ---------   ---------   -------   -----------   -----------
Balance, December 31, 1992................   $    --     $     --   $52,713   $ 7,532,617   $(4,375,192)
  Exercise of stock options...............        --           --        65         6,435            --
  Net earnings............................        --           --        --            --       245,684
                                              ------      -------   -------   -----------   -----------
Balance, December 31, 1993................        --           --    52,778     7,539,052    (4,129,508)
  Common stock issued to effect merger....        --           --     6,000     1,194,000            --
  Exercise of stock options...............        --           --       822       135,142            --
  Employee stock purchase plan............        --           --        78        11,102            --
  Net loss................................        --           --        --            --    (4,307,500)
                                              ------      -------   -------   -----------   -----------
Balance, December 31, 1994................        --           --    59,678     8,879,296    (8,437,008)
  Common stock issued to resolve
     acquisition contingency..............        --           --     6,100       603,900            --
  Conversion of subordinated convertible
     notes................................     9,688           --        --       760,062            --
  Issuance of Series B preferred stock....        --       37,500        --     2,601,005            --
  Issuance of warrants....................        --           --        --        25,000            --
  Exercise of stock options...............        --           --        50         4,950            --
  Employee stock purchase plan............        --           --       288        26,525            --
  Net loss................................        --           --        --            --      (512,623)
                                              ------      -------   -------   -----------   -----------
Balance, December 31, 1995................   $ 9,688     $ 37,500   $66,116   $12,900,738   $(8,949,631)
                                              ======      =======   =======   ===========   ===========

                       See notes to financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                             1993          1994          1995
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).....................................  $   245,684   $(4,307,500)  $  (512,623)
Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
     Depreciation and amortization......................      677,441     1,036,740     1,081,694
     Acquisition contingency............................           --       610,000            --
     Changes in assets and liabilities:
       Accounts receivable..............................     (634,020)   (1,096,151)     (644,898)
       Unbilled receivables.............................           --     1,949,552       220,679
       Other............................................       19,891       (17,844)       65,845
       Accounts payable and accrued expenses............       80,360       (95,206)     (329,935)
       Deferred revenue.................................      291,140        99,940       365,976
       Advance billings.................................           --       (45,236)     (271,575)
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................      680,496    (1,865,705)      (24,837)
                                                          -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Dynamic Technical Resources, Inc.......           --       286,586            --
  Capitalized software development costs................     (943,595)     (796,024)     (781,416)
  Purchases of property and equipment...................     (237,238)     (445,065)     (270,705)
  Restricted cash deposit...............................           --            --       (50,000)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........   (1,180,833)     (954,503)   (1,102,121)
                                                          -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (repayments) under line of credit, net.....      239,000     1,874,401    (2,788,401)
  Borrowings under bank note payable....................           --            --     2,800,000
  Proceeds from issuance of common stock................        6,500       147,144        31,813
  Other.................................................      (46,392)       20,084        (5,250)
  Proceeds from issuance of subordinated convertible
     notes..............................................           --            --       775,000
  Proceeds from issuance of Series B preferred stock....           --            --     2,638,505
  Proceeds from issuance of warrants....................           --            --        25,000
  Principal payments on long-term debt and capital lease
     obligations........................................           --      (311,390)      (69,516)
                                                          -----------   -----------   -----------
          Net cash provided by financing activities.....      199,108     1,730,239     3,407,151
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....     (301,229)   (1,089,969)    2,280,193
Cash and cash equivalents, beginning of year............    1,401,371     1,100,142        10,173
                                                          -----------   -----------   -----------
Cash and cash equivalents, end of year..................  $ 1,100,142   $    10,173   $ 2,290,366
                                                           ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
  Interest paid.........................................  $    16,284   $   102,354   $   375,434
                                                           ==========    ==========    ==========
  Income taxes paid (received)..........................  $    (3,823)  $         0   $         0
                                                           ==========    ==========    ==========

                       See notes to financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- Dynamic Healthcare Technologies, Inc. (formerly Terrano Corporation) develops, markets and supports clinical information systems and electronic health record solutions in the healthcare industry. The specific market segments in which the Company participates include Clinical Workstations, Document Imaging, Diagnostic Imaging, Laboratory Information Systems, Radiology Information Systems, and Perioperative (Anesthesiology) Information Systems. All of the Company's products are complementary to and contribute to the creation and maintenance of the electronic health record.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation and amortization. The cost of property and equipment is depreciated and amortized over the estimated useful lives of the related assets, ranging from five to ten years, using the straight-line method.

     Software Development Costs -- Costs incurred to establish the technological feasibility of computer software products are research and development costs and are charged to expense as incurred. Costs of producing product masters subsequent to establishing technological feasibility, including coding and testing, are capitalized. Capitalization of computer software costs ceases when the product is available for general release to customers. Amortization of capitalized Software Development Costs for the years ended December 31, 1993, 1994 and 1995 were $384,569, $505,613 and $562,606, respectively, and write downs to net realizable value of $0, $121,535 and $0, respectively. Capitalized software development costs are amortized using either the straight-line method over the estimated economic life of the product (currently five years) or the ratio of current revenues to current and anticipated revenues for the product whichever results in the greater amount of amortization. Unamortized capitalized costs of a computer software product in excess of its net realizable value of that asset are expensed.

     Goodwill -- Goodwill is stated at cost less accumulated amortization. Goodwill is amortized using the straight line method over a period of seven years. The Company assesses the recoverability of goodwill based upon projected operations over a period which represents the approximate remaining life of goodwill. The Company evaluates the recoverability of goodwill based on this forecast of future operations and income, and using a discount rate that reflects the Company's average cost of funds.

     Revenues -- Revenues are derived from the sale of computer hardware, licensing and sub-licensing of software, professional and technical consulting services, and maintenance and support services. Each customer contract is negotiated separately. Application software licenses and computer system equipment revenues are recorded when hardware and application software are delivered. Installation and training revenues, which are included with application software licenses revenues in the statements of operations are recognized as the services are performed. Software support revenues principally include contracts for continuing support services which cover a specific period, and from which revenue is recognized ratably over the period of the contract. Also included in software support revenue are revenues from other significant continuing obligations and post contract support obligations, which are typically under separate contract and are recognized as the services are performed. Services revenues are recognized as the services are performed.

     Employee Benefit Plan -- The Company has a 401(k) savings plan covering all full-time employees. Eligible employees may elect to defer 20% of their compensation up to the maximum allowed by the Internal Revenue Code. Company contributions are made at the discretion of the Board of Directors and amounted to $52,576, $75,545 and $63,390 in 1993, 1994 and 1995, respectively.

     Stock-Based Employee Compensation Plans -- The Company's employee stock option plans are accounted for under APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations.

     Income Taxes -- Deferred income taxes are provided on items that are recognized in different reporting periods for financial accounting and income tax purposes using the then enacted tax rates.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

     Earnings Per Share -- Earnings per share is computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options and warrants if dilutive. Fully diluted earnings per share do not differ significantly from primary earnings per share.

     Cash Equivalents -- For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk -- The Company generates revenue primarily through sales to the healthcare industry located throughout the United States. Due to this concentration, substantially all receivables at December 31, 1994 and 1995, are from healthcare institutions which may be similarly affected by changes in economic, regulatory or other conditions. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     The Company invests its excess cash in deposits with major financial institutions, in U.S. government agency securities and in commercial paper of companies with strong credit ratings. Generally, the investments mature within 90 days and, therefore, are subject to little risk. The Company has not experienced losses related to these investments.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of the Company's financial instruments. The fair value of cash and cash and equivalents approximates its carrying amounts because of the short maturity of those instruments. The fair value of bank note payable is estimated based on the current rates available to the Company for debt of the same remaining maturities and approximates its carrying amount.

NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement, which is effective for fiscal years beginning after December 15, 1995, provides that an entity review long-lived assets and certain identifiable intangibles, to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company will adopt this standard in 1996 and does not expect compliance with such standard to have a material effect, if any, on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement, which is effective for fiscal years beginning after December 15, 1995, provides that companies must either charge the value of stock options granted to their income statement or provide pro forma equivalent information in a footnote disclosure. The Company will adopt this standard in 1996 by providing pro forma equivalent information in a footnote disclosure.

     Reclassifications -- Certain prior year balances have been reclassified to conform to the 1995 presentation.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

B. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994           1995
                                                                  ----------     ----------
    Furniture and fixtures......................................  $  264,424     $  208,434
    Equipment...................................................   2,778,373      2,696,946
    Leasehold improvements......................................     110,150         48,559
                                                                  ----------     ----------
                                                                   3,152,947      2,953,939
    Less accumulated depreciation and amortization..............   1,939,978      1,834,661
                                                                  ----------     ----------
                                                                  $1,212,969     $1,119,278
                                                                  ==========     ==========

C. BANK NOTE PAYABLE

     On December 8, 1995 the Company entered into a $2,800,000 promissory note payable to a bank (the "Note"), and discharged its line of credit. The line of credit was due on demand with accrued interest payable monthly at the bank's prime plus one percent per annum. The terms of the Note require fixed monthly payments of principal and interest of $29,911 beginning January 1, 1996, and a balloon payment equal to the remaining unpaid principal balance and accrued interest on March 31, 1998. Principal payments are anticipated to approximate $73,000, $76,000, and $2,651,000 during the years ending December 31, 1996, 1997 and 1998, respectively. Interest on the outstanding principal balance accrues at the bank's prime rate plus two percent per annum (10.5% as of December 31, 1995). Under the applicable credit agreement, the bank has a security interest in all of the assets of the Company.

D. LEASES

     The Company leases certain equipment and office space under noncancelable operating leases. The leases call for monthly payments over terms of three to five years and include renewal options. With respect to the equipment leases, the Company is liable for all taxes, repairs and insurance. Total rent expense on all operating leases was $204,000, $208,000 and $161,835 for the years ended December 31, 1993, 1994 and 1995, respectively.

     The future minimum rental payments under operating leases as of December 31, 1995 are as follows:

                             YEAR ENDING DECEMBER 31,
    --------------------------------------------------------------------------
           1996...............................................................  $257,026
           1997...............................................................   240,718
           1998...............................................................   249,390
           1999...............................................................    62,890
                                                                                --------
           Total..............................................................  $810,024
                                                                                ========

E. CAPITAL STOCK, WARRANTS AND OPTIONS

     During 1993, the Company's Board of Directors adopted and the shareholders approved a stock warrant and option plan for directors and management employees (the "D&M Plan"), whereby 250,000 shares of Common Stock are reserved for issuance. Under the D&M Plan directors' warrants are five year warrants which vest under varying terms and are issued at an exercise price equal to the market price of the Company's Common Stock on the date of grant. Management employee options expire ten years after the first anniversary of the date of issuance and are issued at an exercise price of no less than 85% of the market price of the Company's Common Stock on the date of grant. During 1995, the shareholders approved an amendment to

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

the D&M Plan to conform the terms of vesting to 40% upon grant plus 20% per year for each of three years thereafter, and to provide for early vesting upon death or employment termination without cause for all future options granted under the D&M Plan. Additionally, annual warrants are issued to non-employee directors at the beginning of that director's third consecutive term in office. Each annual warrant is for 5,000 shares of the Company's Common Stock, has a five year term, has an exercise price equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance and is fully vested upon issuance. At December 31, 1995, the Company had stock warrants and options outstanding to purchase shares of its Common Stock under the D&M Plan as follows:

                NUMBER        PRESENTLY        PRICE        YEAR        EXPIRATION
               OF SHARES     EXERCISABLE     PER SHARE     GRANTED         DATE
               ---------     -----------     ---------     -------     -------------
Directors'
  Warrants:      25,500         25,500         $3.06         1991          May 1996
                  5,000          5,000          2.25         1993         June 1998
                 25,500         25,500          2.06         1993      January 1998
                 15,000         15,000          1.93         1994         June 1999
                  5,000          5,000          2.25         1994         June 1999
                 15,000         15,000          1.00         1995         June 2000
Management
 Employees'
  Options:           --             --
                 ------         ------
                 91,000         91,000
                 ======         ======

     As part of a public offering of Common Stock in December 1991, the Company granted warrants to an underwriter of its offering for 35,000 shares of Common Stock. As of December 31, 1995, these underwriter warrants are exercisable at $4.32 per share and will expire, if unexercised, in December 1996.

     The Company's Board of Directors adopted and the shareholders approved an incentive stock option plan in 1983 (the "1983 Plan") for key employees whereby 400,000 shares of common stock were reserved for issuance. Options granted vest 40%, 30% and 30% on the first, second and third anniversaries of their issuance, respectively and expire ten years after the date of grant. At December 31, 1995, the Company had granted options of 355,040 shares, of which options for 104,240 shares had been exercised and options for 19,000 shares were exercisable at between $1.00 and $1.9375 a share. No new options will be granted under the terms of the 1983 Plan.

     During 1993, the Company's Board of Directors adopted and the shareholders approved an incentive stock option plan (the "1993 Plan") for employees whereby 100,000 shares of Common Stock were reserved for issuance. The terms of the 1993 Plan are similar to the 1983 Plan. During 1995, the Company's Board of Directors adopted and the shareholders approved increasing shares issuable pursuant to the 1993 Plan to 600,000. At December 31, 1995, the Company had granted options of 177,750 shares, no options had been exercised, 13,700 options were terminated and options for 14,670 shares were exercisable between $1.93 and $2.25 a share. Under both the 1983 Plan and the 1993 Plan, the exercise price for stock options may not be less than the market price of the Company's Common Stock at date of grant.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

     Incentive stock option activity under the 1983 and 1993 Plans and price information follows:

                                                                              STOCK OPTION
                                                                  SHARES       PRICE RANGE
                                                                 --------     -------------
    Balance at December 31, 1992...............................   321,050     $1.00 - $3.06
      Exercised................................................    (6,500)        1.00
      Granted..................................................    58,500         2.25
      Canceled.................................................    (2,000)        1.53
                                                                 --------
    Balance at December 31, 1993...............................   371,050      1.00 -  3.06
      Exercised................................................   (56,750)     1.00 -  2.25
      Granted..................................................    34,575         1.94
      Canceled.................................................  (246,125)     1.00 -  3.06
                                                                 --------
    Balance at December 31, 1994...............................   102,750      1.00 -  2.25
      Exercised................................................    (5,000)        1.00
      Granted..................................................   143,000      1.00 -  1.13
      Canceled.................................................   (57,700)     1.00 -  2.25
                                                                 --------
    Balance at December 31, 1995...............................   183,050      1.00 -  2.25
                                                                 ========

     During 1993, the Company's Board of Directors and the shareholders approved an employee stock purchase plan effective for a five year period beginning January 1, 1994. The Company reserved 200,000 shares of Common Stock for issuance under this plan. This plan operates in one or more phases of six months each and is open for enrollment by employees working at least 20 hours per week and who have completed at least five months of service. A summary of plan activity is as follows:

                         PHASE                       PHASE ENDING DATE   SHARES ISSUED   PRICE
                       --------                      -----------------   -------------   -----
    1..............................................  June 30, 1994            5,274      $1.65
    2..............................................  December 31, 1994        2,535       0.98
    3..............................................  June 30, 1995            6,256       0.93
    4..............................................  December 31, 1995       22,575       0.93
                                                                             ------
                                                                             36,640
                                                                             ======

     On July 6, 1994, the Company's Board of Directors, in connection with an employment agreement, granted options to David M. Pomerance, covering 250,000 shares of Common Stock. The options are exercisable through July 6, 1999 in accordance with a vesting schedule of 40% upon grant plus 20% per year for each of three years thereafter at an exercise price of $1.875 per share, the fair market value on the date of the grant. On August 23, 1994, the Company's Board of Directors, in connection with an employment agreement, granted options to Mitchel J. Laskey, covering 250,000 shares of Common Stock under similar terms at an exercise price of $1.6875 per share, the fair market value on the date of the grant. Both option agreements provide for early vesting upon death or employment termination without cause. On September 13, 1995, the Company's Board of Directors reduced the exercise price on these employment options to $1.00 per share.

     The Articles of Incorporation authorize 10,000,000 shares of $0.01 par value preferred stock, in such series and variations in the relative rights and preferences, including voting rights, if any, among series as the Board of Directors shall determine.

     On November 15, 1995 the Company was authorized by the Board of Directors to reserve for issuance 1,055,938 Shares of 9% Series A Cumulative Convertible Preferred Stock $0.01 par value ("Series A

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

Preferred Stock"), and 4,384,375 shares of 9% Series B Cumulative Convertible Preferred Stock $0.01 par value ("Series B Preferred Stock"), (collectively, "Preferred Stock"), with the following attributes:

          (1) Rank. The Preferred Stock, with respect to dividend rights and voluntary or involuntary liquidation, winding-up, dissolution, merger and combination, rank prior to all classes of Common Stock.

          (2) Dividends. The holders of record of any outstanding shares of Preferred Stock are entitled to cumulative dividends on a pari passu basis at the rate per share of nine (9%) percent per annum payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year.

          (3) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock are entitled to receive and to be paid out of the assets of the Company available for distribution a liquidation distribution in cash in an amount equal to $0.80 per share plus accrued and unpaid dividends thereon to the date of such distribution.

          (4) Conversion Rights. The holders of shares of Preferred Stock have the rights, at their option, to receive on a share for share basis, Common Stock of the Company plus any dividends accrued and unpaid on any shares of Preferred Stock surrendered for conversion.

          (5) Mandatory Conversion. Each share of Series A Preferred Stock will automatically be converted into one share of Common Stock if (i) the Company's Common Stock shall have traded above $1.20 for 20 consecutive trading days on any nationally recognized stock exchange or Nasdaq and (ii) the underlying common shares have been registered under the Securities Act of 1933, as amended (the "Securities Act").

          Each share of Series B Preferred Stock shall automatically be converted into one share of Common Stock if (i) the Company's Common Stock shall have traded above $2.80 for 20 consecutive trading days on any nationally recognized stock exchange or Nasdaq and (ii) the average weekly trading volume during such 20 consecutive trading days is equal to or greater than 150,000 shares of Common Stock and (iii) either the underlying Common Stock have been registered under the Securities Act or eligible to be sold by the Series B Preferred Stock holders pursuant to Rule 144 promulgated under the Securities Act.

          (6) Redemption. The shares of the Series A Preferred Stock are not subject to redemption on or prior to June 30, 1998, or if any Series B Preferred Stock is outstanding. After June 30, 1998 the Series A Preferred Stock is redeemable in whole or in part, at any time at the option of the Company, at the following redemption prices: (i) $0.90 per share, if redeemed on or before June 30, 1999, and (ii) $0.80 per share thereafter, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will redeem such shares on a pro rata basis. Redemption of Series B Preferred Stock is at the option of the holder(s) upon the occurrence of a liquidating consolidation or merger, or a sale of substantially all of the Company's assets. There is no mandatory redemption or sinking fund obligation with respect to the Preferred Stock.

          (7) Voting Rights. The holders of shares of the Series A Preferred Stock are not entitled to any voting rights except as required by law or as described below. In the event quarterly dividends are in arrears for two calendar quarters the holder of shares of the Series A Preferred Stock shall have the same voting rights as if such shares of Series A Preferred Stock had been converted into shares of Common Stock.

     The holders of shares of Series B Preferred Stock are entitled to vote on all matters, in the same manner and with the same effect as holders of Common Stock as one class. Additionally, the Company requires approval of two-thirds of the Series B Preferred Stock holders voting as a separate class with respect to certain matters, including (i) to authorize, alter, create or issue any class or series of capital stock; (ii) merge or consolidate with and or into any other entity; or (iii) permit the occurrence of a change in control as defined.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

     On July 31, 1995 the Company completed a private placement offering of $775,000 of subordinated convertible notes, bearing simple interest at 9% per annum, together with detachable warrants to purchase 155,000 shares of the Company's Common Stock ("Debt Warrants") (see also Note I). The Debt Warrants are exercisable at $1.00 per common share, and are exercisable for five years from the date of issuance (70,000 in June 1995 and 85,000 in July 1995). On November 28,1995 all of the subordinated convertible notes were converted into 968,750 shares of Series A Preferred Stock.

     On December 5, 1995 the Company issued 3,375,000 shares of Series B Preferred Stock for $2.7 million, and on December 29, 1995 issued 375,000 shares of Series B Preferred Stock for an additional $300,000 in a Private Placement transaction.

     In connection with the private placement of the shares of Series B Preferred Stock, the Board of Directors of the Company authorized the issuance on December 8, 1995 of warrants to purchase 210,000 shares of the Company's common stock for $1.00 per share to a financial consultant ("Series B Warrants") for $25,000. The Series B Warrants are exercisable for seven years from the date of issuance.

     As of December 31, 1995 no dividends had been declared, and arrearages on Series A and Series B Preferred Stock were $6,394 and $18,450, respectively. Additionally, as of December 31, 1995 none of the Debt Warrants or the Series B Warrants had been exercised.

F. RESTRUCTURING

     On November 15, 1994 the Company adopted a plan to restructure certain of its operations and to re-evaluate certain other activities. The Company's plan included reduction in the workforce, restructuring of the sales compensation program, relocation of the corporate office and the closing of the Lincoln, Nebraska operation. Accordingly, the Company provided or incurred $686,439 during the year ended December 31, 1994 to write down assets to the net realizable value and to cover the costs associated with the restructuring. The costs associated with this action have been identified as "Restructuring Costs" in the Statement of Operations for the year ended December 31, 1994, and are summarized as follows:

                                                ACCRUAL                                  ACCRUAL
                                              NOVEMBER 15,    PAID OR      ACCRUAL     DECEMBER 31,
                                                  1994       INCURRED    ADJUSTMENTS       1994
                                              ------------   ---------   -----------   ------------
    Excess costs attributable to exit
      activities............................    $254,430     $(213,930)   $      --      $ 40,500
    Noncancelable lease termination costs...     206,357       (28,738)          --       177,619
    Involuntary employee termination
      benefits..............................      95,060       (68,215)          --        26,845
    Employee costs after operations cease...     130,592       (54,592)          --        76,000
                                                --------     ---------     --------      --------
                                                $686,439     $(365,475)   $      --      $320,964
                                                ========     =========     ========      ========

                                                ACCRUAL                                  ACCRUAL
                                              DECEMBER 31,    PAID OR      ACCRUAL     DECEMBER 31,
                                                  1994       INCURRED    ADJUSTMENTS       1995
                                              ------------   ---------   -----------   ------------
    Excess costs attributable to exit
      activities............................    $ 40,500     $      --    $ (40,500)     $     --
    Noncancelable lease termination costs...     177,619      (187,375)       9,756            --
    Involuntary employee termination
      benefits..............................      26,845       (23,235)      (3,610)           --
    Employee costs after operations cease...      76,000      (110,354)      34,354            --
                                                --------     ---------     --------      --------
                                                $320,964     $(320,964)   $      --      $     --
                                                ========     =========     ========      ========

     The Company completed the plan of restructure during the second quarter of 1995, and all employee groups were restructured. As of December 31, 1995 actual involuntary termination benefits of $91,450 were paid to 31 terminated employees.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

G. ACQUISITION CONTINGENCY/RESTATEMENT

     In connection with the acquisition of Dynamic Technical Resources, Inc. ("DTR") in August 1994, due principally to breaches in the representations and warranties contained in the applicable merger agreement, the Company's Board of Directors determined that an adjustment to the consideration given to the former DTR shareholders was required. On March 5, 1995, the Board of Directors agreed to issue an aggregate of 610,000 additional shares of Common Stock of the Company to be distributed among the former shareholders of DTR on a pro-rata basis, with the same rights, privileges and restrictions as the original consideration received by such shareholders in connection with the acquisition. Such former DTR shareholders, in turn, agreed to release the Company from any claims they may have against the Company, its current officers and directors and to cooperate and assist the Company in the event the Company elects to file a civil lawsuit against any professional or other third parties for damages resulting from the events and matters that led to the Company's restated financial statements. The additional shares were issued on March 27, 1995. A charge to operations for the year ended December 31, 1994 in the amount of $610,000 was recorded representing market value of the additional shares at the date of issuance. As a result of review by and consultation with the staff of the Securities and Exchange Commission, the Company restated its 1994 consolidated financial statements to reflect an accrual for this acquisition settlement in the amount of $610,000. The amount of $610,000 represents the market value of the additional shares at the date of their issuance. The recorded cost of the acquired enterprise was not affected by the issuance of these additional shares.

H. INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1993        1994         1995
                                                          --------   -----------   ---------
    Current income tax expense (benefit) before
      operating
      loss carry forward................................  $  3,000   $(1,523,000)  $(281,000)
    Tax effects of temporary differences................    96,000        44,000      76,000
    Non-recognition of benefits of operating loss
      carry forward.....................................        --     1,479,000     205,000
    Benefits of operating loss carry forward............   (99,000)           --          --
                                                          --------   -----------   ---------
                                                          $     --   $        --   $      --
                                                          ========    ==========   =========

     Deferred income taxes reflect the net tax effects of operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax as of December 31, 1994 and 1995, are as follows:

                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax asset:
      Operating loss carryforwards............................  $ 3,365,000     $ 3,920,000
      Tax credit carryforwards................................      701,000         717,000
      Other...................................................       85,000          57,000
                                                                -----------     -----------
                                                                  4,151,000       4,694,000
    Deferred tax liabilities:
      Capitalized software development costs..................     (729,000)       (816,000)
      Other...................................................      (46,000)             --
                                                                -----------     -----------
    Net deferred tax asset....................................    3,376,000       3,878,000
    Valuation allowance.......................................   (3,376,000)     (3,878,000)
                                                                -----------     -----------
    Net deferred tax..........................................  $        --     $        --
                                                                ===========     ===========

     The net deferred tax asset is reduced by a valuation allowance due to the uncertainty associated with the realization of the net deferred tax asset. The valuation allowance increased $502,000 from the allowance of $3,376,000 at January 1, 1995.

     The provisions for Federal income taxes differs from the amount computed by applying the statutory rate to net earnings (loss) before income taxes for each of the three years in the period ended December 31, 1995, as follows:

                                                                    AMOUNT OF TAX
                                                          ----------------------------------
                                                            1993        1994         1995
                                                          --------   -----------   ---------
    Computed expected tax expense (benefit).............  $ 84,000   $(1,465,000)  $(174,000)
    State taxes, net of federal benefit.................    15,000      (222,000)    (31,000)
    Acquisition consideration not deductible for tax....        --       208,000          --
    Non-recognition of benefits of operating loss
      carryforward......................................        --     1,479,000     205,000
    Benefits of operating loss carryforward.............   (99,000)           --          --
                                                          ---------  -----------    --------
                                                          $     --   $        --   $      --
                                                          =========  ===========    ========

     At December 31, 1995 the Company had unused operating loss carryforwards for tax and alternative minimum tax purposes of approximately $9,801,000 and $9,423,000, respectively, and unused tax credits of approximately $717,000. These operating loss carryforwards and tax credits expire in varying amounts during 1996 through 2009.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

I. UNAUDITED QUARTERLY INFORMATION

     Quarterly information is summarized as follows (in thousands, except per share data):

                                                                     THREE MONTHS ENDED
                                                          ----------------------------------------
                                                          MARCH 31   JUNE 30   SEPT. 30   DEC. 31*
                                                          --------   -------   --------   --------
                                                                        (UNAUDITED)
      1994
      Total operating revenues..........................   $2,254    $ 1,401    $1,676     $1,656
      Operating income (loss)...........................     (198)      (674)     (706)    (1,981)
      Net earnings (loss)...............................     (204)      (691)     (737)    (2,676)
      Net earnings (loss) per share.....................    (0.04)     (0.13)    (0.13)     (0.48)
      Shareholders' equity..............................    3,298      2,652     3,133        502
      1995
      Total operating revenues..........................   $2,234    $ 2,267    $2,213    $ 2,172
      Operating income (loss)...........................     (366)      (136)      252         89
      Net earnings (loss)...............................     (443)      (262)      148         44
      Net earnings (loss) per share.....................    (0.07)     (0.04)     0.02       0.01
      Shareholders' equity..............................      674        417       566      4,064

- ---------------

* Results reported for the fourth quarter of 1994 include the fluctuations resulting from the accrual of restructuring costs and the acquisition contingency. See also Notes F and G.

J. RELATED PARTY TRANSACTIONS

     In connection with the private placement offering of subordinated convertible notes David M. Pomerance (CEO and Director), Mitchel J. Laskey (President, COO and Director) and Thomas J. Martinson (Chairman) purchased $100,000, $100,000 and $50,000, respectively and received 20,000, 20,000 and
10,000 Debt Warrants, respectively. These notes were converted into Series A Preferred Stock on November 28, 1995 at $0.80 per share.

     Included in other non-current liabilities is an installment obligation payable in connection with a deferred compensation agreement with the Company's current President assumed in connection with the acquisition of DTR, which is payable in 19 remaining monthly installments of $4,167 at an imputed interest rate of 8.25%.

     The Company expensed airline transportation charges from DDK Enterprises LLC ("DDK") on terms which approximate fair market value of $65,000 during the year ended December 31, 1995. DDK is majority owned by Mr. Pomerance.

K. SUBSEQUENT EVENT/RESTRICTED CASH

     On December 8, 1995 the Company signed a letter of intent agreeing in principle to acquire all of the outstanding common shares of Dimensional Medicine, Inc. ("DMI") located in Minnetonka, Minnesota. As of December 31, 1995 restricted cash of $50,000 represents an escrow deposit on the transaction pursuant to this letter of intent.

     On February 6, 1996 the Company signed a definitive merger agreement (the "Agreement") with DMI. Under the terms of the Agreement, the Company will acquire through a wholly owned newly created subsidiary DMI Acquisition Corporation, on or before May 17, 1996, all of the outstanding common shares of DMI and retire $600,000 of DMI's senior debt. The transaction is subject to approval of the shareholders of

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

DMI scheduled for April 29, 1996. The Company and DMI are coordinating joint management of DMI operations through the anticipated closing. DMI develops and markets radiology information management solutions for hospitals, clinics, and independent diagnostic imaging centers. DMI's two major products are Maxifile(R), which computerizes the clerical and administrative functions in the radiology department, and Maxiview(TM), an advanced imaging and graphics workstation.

     DMI also sells an image review workstation, Maxiview Powerstation (MVP), which allows a physician to access and review images from a remote location. Remote access to the images may be obtained either through the use of a modem or through a network that may already be functioning at the installation's site.

     DMI is publicly traded on the over-the-counter market under the symbol DIMM. As reported in DMI's unaudited Form 10-Q for the nine months ended December 31, 1995, DMI reported a $64,000 net loss on revenues of $3,700,000.

                      INDEPENDENT AUDITORS' REVIEW REPORT

The Board of Directors and Shareholders
Dynamic Healthcare Technologies, Inc.

     We have reviewed the condensed consolidated balance sheet of Dynamic Healthcare Technologies, Inc. and subsidiary as of June 30, 1996, and the related condensed consolidated statements of operations and cash flows for the six month periods ended June 30, 1995 and 1996. These condensed consolidated financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          /s/  KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                          KPMG Peat Marwick LLP

Orlando, Florida
July 30, 1996

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                                  JUNE 30, 1996
                                                                                  -------------
                                            ASSETS
Current assets:
  Cash and cash equivalents.....................................................   $    771,186
  Accounts receivable, net of allowance for doubtful accounts of $283,739.......      2,914,653
  Unbilled receivables..........................................................        322,860
  Lease receivables.............................................................        197,873
  Other current assets..........................................................        437,284
                                                                                  -------------
          Total current assets..................................................      4,643,856
Property, equipment and leasehold improvements, net of accumulated depreciation
  of $2,045,490.................................................................      1,412,438
Capitalized software development costs, net of accumulated amortization of
  $2,202,179....................................................................      3,907,092
Goodwill, net of accumulated amortization of $286,825...........................        796,012
Lease receivables...............................................................        256,489
Other assets....................................................................         24,609
                                                                                  -------------
                                                                                   $ 11,040,496
                                                                                     ==========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.........................................   $  2,444,019
  Deferred revenue..............................................................      1,546,026
  Advance billings..............................................................        257,436
  Notes payable -- current maturities...........................................        273,958
                                                                                  -------------
          Total current liabilities.............................................      4,521,439
  Notes payable.................................................................      2,914,939
  Other.........................................................................          6,855
                                                                                  -------------
          Total liabilities.....................................................      7,443,233
                                                                                  -------------
Shareholders' equity:
  Series A preferred stock, $0.01 par value (liquidation preference of
     $792,438); authorized 1,055,938 shares; issued and outstanding 968,750
     shares.....................................................................          9,688
  Series B preferred stock, $0.01 par value (liquidation preference of
     $3,067,500); authorized 4,384,375 shares; issued and outstanding 3,750,000
     shares.....................................................................         37,500
  Common stock, $0.01 par value; authorized 20,000,000 shares; issued and
     outstanding 6,681,586 shares...............................................         66,816
  Additional paid-in capital....................................................     12,955,009
  Deficit.......................................................................     (9,471,750)
                                                                                  -------------
          Total shareholders' equity............................................      3,597,263
                                                                                  -------------
                                                                                   $ 11,040,496
                                                                                     ==========

           See notes to condensed consolidated financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                     SIX MONTHS ENDED JUNE 30,
                                                                    ---------------------------
                                                                       1995             1996
                                                                    ----------       ----------
Operating revenues:
  Computer system equipment sales and support.....................  $  742,442       $1,592,474
  Application software licenses...................................   1,546,902        1,305,582
  Software support................................................   1,696,422        2,295,014
  Services and other..............................................     515,724        1,124,319
                                                                    ----------       ----------
          Total operating revenues................................   4,501,490        6,317,389
                                                                    ----------       ----------
Costs and expenses:
  Cost of products sold...........................................     658,939        1,359,361
  Client services expense.........................................   1,364,883        2,002,877
  Software development costs......................................     915,123          826,879
  Sales and marketing costs.......................................   1,117,632        1,536,152
  General and administrative expense..............................     947,682        1,008,644
                                                                    ----------       ----------
          Total costs and expenses................................   5,004,259        6,733,913
                                                                    ----------       ----------
Operating income (loss)...........................................    (502,769)        (416,524)
                                                                    ----------       ----------
Other income (expense):
  Interest expense and financing costs............................    (167,623)        (179,657)
  Loss on sale of fixed assets....................................     (62,283)              --
  Miscellaneous...................................................      27,236           74,062
                                                                    ----------       ----------
          Total other income (expense)............................    (202,670)        (105,595)
                                                                    ----------       ----------
Net earnings (loss) before income taxes...........................    (705,439)        (522,119)
Income taxes......................................................          --               --
                                                                    ----------       ----------
Net earnings (loss)...............................................  $ (705,439)      $ (522,119)
                                                                    ==========       ==========
Net earnings (loss) per share.....................................  $    (0.11)      $    (0.08)
                                                                    ==========       ==========
Weighted average number of common and common equivalent shares
  outstanding.....................................................   6,294,977        6,619,190

           See notes to condensed consolidated financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                     -------------------------
                                                                       1995           1996
                                                                     ---------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)................................................  $(705,439)    $  (522,119)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
     Depreciation and amortization.................................    536,805         654,653
     Loss on sale of fixed assets..................................     62,283              --
     Changes in assets and liabilities:
       Accounts receivable.........................................    508,932         467,894
       Unbilled receivables........................................    (70,640)        183,498
       Lease receivables...........................................         --          36,737
       Other current assets........................................     74,790         207,196
       Accounts payable and accrued expenses.......................     55,440         451,509
       Other current liabilities...................................         --        (250,000)
       Deferred revenues...........................................   (417,785)       (362,004)
       Advance billings............................................   (105,482)        (98,702)
       Other assets................................................      3,113           3,559
                                                                     -----------    ----------
          Net cash provided by (used in) operating activities......    (57,983)        772,221
                                                                     -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized software development costs.............................   (447,121)       (604,321)
Purchases of property and equipment................................   (232,693)       (280,260)
Proceeds from sale of fixed assets.................................     26,646              --
Restricted cash released from escrow...............................         --          50,000
Purchase of net assets of Dimensional Medicine, Inc................         --      (1,399,389)
                                                                     -----------    ----------
          Net cash used in investing activities....................   (653,168)     (2,233,970)
                                                                     -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit.......................................    611,599              --
Repayments of bank note payable....................................         --         (38,669)
Proceeds from subordinated convertible notes payable...............    350,000              --
Repayments of lease obligations....................................         --         (37,535)
Repayment of other long term debt..................................    (35,559)        (36,198)
Proceeds from issuance of common stock.............................         --          28,683
Proceeds from exercise of incentive stock options..................     10,818         136,070
Payment of preferred stock dividends...............................                   (109,782)
                                                                     -----------    ----------
          Net cash flows provided by (used in) financing
            activities.............................................    936,858         (57,431)
                                                                     -----------    ----------
          Net increase (decrease) in cash and cash equivalents.....    225,707      (1,519,180)
Cash and cash equivalents, beginning of period.....................     10,173       2,290,366
                                                                     -----------    ----------
Cash and cash equivalents, end of period...........................  $ 235,880     $   771,186
                                                                     ===========    ==========

           See notes to condensed consolidated financial statements.

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

(A) UNAUDITED FINANCIAL STATEMENTS:

     The accompanying unaudited Condensed Consolidated Balance Sheet as of June 30, 1996, Condensed Consolidated Statements of Operations and of Cash Flows for the six month periods ended June 30, 1995 and 1996, have been prepared by management in conformity with generally accepted accounting principles for interim financial statements and with instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and accruals considered necessary for fair presentation of financial information have been included. Operating results for the six month period ended June 30, 1996, are not necessarily indicative of the operating results which may be expected for the year ending December 31, 1996.

(B) PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Dynamic Healthcare Technologies, Inc. and DMI Acquisition Corporation, its newly formed wholly owned subsidiary from inception of May 1, 1996 (collectively hereafter referred to as the "Company" or "Registrant"). All significant intercompany transactions and accounts have been eliminated in consolidation.

(C) ACQUISITION OF DIMENSIONAL MEDICINE, INC.:

     On May 1, 1996, Dimensional Medicine, Inc. ("DMI") was purchased by and merged into DMI Acquisition Corporation ("DMIAC"), a newly formed wholly-owned subsidiary of the Registrant. The transaction was consummated by purchasing all of the outstanding common stock, and retiring and assuming certain debt obligations of DMI. The funds used for the purchase of DMI were obtained from available cash and cash equivalents of the Registrant. Components of the payment for the purchase of DMI on May 1, 1996 were:

        Purchase of Common Stock.........................................  $  550,200
        Satisfaction of DMI debt Obligations.............................     879,636
                                                                           ----------
        Cash Paid........................................................   1,429,836
        Less: Cash Acquired..............................................     (30,447)
                                                                           ----------
                  Purchase of DMI, net of cash acquired..................  $1,399,389
                                                                           ==========

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

     The acquisition has been accounted for using the purchase method. The purchase price was allocated to assets and liabilities presented in the accompanying condensed consolidated balance sheet based upon their estimated fair values. A summary of these allocations on May 1, 1996 is as follows:

        Accounts receivable, net of allowance for doubtful accounts
          of $142,902...................................................  $   570,836
        Unbilled receivables............................................      198,665
        Lease receivables-current.......................................      205,981
        Other current assets............................................      502,911
                                                                          -----------
                  Total current assets..................................    1,478,393
        Property & equipment............................................      223,729
        Capitalized software development costs..........................    1,628,522
        Lease receivables...............................................      285,118
        Other assets....................................................        3,760
                                                                          -----------
                  Total assets acquired.................................    3,619,522
                                                                          -----------
        Accounts payable and accrued expenses...........................   (1,139,995)
        Deferred revenue................................................      (89,159)
        Advanced billings...............................................     (275,878)
        Notes payable -- current maturities.............................     (458,858)
                                                                          -----------
                  Total current liabilities.............................   (1,963,890)
        Notes payable...................................................     (256,243)
                                                                          -----------
                  Net liabilities assumed...............................   (2,220,133)
                                                                          -----------
        Purchase of DMI, net of cash acquired...........................  $ 1,399,389
                                                                           ==========

(D) UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION:

     The unaudited pro forma combined financial information, for the six months ended June 30, 1995 and 1996, presented below (in thousands, except for per share information), gives effect to the acquisition of DMI, as though it were effective at the beginning of those periods. The pro forma information may not be indicative of the results that would have occurred if the acquisition had been effective on these dates, or of results that may be obtained in the future.

                                                                      SIX MONTHS
                                                                    ENDED JUNE 30,
                                                                  ------------------
                                                                   1995       1996
                                                                  ------     -------
          Total operating revenues..............................  $7,242     $ 7,323
          Operating income (loss)...............................    (475)     (1,537)
          Net income (loss).....................................    (733)     (1,632)
          Net income (loss) per share...........................   (0.12)      (0.25)

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

(E) LEASE RECEIVABLES:

     Prior to the merger date of May 1, 1996, DMI financed the sale of computer equipment under lease contracts on behalf of certain of its customers. These leases provided for monthly principal and interest payments and typically provided for an initial five year term. Lease receivables, as shown in the accompanying condensed consolidated balance sheet, represent the minimum lease payments receivable less unearned interest. The future minimum lease payments to be received (including interest) are summarized as follows:

                           FOR THE YEAR ENDING JUNE 30,                     AMOUNT
          ---------------------------------------------------------------  --------
          1997...........................................................  $225,160
          1998...........................................................   171,973
          1999...........................................................    81,236
          2000...........................................................    11,094
          2001 and thereafter............................................        --
                                                                           --------
                                                                           $489,468
                                                                           ========

(F) NOTES PAYABLE:

     Notes payable consists of the following:

                                                                        JUNE 30, 1996
                                                                        --------------
                                                                        (IN THOUSANDS)
          First Union note payable....................................      $2,761
          Other notes payable.........................................         428
                                                                           -------
                                                                             3,189
          Less -- current maturities..................................        (274)
                                                                           -------
                                                                            $2,915
                                                                        ===========

     The First Union note payable is payable in fixed monthly payments of principal and interest of $29,911, and a balloon payment equal to the remaining unpaid principal balance and accrued interest on March 31, 1998. Interest on the outstanding principal balance accrues at First Union's prime rate plus two percent per annum (10.25% as of June 30, 1996). Under the applicable credit agreement, First Union has a security interest in all of the assets of the Company.

     Other notes payable represent installment obligations payable in monthly amounts of between $2,300 and $10,000 each. The notes bear fixed rate interest ranging from 7.3% -- 11% and are secured by assignments of the lease receivables. (See also Note E).

     Maturities of long-term debt at June 30, 1996 are anticipated to approximate the following:

                         FOR THE YEAR ENDING JUNE 30,
        ---------------------------------------------------------------      AMOUNT
                                                                         --------------
                                                                         (IN THOUSANDS)
        1997...........................................................      $  274
        1998...........................................................       2,853
        1999...........................................................          51
        2000...........................................................          11
        2001 and thereafter............................................          --
                                                                            -------
                                                                             $3,189
                                                                         ===========

                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

(G) PREFERRED DIVIDENDS:

     On May 21, 1996 the Company's Board of Directors declared and paid the March 31, 1996 accumulated dividends on Series A Preferred Stock and Series B Preferred Stock of $17,438 and $67,500, respectively. As of July 31, 1996, the June 30, 1996 accumulated dividend preferences on Series A Preferred Stock and Series B Preferred Stock of $17,438 and $67,500, respectively, had not been declared by the Company's Board of Directors.

(H) SUBSEQUENT EVENT:

     On July 29, 1996 the Registrant merged with and into DHT Florida, Inc., a newly formed Florida corporation, then a wholly-owned subsidiary of the Registrant. In connection with the merger, DHT Florida, Inc. changed its name to Dynamic Healthcare Technologies, Inc. Each share of the Registrant's Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the merger was converted into one share of fully paid and non-assessable similar stock in the surviving corporation upon identical terms and conditions. The purpose of the merger was to effect a reincorporation in the State of Florida for the Registrant as authorized by shareholders at the Company's Annual Shareholders' Meeting held on May 21, 1996.

                          INDEPENDENT AUDITORS REPORT

To the Stockholders of
Dimensional Medicine, Inc.

     We have audited the accompanying balance sheets of Dimensional Medicine, Inc. as of March 31, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dimensional Medicine, Inc. at March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
May 24, 1996

                           DIMENSIONAL MEDICINE, INC.

                                 BALANCE SHEETS

                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1995            1996
                                                                    -----------     -----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.......................................  $    71,215     $   153,425
  Accounts receivable, less allowance for doubtful accounts of
     $29,181 and $138,715 at March 31, 1995 and 1996,
     respectively.................................................    1,356,298         566,458
  Unbilled and other receivables..................................      344,296         244,057
  Tax benefit receivable..........................................      172,044          64,627
  Short-term lease receivables....................................      111,960         101,677
  Inventory.......................................................      186,720          71,028
  Other current assets............................................      119,126          68,360
                                                                    -----------     -----------
          Total current assets....................................    2,361,659       1,269,632
                                                                    -----------     -----------
Property..........................................................    2,335,358       2,412,952
Accumulated depreciation..........................................   (2,060,015)     (2,175,102)
                                                                    -----------     -----------
                                                                        275,343         237,850
Other assets:
  Capitalized software............................................      470,893         460,787
  Long-term tax benefit receivable................................           --         119,542
  Long-term lease receivables.....................................      284,876         182,032
                                                                    -----------     -----------
          Total assets............................................  $ 3,392,771     $ 2,269,843
                                                                    ===========     ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit.................................  $   500,000     $   500,000
  Accounts payable and other accrued expenses.....................      543,424         504,568
  Due to NCS......................................................       81,691         126,527
  Accrued salaries and benefits...................................      157,169         100,879
  Deferred revenue................................................      164,269         111,098
  Customer deposits...............................................       59,715         106,625
  Advance billings................................................       45,835         108,583
  Government overpayments.........................................      193,419         193,419
  Rent abatement..................................................      106,683          35,561
  Current portion -- note payable to NCS..........................      200,000         541,983
  Current portion capital leases..................................        7,032          19,104
  Current portion other long-term debt............................       96,173         104,466
                                                                    -----------     -----------
          Total current liabilities...............................    2,155,410       2,452,813
                                                                    -----------     -----------
Long-term note payable to NCS.....................................      655,000              --
Long-term note payable............................................      257,891         153,426
Income taxes payable..............................................       68,875              --
Rent abatement long-term..........................................       35,561              --
Capital leases....................................................        2,287          10,972
                                                                    -----------     -----------
                                                                      1,019,614         164,398
                                                                    -----------     -----------
Shareholders' equity:
  Common Stock, $0.15 par value
  Authorized shares -- 50,000,000
  Issued and outstanding shares -- 32,533,460 -- 1995 and 1996....    4,880,019       4,880,019
  Additional paid-in capital......................................    8,633,407       8,633,407
  Deficit.........................................................  (13,295,679)    (13,860,794)
                                                                    -----------     -----------
          Total shareholders' equity..............................      217,747        (347,368)
                                                                    -----------     -----------
          Total liabilities and shareholders' equity..............  $ 3,392,771     $ 2,269,843
                                                                    ===========     ===========

                            See accompanying notes.

                           DIMENSIONAL MEDICINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                             YEAR ENDED
                                                                              MARCH 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
Revenues:
  Hardware revenue..................................................  $1,198,860     $  778,186
  Hardware support revenue..........................................     993,894        672,012
  Software application revenue......................................   2,012,618      1,438,753
  Software support revenue..........................................   1,150,216      1,192,924
  Other revenue.....................................................     585,996        421,600
                                                                      ----------     ----------
                                                                       5,941,584      4,503,475
Costs and expenses:
  Cost of products sold.............................................   1,190,871        950,680
  Client service expense............................................   1,879,067      1,583,591
  Software development..............................................   1,259,858      1,128,751
  Sales and marketing...............................................     845,876        715,016
  General and administrative........................................     534,050        846,892
                                                                      ----------     ----------
Total costs and expenses............................................   5,709,722      5,224,930
                                                                      ----------     ----------
Operating income (loss).............................................     231,862       (721,455)
Other income (expense):
  Interest expense..................................................    (129,649)      (116,088)
  Other.............................................................      37,641         23,662
                                                                      ----------     ----------
                                                                         (92,008)       (92,426)
                                                                      ----------     ----------
Income (loss) before income taxes...................................     139,854       (813,881)
Income tax benefit..................................................      34,610        248,766
                                                                      ----------     ----------
Net income (loss)...................................................  $  174,464     $ (565,115)
                                                                       =========      =========
Net income (loss) per share.........................................  $     0.01     $    (0.02)
                                                                       =========      =========
Weighted average number of shares outstanding during the year.......  32,553,460     32,553,460

                            See accompanying notes.

                           DIMENSIONAL MEDICINE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 COMMON STOCK         ADDITIONAL
                            -----------------------    PAID-IN                       ESOP
                              SHARES       AMOUNT      CAPITAL       DEFICIT      RECEIVABLE     TOTAL
                            ----------   ----------   ----------   ------------   ----------   ---------
Balance at March 31,
  1994....................  32,533,460   $4,880,019   $8,690,454   $(13,470,143)   $ (96,847)  $   3,483
  ESOP allocation.........          --           --      (57,047)            --       96,847      39,800
  Net income..............          --           --           --        174,464           --     174,464
                            ----------   ----------   ----------   ------------   ----------   ---------
Balance at March 31,
  1995....................  32,533,460    4,880,019    8,633,407    (13,295,679)          --     217,747
  Net loss................          --           --           --       (565,115)          --    (565,115)
                            ----------   ----------   ----------   ------------   ----------   ---------
Balance at March 31,
  1996....................  32,533,460   $4,880,019   $8,633,407   $(13,860,794)   $      --   $(347,368)
                             =========    =========    =========    ===========     ========   =========

                            See accompanying notes.

                           DIMENSIONAL MEDICINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED MARCH 31,
                                                                         ---------------------
                                                                           1995        1996
                                                                         ---------   ---------
Operating activities:
  Net income (loss)....................................................  $ 174,464   $(565,115)
  Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization.....................................    285,986     297,103
     Changes in operating assets and liabilities:
       Decrease in receivables.........................................    114,539     991,081
       (Increase) decrease in inventories and other current assets.....    (67,805)    166,458
       (Decrease) increase in accounts payable and accrued expenses....    415,359    (119,185)
       Other...........................................................   (285,834)    (50,196)
                                                                         ---------   ---------
Net cash provided by operating activities..............................    636,709     720,146
                                                                         ---------   ---------
Investing activities:
  Purchases of property, plant and equipment...........................   (151,957)    (44,646)
  Capitalization of software development costs.........................   (167,927)   (171,910)
                                                                         ---------   ---------
Net cash used in investing activities..................................   (319,884)   (216,556)
                                                                         ---------   ---------
Financing activities:
  Principal payments on notes payable and capitalized lease
     obligations.......................................................   (285,233)   (421,380)
                                                                         ---------   ---------
Net cash used in financing activities..................................   (285,233)   (421,380)
                                                                         ---------   ---------
Increase in cash and cash equivalents..................................     31,592      82,210
Cash and cash equivalents at beginning of year.........................     39,623      71,215
                                                                         ---------   ---------
Cash and cash equivalents at end of year...............................  $  71,215   $ 153,425
                                                                         =========   =========

                            See accompanying notes.

                           DIMENSIONAL MEDICINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Dimensional Medicine, Inc. ("DMI") designs, develops and markets application software and imaging workstations for the radiology medical market. The Company sells its products throughout the United States.

REVENUE RECOGNITION

     System Sales: Contracts for the sale of the Company's Maxifile systems generally require modification of the systems to meet customer requirements, may take up to twelve months to complete and require periodic progress payments throughout the contract by the customer. Revenue is recognized based on completion of contract milestones measured by the delivery of contractual elements. Sales of the Company's Maxiview system are recognized upon delivery. Costs of products sold include the estimated costs of post contract support.

     Service and Support: Agreements for service and support are recognized over the period in which support services are provided. The costs of providing these services are presented in the costs and expenses section of the statement of operations.

     Other:  All other revenue is recognized upon the performance of services.

WARRANTIES

     Software products generally carry an initial 90 day warranty. Initial hardware warranties are provided by the original manufacturer. An additional warranty is available in the form of maintenance contracts for both software and hardware. Revenue for these contracts is recognized over the contract life on a straight-line basis.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventory balances at March 31, 1995 and 1996 were comprised of raw materials and component parts.

SOFTWARE

     Software costs capitalized include the cost of the Maxifile software system purchased from NCS on March 31, 1987 (original cost of $1,275,000). The Company amortizes the software costs based on the greater of the ratio of current revenues to total expected revenues or the straight-line method over the estimated economic life. Accumulated amortization was $1,204,000 and $1,280,000 at March 31, 1995 and 1996, respectively.

     The Company capitalized software production costs related to additional products of $168,000 and $172,000 in 1995 and 1996, respectively. The ongoing assessment of recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Amortization of these costs is based on the greater of the ratio of current revenues to total estimated revenues or the straight-line method over the estimated economic life, but not to exceed five years. Accumulated amortization was $551,000 and $657,892 at March 31, 1995 and 1996, respectively.

     Amortization of software charged to cost of products sold in 1995 and 1996 was $140,000 and $182,016, respectively.

                           DIMENSIONAL MEDICINE, INC.

LEASE RECEIVABLES

     Lease receivables represent product sold under sales-type leases with a five-year term. The lease receivables are carried at their fair market value.

     In addition, the Company has sold leases without recourse to NCS and other financial institutions, subject to limited obligations by the Company. Customers are in compliance with the lease contracts at March 31, 1996. At March 31, 1996, $221,510 remains outstanding on these sold leases.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated on the basis of cost. The Company provides for amortization and depreciation at rates calculated to amortize the cost of the property over its estimated useful life (ranging from 3 to 10 years) using the straight-line method.

LOSS/EARNINGS PER SHARE

     Loss/earnings per share is computed by dividing the net loss/income for the period by the weighted average number of common shares outstanding during the period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

STOCK-BASED COMPENSATION

     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has not determined the impact of the new statement on its financial statements.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the 1996 presentation.

2. FINANCIAL CONDITION AND RELATIONSHIP WITH NATIONAL COMPUTER
   SYSTEMS, INC.

     During recent periods, National Computer Systems, Inc. (NCS) has provided substantial financial support to the Company in the form of debt financing and extended payment terms on payables to NCS. On December 20, 1993, NCS converted $3,752,746 of notes and accounts payable into 27,533,441 common

                           DIMENSIONAL MEDICINE, INC.

shares of the Company, increasing NCS's ownership from 3% to 85%. Certain other indebtedness to NCS was replaced by a $1,105,000 long-term note payable. The Company's bank line of credit is guaranteed by NCS.

3. TRANSACTIONS WITH NATIONAL COMPUTER SYSTEMS, INC.

     In June 1992, under a Debt Restructuring Agreement ("the 1992 Agreement") with NCS, two outstanding promissory notes totaling $3,900,000 were replaced by a single Promissory Note. Interest on the new note was charged at an annual rate of 3%, such rate increasing to 8% if an event of default occurred (no interest was charged on the Promissory Notes in the year ended March 31, 1992). The Company defaulted on the principal and interest payments due April 30, 1993, making the entire amount due on demand with an 8% interest rate after that date. On December 20, 1993, the remaining balance on this note was part of a restructuring under which NCS acquired 27,533,441 shares of the Company's common stock in exchange for indebtedness totaling $3,752,746. Of the total amount remaining after the forgiveness ($1,169,627), $1,105,000 was converted to a long-term note. The note was due in quarterly installments of $50,000 plus interest at 6% beginning March 31, 1994 through September 30, 1995, with the balance due December 31, 1995. This note was replaced at March 31, 1995 with a new note in the amount of the existing principal of $855,000. The note is due in quarterly installments of $50,000 plus interest at 6% with the balance due on April 30, 1996.

     In connection with the 1993 stock purchase agreement with NCS, the Company obtained concessions from third party vendors on accounts payable of approximately $342,000. Under the 1992 Agreement, NCS agreed to forgive, against accounts payable delinquent at the Agreement date ($464,000), an amount equal to 15% of the payables currently arising and due in a given month if such payables were paid on a timely basis. Approximately $342,000 of such forgiveness was included in the statement of operations as extraordinary gains in 1994.

     In February 1993, NCS exercised its right under the 1992 Agreement to have all cash received in the Company's bank lockbox account transferred to a collateral account under the control of NCS. Through March 31, 1996, NCS continues to advance monies to the Company from the collateral account receipts.

     NCS provides field engineering services and other services to the Company at specified fees, which are not significantly different from the fees charged to unrelated parties. Fees for field engineering services provided by NCS for maintenance of hardware for all installed systems totaled approximately $429,000 and $234,000 in 1995 and 1996, respectively.

     The components of the amounts owed National Computer Systems, Inc. are as follows:

                                                                            MARCH 31,
                                                                       -------------------
                                                                         1995       1996
                                                                       --------   --------
    Due to National Computer Systems, Inc.:
      Current portion of note payable................................  $200,000   $541,983
      Accounts payable...............................................    81,691    126,527
      Net receivable for income tax benefit (Note 8).................  (103,169)  (184,169)
                                                                       --------   --------
                                                                       $178,522   $484,341
                                                                       ========   ========
    Long-term note payable...........................................  $655,000   $     --
                                                                       ========   ========

     The promissory note and accounts payable to NCS are secured by substantially all assets of the Company.

     Total interest paid, including interest paid on capital leases, for the years ended March 31, 1995 and 1996 was approximately $130,000 and $116,000, respectively.

                           DIMENSIONAL MEDICINE, INC.

4. NOTES PAYABLE

     The Company has obtained a bank line of credit through June 30, 1996 with a total credit facility of $500,000. The outstanding balance at March 31, 1996 was $500,000. This line is unsecured, bears interest at the bank's base rate and is guaranteed by NCS.

     The Company has a note payable to a finance company with a balance of $257,892 at March 31, 1996 (current portion of $104,466). The note has an effective interest rate of 8.3%, is payable in monthly installments of $10,163 through July 1998, is secured by the proceeds of a customer financing lease and is guaranteed by NCS.

5. CAPITALIZED LEASE OBLIGATIONS

     The Company has entered into lease agreements for various computer and office equipment.

     The present value of future minimum lease payments required on the leases is as follows:

    1997.......................................................................  $19,104
    1998.......................................................................   10,972
                                                                                 -------
                                                                                 $30,076
                                                                                 =======

6. STOCK OPTIONS

     Under the Company's stock option plans, options to acquire up to 1,000,000 shares of the Company's Common Stock may be granted to officers and key employees at no less than 100% of the fair market value on the grant date. Additionally, the Company has granted non-qualified stock options outside of the plans to a director and a former president. Information concerning options outstanding is as follows:

                                                               OPTIONS
                                                             OUTSTANDING     PRICE PER SHARE
                                                             -----------     ----------------
    Balance March 31, 1994.................................     728,082      $0.125 to $0.531
      Options granted......................................          --             --
      Options canceled.....................................    (130,833)      0.250 to  0.531
                                                               --------
    Balance March 31, 1995.................................     597,249       0.125 to  0.500
      Options granted......................................          --             --
      Options canceled.....................................    (360,999)      0.125 to  0.500
                                                               --------
    Balance March 31, 1996.................................     236,250      $0.250 to $0.344
                                                               ========

     At March 31, 1996, outstanding options covering 236,250 shares were exercisable at $0.250 to $0.344 per share (566,863 shares at $0.125 to $0.500 per share at March 31, 1995). At March 31, 1996, 600,500 shares remain available for grant.

     A total of 836,750 shares were reserved for options at March 31, 1996.

7. OPERATING LEASE

     The Company leases office space and manufacturing facilities under a non-cancelable operating lease having a remaining term through July 1996. The lease provided for an abatement of base rent payments through January 1992 and an abatement of the lessee's share of real estate taxes and operating expenses through July 1991. The Company is recognizing the benefit of these abatements on a straight-line basis over the life of the lease. In addition, the Company has entered into other operating leases for office equipment.

                           DIMENSIONAL MEDICINE, INC.

     Future minimum base rental payments under these operating leases consist of the following at March 31, 1996:

                               YEAR ENDING MARCH 31:
          ----------------------------------------------------------------
                 1997.....................................................  $94,000
                 1998.....................................................    2,000
                                                                             ------
                                                                            $96,000
                                                                             ======

     Total rental expense to unrelated third parties for the years ended March 31, 1995 and 1996 was approximately $267,000 and $272,000, respectively.

8. INCOME TAXES

     As a result of the issuance of stock to NCS in December 1993, the Company had a change in ownership under the net operating loss limitation rules. Net operating losses incurred through the change in ownership date are no longer available to offset future taxable income.

     Subsequent to December 20, 1993, the Company is included in the consolidated income tax return of NCS. Under a tax sharing agreement between the Company and NCS, the Company will be reimbursed for its share of tax return savings resulting from the use of its operating losses. Pursuant to the agreement, NCS owes the Company $65,000 on or before October 15, 1996 and $120,000 before October 15, 1997.

     Deferred income taxes are due to temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred taxes are as follows:

                                                                           MARCH 31,
                                                                      --------------------
                                                                        1995       1996
                                                                      --------   ---------
    Deferred assets:
      Accrued vacation..............................................  $ 36,000   $  31,000
      Rental abatement..............................................    50,000      12,000
      Allowance for doubtful accounts...............................    10,000      49,000
      Inventory reserve.............................................   134,000     195,000
      Other.........................................................    35,000          --
                                                                      --------   ---------
                                                                       265,000     287,000
    Deferred liabilities:
      Capitalized software..........................................   165,000     161,000
      Other.........................................................    18,000      11,000
                                                                      --------   ---------
                                                                       183,000     172,000
                                                                      --------   ---------
    Net deferred tax assets before valuation allowance..............    82,000     115,000
    Valuation allowance for net deferred tax assets.................   (82,000)   (115,000)
                                                                      --------   ---------
    Net deferred taxes..............................................  $     --   $      --
                                                                      ========   =========

9. EMPLOYEE STOCK OWNERSHIP PLAN

     Effective September 28, 1990, the Dimensional Medicine, Inc. Employee Stock Ownership Plan and Trust was established. Employees who have completed six consecutive months of employment and have met other criteria are eligible to participate. Prior to March 31, 1995, officers, certain members of senior management and commission based salespersons were not eligible to participate. The Plan was amended at March 31, 1995 to allow participation by these employee groups.

                           DIMENSIONAL MEDICINE, INC.

     Contributions to the Plan are at the discretion of the Company and may be in the form of cash or Company stock. There were 300,000 shares allocated to the Plan in prior years, with no contributions to the Plan in 1996. Shares held by the ESOP are included in the weighted average shares outstanding for purposes of computing earnings per share.

     If Company securities are not readily tradeable on an established market, Plan participants have the right to require the Company to repurchase shares at book value.

10. SIGNIFICANT CUSTOMERS

     Revenues under contracts with U.S. Government facilities approximated 11% and 9% of total revenues in fiscal 1995 and 1996, respectively.

11. SUBSEQUENT EVENTS

     On April 29, 1996, the shareholders of the Company voted to merge with Dynamic Healthcare Technologies, Inc. The shareholders of the Company received $550,000 in exchange for all of the outstanding shares of the Company's common stock.

     Effective April 29, 1996, the Employee Stock Ownership Plan and Trust
(ESOP) of Dimensional Medicine, Inc. will terminate and the Plan shall distribute to each participant his or her ESOP account in a single lump sum following the effective date of the merger between DMI and Dynamic Healthcare Technologies, Inc.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    The following unaudited pro forma condensed consolidated statements of operations have been prepared based upon certain pro forma adjustments to the historical financial statements of the Company set forth elsewhere in this Prospectus, as described below. The pro forma condensed consolidated statements of operations should be read in conjunction with the notes thereto and the historical financial statements and notes of Dynamic Healthcare Technologies, Inc. and DMI included elsewhere in this prospectus.

    The historical information for the year ended December 31, 1995 combines operating information of Dynamic Healthcare Technologies, Inc. for its year ended December 31, 1995 with operating information of DMI for the first nine months ended December 31, 1995 (of its fiscal year ended March 31, 1996), and the fourth quarter of its fiscal year ended March 31, 1995. The historical consolidated operating information for the six months ended June 30, 1996 combines the first two quarters of unaudited consolidated financial information of Dynamic Healthcare Technologies, Inc., the fourth quarter of DMI's fiscal year ended March 31, 1996, and DMI's operations from April 1, 1996 until May 1, 1996 (the acquisition date).

    The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 give effect to the acquisition of DMI as if the acquisition occurred on January 1, 1995. These statements do not purport to be indicative of the results of operations which actually would have occurred had the acquisition of DMI occurred on January 1, 1995, or which may be expected to occur in the future.


                                                                                  YEAR ENDED DECEMBER 31, 1995
                                                                         -----------------------------------------------
                                                                                       PRO FORMA     NOTE
                                                                         HISTORICAL   ADJUSTMENTS    REF.     PRO FORMA
                                                                         ----------   -----------   ------   -----------
Operating revenues:
  Computer system equipment sales and support..........................  $2,619,414    $      --             $ 2,619,414
  Application software licenses........................................   4,477,008           --               4,477,008
  Software support.....................................................   4,897,441           --               4,897,441
  Services and other...................................................   2,155,693           --               2,155,693
                                                                         -----------   ---------             -----------
        Total revenues.................................................  14,149,556           --              14,149,556
                                                                         -----------   ---------             -----------
Costs and expenses:
  Cost of products sold................................................   1,886,565           --               1,886,565
  Client services expense..............................................   4,434,250      (48,000)    (2)       4,386,250
  Software development costs...........................................   2,897,358      126,000    (2)(3)     3,023,358
  Sales and marketing..................................................   2,704,437      (15,000)    (2)       2,689,437
  General and administrative...........................................   2,404,174      (21,000)    (2)       2,383,174
                                                                         -----------   ---------             -----------
        Total costs and expenses.......................................  14,326,784       42,000              14,368,784
                                                                         -----------   ---------             -----------
Operating income (loss)................................................    (177,228)     (42,000)               (219,228)
Other income (expense).................................................    (515,018)      88,000     (4)        (427,018)
                                                                         -----------   ---------             -----------
Net earnings (loss) before income taxes................................    (692,246)      46,000                (646,246)
Provision for income taxes benefit (cost)..............................     180,969     (180,969)    (5)              --
                                                                         -----------   ---------             -----------
Net earnings (loss)....................................................  $ (511,277)   $(134,969)            $  (646,246)
                                                                         ===========   =========             ===========
Net earnings (loss) per share..........................................                                      $     (0.10)
                                                                                                             ===========
Weighted average number of common shares...............................                                        6,443,294



                                                                                 SIX MONTHS ENDED JUNE 30, 1996
                                                                        ------------------------------------------------
                                                                                       PRO FORMA     NOTE
                                                                        HISTORICAL    ADJUSTMENTS    REF.     PRO FORMA
                                                                        -----------   -----------   ------   -----------
Operating revenues:
  Computer system equipment sales and support.........................  $ 2,037,491    $      --             $ 2,037,491
  Application software licenses.......................................    1,468,036     (128,610)    (1)       1,339,426
  Software support....................................................    2,728,458           --               2,728,458
  Services and other..................................................    1,217,164           --               1,217,164
                                                                        -----------    ---------             -----------
        Total revenues................................................    7,451,149     (128,610)              7,322,539
                                                                        -----------    ---------             -----------
Costs and expenses:
  Cost of products sold...............................................    1,737,748           --               1,737,748
  Client services expense.............................................    2,583,459      (16,000)    (2)       2,567,459
  Software development costs..........................................    1,200,429       42,000    (2)(3)     1,242,429
  Sales and marketing.................................................    1,749,377       (5,000)    (2)       1,744,377
  General and administrative..........................................    1,574,639       (7,000)    (2)       1,567,639
                                                                        -----------    ---------             -----------
        Total costs and expenses......................................    8,845,652       14,000               8,859,652
                                                                        -----------    ---------             -----------
Operating income (loss)...............................................   (1,394,503)    (142,610)             (1,537,113)
Other income (expense)................................................     (139,151)      44,000     (4)         (95,151)
                                                                        -----------    ---------             -----------
Net earnings (loss) before income taxes...............................   (1,533,654)     (98,610)             (1,632,264)
Provision for income taxes benefit (cost).............................      293,884     (293,884)    (5)              --
                                                                        -----------    ---------             -----------
Net earnings (loss)...................................................  $(1,239,770)   $(392,494)            $(1,632,264)
                                                                        ===========    =========             ===========
Net earnings (loss) per share.........................................                                       $     (0.25)
                                                                                                             ===========
Weighted average number of common shares..............................                                         6,619,190


    See notes to pro forma condensed consolidated statements of operations.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     The Pro Forma Condensed Consolidated Statements of Operations give effect to the following pro forma adjustments:

          (1) Reflects an adjustment to conform the revenue recognition principles of DMI to those of the Company.

          (2) Reflects the decrease in depreciation expense resulting from the change in the depreciable basis of the assets assumed acquired on January 1, 1995.

          (3) Reflects the increase in the amortization of software development costs resulting from the increased basis in the assets assumed acquired on January 1, 1995.

          (4) Reflects the elimination of interest expense from interest bearing debt extinguished by the assumed purchase of DMI, net of the elimination of interest earned on cash equivalents used by the assumed purchase.

          (5) Reflects the elimination of the income tax benefit previously recognized by DMI through a tax sharing agreement with DMI's previous majority owner.

                   [Color Photographs Inside back cover page]

      [The color photograph is of a diagram of the technical architectural environment relating to Registrant's healthcare information systems]

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS; ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS BY THE COMPANY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANY TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   12
Capitalization........................   13
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   24
Management............................   33
Certain Transactions..................   39
Principal and Selling Shareholders....   40
Description of Capital Stock..........   43
Shares Eligible for Future Sale.......   44
Underwriting..........................   45
Legal Matters.........................   46
Experts...............................   47
Available Information.................   47
Index to Consolidated Financial
  Statements..........................  F-1

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                5,000,000 SHARES
                     DYNAMIC HEALTHCARE TECHNOLOGIES (LOGO)
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                               VECTOR SECURITIES
                              INTERNATIONAL, INC.

                                        , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant:

    Securities and Exchange Commission registration fee.......................  $ 10,953
    NASD filing fee...........................................................     3,677
    Legal fees and expenses...................................................   200,000
    Accounting fees and expenses..............................................    75,000
    Printing fees.............................................................   150,000
    Blue Sky qualification fees and expenses..................................    10,000
    Miscellaneous.............................................................    50,370
                                                                                    ----
              TOTAL...........................................................  $500,000
                                                                                    ====

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Company's Articles of Incorporation, Bylaws and applicable state law, the Company will indemnify its directors, officers, employees and agents against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with any threatened, pending or actually completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any such person becomes subject as a result of having served in such role, as an employee or agent of the Company, or at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, except as described below, such indemnification will be made only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following transactions were considered exempt from the registration requirements of the 1933 Act under Section 4(2):

          On June 2, 1996, the Company granted Nikhil Bhatt options to purchase 150,000 shares of Common Stock in accordance with a vesting schedule, in consideration of services to be provided pursuant to his employment agreement.

          On December 5, 1995 and December 29, 1995, the Company sold 3,750,000 shares of Series B Preferred Stock to private investors for aggregate consideration of $3,000,000 and, in connection therewith, warrants to purchase 210,000 shares of the Company's common stock for an aggregate of $25,000.

          On August 23, 1994, the Company granted each of Mitchel J. Laskey and David M. Pomerance options to purchase 250,000 shares of Common Stock in accordance with a vesting schedule in consideration of services to be provided pursuant to their employment agreements.

          On August 23, 1993, a total of 600,000 shares were issued to the shareholders of Dynamic Technical Resources, Inc. ("DTR") in connection with the merger of DTR into the Company. On March 15, 1995, 610,000 shares of Common Stock were issued to the shareholders of DTR to resolve an acquisition contingency.

          During the period from January 1, 1993 through the present, warrants to purchase an aggregate of 157,000 shares of Common Stock have been granted to the Company's directors in consideration for their service as such, 51,000 of which have been purchased upon exercise of these warrants for aggregate consideration to the Company of $122,655.

     The transactions were considered exempt from the registration requirement of the 1933 Act under Sections 4(2) and 3(a)(9), respectively:

          On July 31, 1995, the Company sold $775,000 of Subordinated Convertible Notes, together with warrants to purchase 155,000 shares of the Company's common stock, for aggregate consideration of $775,000. On November 28, 1995 all of the Subordinated Convertible Notes were converted into 968,750 shares of Series A Preferred Stock.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER                                            EXHIBIT
  ------       ---------------------------------------------------------------------------------
    1.01  --   Form of Underwriting Agreement****
    1.02  --   Form of Selected Dealer Agreement****
    1.03  --   Form of Agreement Among Underwriters****
    2.01  --   Agreement and Plan of Merger, dated July 29, 1996***
    3.01  --   Articles of Incorporation of Registrant***
    3.02  --   Amendment to Articles of Incorporation***
    3.03  --   Bylaws of Registrant***
    4.01  --   Specimen of Common Stock Certificate*
    4.02  --   Form of Representatives' Warrant****
    5.01  --   Opinion of Cohen, Berke, Bernstein, Brodie & Kondell, P.A.****
   10.01  --   Revolving Credit and Security Agreement, dated October 12, 1994, between First
               Union National Bank of Florida and Registrant****
   10.02  --   Amendment to Revolving Credit and Security Agreement, dated February 9, 1995****
   10.03  --   Second Amendment to Revolving Credit and Security Agreement, dated December 8,
               1995****
   10.04  --   Employment Agreement, dated August 23, 1994, between Registrant and Mitchel J.
               Laskey****
   10.05  --   Employment Agreement, dated August 23, 1994, between Registrant and David M.
               Pomerance****
   10.06  --   Amendment to the Employment Agreement, dated effective August 1, 1996, between
               Registrant and David M. Pomerance****
   10.07  --   Employment Agreement, dated May 16, 1996, between Registrant and Nikhil Bhatt****
   10.08  --   Sublease Agreement, dated January 31, 1995, between Registrant and John Alden
               Life Insurance Company****
   10.09  --   Amendment to Sublease Agreement, dated as of October 27, 1995, between Registrant and John Alden Life Insurance Company****
   10.10  --   Lease Agreement, dated July 2, 1996, between Registrant and MBP Partners****
   21.01  --   Subsidiaries****
   23.01  --   Consent of Cohen, Berke, Bernstein, Brodie & Kondell, P.A. (included in Exhibit
               5.01)****
   23.02  --   Consents of KPMG Peat Marwick LLP*
   23.03  --   Consent of Deloitte & Touche LLP*
   23.04  --   Consent of Ernst & Young LLP*
   24.01  --   Reference is made to the Signature section of this Registration Statement for the
               Power of Attorney contained therein****


- ---------------

   * Filed herewith
  ** To be filed by amendment
 *** Incorporated by Reference in Form 8-B, filed by Registrant on August 9,
     1996

**** Previously filed

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes that:


          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, Florida on the 29th day of August, 1996.


                                          DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                                          By:      /s/  PAUL S. GLOVER
                                            ------------------------------------
                                                      Paul S. Glover,
                                              Vice President of Finance, Chief
                                                      Financial Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------  -------------------------------  ----------------
             /s/  DAVID M. POMERANCE           Chairman of the Board and
- ---------------------------------------------    Secretary
             David M. Pomerance

               /s/  MITCHEL J. LASKEY          President, Chief Executive
- ---------------------------------------------    Officer, Treasurer and
              Mitchel J. Laskey                  Director

                  /s/  PAUL S. GLOVER          Vice President of Finance,
- ---------------------------------------------    Principal Financial Officer
               Paul S. Glover                    and Principal Accounting
                                                 Officer
By:      /s/  MITCHEL J. LASKEY
- ---------------------------------------------
    Mitchel J. Laskey as attorney in fact
  for the following members of the Board of
   Directors: Thomas J. Martinson, Jerry L.

  Carson, Bret R. Maxwell, Daniel Raynor
        and Richard W. Truelick

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                         EXHIBIT                                    PAGE
  ------       ---------------------------------------------------------------------------  ----
    1.01  --   Form of Underwriting Agreement****
    1.02  --   Form of Selected Dealer Agreement****
    1.03  --   Form of Agreement Among Underwriters****
    2.01  --   Agreement and Plan of Merger, dated July 29, 1996***
    3.01  --   Articles of Incorporation of Registrant***
    3.02  --   Amendment to Articles of Incorporation***
    3.03  --   Bylaws of Registrant***
    4.01  --   Specimen of Common Stock Certificate*
    4.02  --   Form of Representatives' Warrant****
    5.01  --   Opinion of Cohen, Berke, Bernstein, Brodie & Kondell, P.A.****
   10.01  --   Revolving Credit and Security Agreement, dated October 12, 1994, between
               First Union National Bank of Florida and Registrant****
   10.02  --   Amendment to Revolving Credit and Security Agreement, dated February 9,
               1995****
   10.03  --   Second Amendment to Revolving Credit and Security Agreement, dated December
               8, 1995****
   10.04  --   Employment Agreement, dated August 23, 1994, between Registrant and Mitchel
               J. Laskey****
   10.05  --   Employment Agreement, dated August 23, 1994, between Registrant and David
               M. Pomerance****
   10.06  --   Amendment to the Employment Agreement, dated effective August 1, 1996, between Registrant and David M. Pomerance****
   10.07  --   Employment Agreement, dated May 16, 1996, between Registrant and Nikhil
               Bhatt****
   10.08  --   Sublease Agreement, dated January 31, 1995, between Registrant and John
               Alden Life Insurance Company****
   10.09  --   Amendment to Sublease Agreement, dated as of October 27, 1995, between
               Registrant and John Alden Life Insurance Company****
   10.10  --   Lease Agreement, dated July 2, 1996, between Registrant and MBP
               Partners****
   21.01  --   Subsidiaries****
   23.01  --   Consent of Cohen, Berke, Bernstein, Brodie & Kondell, P.A. (included in
               Exhibit 5.01)****
   23.02  --   Consents of KPMG Peat Marwick LLP*
   23.03  --   Consent of Deloitte & Touche LLP*
   23.04  --   Consent of Ernst & Young LLP*
   24.01  --   Reference is made to the Signature section of this Registration Statement for the Power of Attorney contained therein****


- ---------------

   * Filed herewith
  ** To be filed by amendment
 *** Incorporated by Reference in Form 8-B, filed by Registrant on August 9,
     1996

**** Previously filed